UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

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2021 Proxy Statement and

Notice of Annual General Meeting

Registered in Ireland—No. 498284

Connaught House

1 Burlington Road

Dublin 4, Ireland, D04 C5Y6

NOTICE OF 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To be held JUNE 14, 2021

To the Shareholders of Alkermes plc:

The 2021 Annual General Meeting of Shareholders of Alkermes plc (the “Company” or “Alkermes”), a company incorporated under the laws of Ireland, will be held on June 14, 2021 at 2:00 p.m., Irish Standard Time, at the Company’s offices at Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, for the following purposes:

1.	By separate resolutions, to elect as Class I directors the following individuals as nominated by the Company’s Board of Directors (the “Board”):
a.	David A. Daglio, Jr.
b.	Nancy L. Snyderman, M.D.
c.	Frank Anders Wilson
d.	Nancy J. Wysenski

2.	To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.
3.

To ratify, in a non-binding vote, the appointment of PricewaterhouseCoopers LLP as the independent auditor and accounting firm of the Company and to authorize, in a binding vote, the Audit and Risk Committee of the Board to set the independent auditor and accounting firm’s remuneration.

4.	To approve the Alkermes plc 2018 Stock Option and Incentive Plan, as amended.
5.	To approve certain amendments to the Company’s Articles of Association that would serve to declassify the Board.
6.	To transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

Proposal 1 for the election of directors relates solely to the election of four Class I directors nominated by the Board and does not include any other matters relating to the election of directors. Proposals 1 through 4 are ordinary resolutions, requiring a majority of the votes cast (in person or by proxy) at the meeting for approval. Proposal 5 is a special resolution, requiring the affirmative vote of the holders of at least 75% of the votes cast (in person or by proxy) at the meeting for approval. These items of business are more fully described in the proxy statement accompanying this notice. Shareholders as of March 19, 2021, the record date for the 2021 Annual General Meeting of Shareholders, are entitled to vote on these matters.

During the 2021 Annual General Meeting of Shareholders, following a review of the Company’s affairs, management will present the Company’s Irish statutory financial statements for the year ended December 31, 2020, and the reports of the directors and the independent auditor and accounting firm thereon. There is no requirement under Irish law that the Irish statutory financial statements be approved by shareholders, and no such approval will be sought at the 2021 Annual General Meeting of Shareholders.

ALKERMES PLC  Notice of 2021 Annual Meeting

By Order of the Board of Directors.

DAVID J. GAFFIN

Secretary

Dublin, Ireland

May 10, 2021

Whether or not you expect to attend the 2021 Annual General Meeting of Shareholders in person, we encourage you to cast your vote promptly so that your shares will be represented and voted at the meeting. Any shareholder entitled to attend, speak and vote at the 2021 Annual General Meeting of Shareholders may appoint one or more proxies, who need not be a shareholder(s) of the Company. If you wish to appoint as proxy any person other than the individuals specified on the Company’s proxy card, you may do so by contacting the Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary or by delivering to the Company Secretary a proxy card in the form set forth in Section 184 of the Irish Companies Act 2014; your nominated proxy must attend the 2021 Annual General Meeting of Shareholders in person in order for your votes to be cast. We recommend that you review the further information on the process for, and deadlines applicable to, voting and appointing a proxy under the section entitled “General Information about the Meeting and Voting” commencing on page 9 of the proxy statement accompanying this notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2021. This notice, the accompanying proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 are available at http://www.proxydocs.com/ALKS. These materials are also available on the Investors section of our website at www.alkermes.com. Because we have elected to utilize the “full set delivery” option for proxy materials related to the 2021 Annual General Meeting of Shareholders, we are delivering paper copies of our proxy materials to all of our shareholders as of the Record Date.

The Company’s Irish statutory financial statements for the year ended December 31, 2020, including the related reports thereon, are available on the Annual Reports page of the Investors section of our website at www.alkermes.com.

Special COVID-19 Notice: We intend to hold our 2021 Annual General Meeting of Shareholders in person at the Company’s offices as described above. However, we are monitoring guidance issued by the Irish Health Service Executive (“HSE”), the Irish government, the U.S. Centers for Disease Control and Prevention and the World Health Organization and we have implemented, and will continue to implement, the measures advised by the HSE to minimize the spread of COVID-19, including in respect of the 2021 Annual General Meeting of Shareholders. The Company advises that any person who is experiencing, or has been in recent contact with any person experiencing, any COVID-19 symptoms should not attend the meeting in person. The meeting will be as brief as possible and, other than the shareholder business items outlined in this notice and presentation of the Company’s Irish statutory financial statements and related reports, will not include presentations. In the event that it is necessary to make alternative arrangements with respect to the date, location or format of the 2021 Annual General Meeting of Shareholders, we will announce details of the alternative arrangements as promptly as practicable on the Investor Events page of the Investors section of our website at www.alkermes.com and will file details of such alternative arrangements with the U.S. Securities and Exchange Commission as additional proxy materials. Please monitor the Investors section of our website regularly, as circumstances may change on short notice. As always, we encourage you to vote your shares prior to the 2021 Annual General Meeting of Shareholders.

ALKERMES PLC  Notice of 2021 Annual Meeting

A Letter from our Lead Independent Director and Chair of our Compensation Committee

Dear Fellow Shareholders,

Over the past year, individuals, families, organizations and society at-large have faced unprecedented challenges posed by a devastating global pandemic and by painful demonstrations of systemic racial injustice in our society.

At Alkermes, the stresses of this difficult year served to reinforce and further animate the Company’s core purpose and values: great science, deep compassion and real impact—achieved through a collaborative, respectful and inclusive culture and a clear, patient-focused mission. Over the past year, the Board of Directors worked with management to sharpen the Company’s focus on scientific and business excellence, and to advance its equality, diversity, inclusion and belonging efforts.

Scientific Excellence. Alkermes’ scientific strategy is focused on identifying targets with strong biological rationale and applying the Company’s advanced small molecule drug development and protein engineering capabilities to create new molecular entities with the potential to address important unmet patient needs in neuroscience and oncology. Alkermes couples this approach with disciplined prioritization and management of its development programs—through an integrated approach that regularly gauges scientific, competitive, commercial and intellectual property potential—to maximize the return on its R&D investment. The success of nemvaleukin alfa, the Company’s most advanced immuno-oncology program, stems from this rigorous approach.

Business Excellence. Alkermes’ business strategy is based on growing and diversifying its revenues and aggressively managing expenditures to drive long-term profitability. This includes a focus on the successful commercialization of proprietary products VIVITROL®, ARISTADA® and ARISTADA INITIO® and, pending FDA approval, the launch of LYBALVI™, and the continued support of products from which the Company receives manufacturing and/or royalty revenue, including VUMERITY®, INVEGA SUSTENNA® and RISPERDAL CONSTA®.

Introduced in December 2020, the Value Enhancement Plan operates across these scientific and business strategies to make explicit the Company’s intention to drive growth, improve operational and financial efficiencies, and enhance shareholder value. The plan includes a commitment to specific profitability targets for 2023 and 2024, a review and optimization of the Company’s cost structure, potential monetization of non-core assets, and continued governance enhancements, including the establishment of a Board committee, the Financial Operating Committee, to oversee and guide implementation.

Social and Racial Justice, Diversity and Inclusion. Productively engaging in these areas is integral to the Company’s culture and the success of its business. The Company has been working on the front lines for years in places where systemic inequities are glaringly obvious–in the treatment of serious mental illness and addiction and in public health and criminal justice settings. Alkermes takes pride in being an agent for change, but strives to do more, beginning with its own actions. Over the past year, the Company launched new employee-resource groups to support and enhance the inclusiveness of its culture, held Company-wide discussions on race and other social justice topics, and enhanced diversity education and training offerings for its employees.

Board Refreshment and Oversight. As a Board, we oversee the direction and execution of the Company’s strategy, and employ our diverse experience, background and skills to provide strong independent oversight and guidance in support of its success. Our Board refreshment efforts over the past two years reflect our ongoing commitment to a strong, independent Board with expertise that aligns with, and directly supports, Alkermes’ strategic priorities. With the appointment of four new directors—three of whom serve on the Financial Operating Committee—with significant oncology, financial, transactional, investment management and operational expertise, and with further potential additions to the Board this year, we are well positioned to provide robust guidance and oversight as the Company continues its efforts to drive shareholder value creation. As part of these Board refreshment efforts, one director has retired from the Board and Bob Breyer and Paul Mitchell have announced their retirement from the Board as of the close of this year’s annual general meeting of shareholders. On behalf of the Board, I would like to thank Bob and Paul for their many and invaluable contributions over the years.

ALKERMES PLC   Letter to Shareholders

Shareholder Engagement. Over the course of the year, Alkermes conducted extensive outreach efforts, engaging with holders of more than 65% in value of its ordinary shares. We found the shareholder feedback useful. The Value Enhancement Plan, changes to the Company’s compensation program, details regarding the Compensation Committee’s assessment of management performance and other changes you will see in this proxy statement reflect this feedback. As the Lead Independent Director and Chair of the Compensation Committee, and on behalf of the Board, I would like to thank Alkermes’ shareholders for the time they committed to engaging and sharing their perspective.

As the Board and management continue to build Alkermes’ business for the future, we remain guided by the opportunity—and what we believe is our responsibility—to impact the lives of people who can benefit from our medicines and our advocacy, while operating in a sustainable and socially responsible manner. We firmly believe that doing so is best for our business, our employees, for patients, for the communities where we live and work, and for the shareholders that have entrusted us with their investment.

Thank you for your continued support of Alkermes,

David Anstice Lead Independent Director Chair, Compensation Committee

ALKERMES PLC   Letter to Shareholders

Registered in Ireland—No. 498284

Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6

PROXY STATEMENT

FOR THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS - JUNE 14, 2021

ALKERMES PLC  2021 Proxy Statement 1

Proxy Summary

This proxy summary highlights information that is described in more detail elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting. Your vote is very important.

General Information

2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS (the "Annual Meeting”)
Meeting Date:	June 14, 2021
Time:	2:00 p.m., Irish Standard Time
Place:	Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6
Record Date:	March 19, 2021

For more information, see “General Information About the Meeting and Voting” beginning on page 9 of this proxy statement.

How to Cast Your Vote

If you are a shareholder of record, you have four ways to vote:

Telephone: By calling the toll-free telephone number indicated on your proxy card. Easy-to-follow voice prompts allow you to submit your proxy and confirm your instructions have been properly recorded.

Internet: By going to the Internet website indicated on your proxy card. As with telephone voting, you can confirm that your instructions have been properly recorded.

Mail: By completing, signing, dating and returning a printed proxy card to the address indicated on your proxy card (which will be forwarded to the Company’s registered address) or by delivery to the Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland D04 C5Y6.

In Person: By submitting a written ballot in person at the Annual Meeting. To obtain directions to attend the Annual Meeting, please contact our Investor Relations team at investor_relations@alkermes.com.

Votes by telephone, by Internet or by mail must be received by 4:59 a.m., Irish Standard Time, on June 13, 2021 (11:59 p.m., United States Eastern Daylight Time, on June 12, 2021).

If your ordinary shares are held through a bank, broker or other nominee, please follow the voting instructions provided by such bank, broker or other nominee in order for your shares to be voted.

Voting Matters and Recommendations of the Board of Directors (the “Board”)

PROPOSALS FOR CONSIDERATION		Board Recommendation	Page Reference for More Information
1	Election of Directors	FOR	15
2	Non-Binding, Advisory Vote on Executive Compensation	FOR	47
3	Non-Binding Ratification of Appointment of Independent Auditor and Accounting Firm and Binding Authorization of Audit and Risk Committee to Set Independent Auditor and Accounting Firm’s Remuneration	FOR	48
4	Approval of Alkermes plc 2018 Stock Option and Incentive Plan, as Amended	FOR	49
5	Approval of Amendments to Articles of Association to Declassify the Board	FOR	60

ALKERMES PLC  2021 Proxy Statement 2

Business Overview

Alkermes plc (together with its consolidated subsidiaries, “Alkermes” or the “Company” and referred to herein using terms such as “us” or “we”) is a fully-integrated, global biopharmaceutical company that applies its scientific expertise and proprietary technologies to research, develop and commercialize, both with partners and on its own, pharmaceutical products that are designed to address unmet medical needs of patients in major therapeutic areas.

Alkermes has a diversified portfolio of marketed products focused on central nervous system disorders such as addiction and schizophrenia and a pipeline of product candidates in the fields of neuroscience and oncology. Headquartered in Dublin, Ireland, Alkermes has a research and development (“R&D”) center in Waltham, Massachusetts; an R&D and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio.

Foundational to Alkermes’ business is a dedicated culture of ethics and compliance, risk management and mitigation, and a focus on the importance of human capital management – pillars that are incorporated into all aspects of the organization from early-stage R&D through clinical development, product commercialization and lifecycle management.

COVID-19 Impact and Response

The COVID-19 pandemic has profoundly impacted our employees, their families, the economies and communities in which we live and work, and the patients that our medicines are designed to serve. Following the emergence of the pandemic in early 2020, we quickly adapted our business practices to support employee health, safety and wellness, and to support uninterrupted supply of, and patient and provider access to, our development products for people enrolled in our clinical studies and our marketed products for people living with opioid dependence, alcohol dependence and schizophrenia. We adopted work from home and virtual engagement policies for employees who could do their jobs remotely, instituted new health and safety protocols for employees performing essential tasks in our manufacturing facilities, and expanded our injection site network to facilitate patient access to our marketed products. We also expanded our corporate giving programs to support nonprofit organizations focused on pandemic-related needs. For additional detail regarding actions that we took in response to the COVID-19 pandemic, see the section entitled “Our Response to COVID-19” beginning on page 46 of this proxy statement.

The COVID-19 pandemic significantly and negatively impacted healthcare providers, patients and caregivers involved in the treatment of opioid and alcohol dependence in the U.S. Many addiction treatment provider healthcare practices closed, access to detoxification services decreased, and social distancing and other restrictions decreased patients’ desire to seek care and ability to engage with healthcare providers. Initiation and continuation of treatment with VIVITROL® (naltrexone for extended-release injectable suspension), our intramuscular injectable product for the treatment of opioid and alcohol dependence, require in-person interactions with healthcare providers. As a result, the severe disruptions caused by the pandemic significantly and negatively impacted VIVITROL sales in 2020.

2020 Business Highlights

2020 was a year of important accomplishments for the Company despite the impacts of the COVID-19 pandemic and global economic turmoil. Highlights included:

•

We achieved GAAP net loss of approximately $111 million and non-GAAP net income of approximately $69 million, reaching the high end of our non-GAAP net income guidance issued in February 2020, prior to the widespread implementation of restrictions related to COVID-19. See Appendix C for a reconciliation of this GAAP to non-GAAP financial measure.

•	We increased ARISTADA® unit sales by approximately 27% year-over-year, and exceeded the high end of ARISTADA annual net sales guidance issued in February 2020 by approximately $6 million.

ALKERMES PLC  2021 Proxy Statement 3

•	We announced a Value Enhancement Plan and long-term profitability targets that reflect our commitment to creating long-term value for our stakeholders.
•

We rapidly adapted our commercial model in response to the COVID-19 pandemic, expanding our network of injection site locations for patients using our products and implementing new digital technologies and ways of engaging with healthcare providers, both remotely and in-person, to support uninterrupted access to VIVITROL and ARISTADA for people living with addiction and schizophrenia.

•

We had a successful Advisory Committee meeting for LYBALVI™ (ALKS 3831) (olanzapine/samidorphan), our oral antipsychotic product candidate for schizophrenia and bipolar I disorder, with the FDA’s joint advisory committee voting that samidorphan meaningfully mitigated olanzapine-associated weight gain (16 yes, 1 no) and that the safety profile of LYBALVI had been adequately characterized (13 yes, 3 no, 1 abstention).

•

We significantly expanded our oncology clinical trial site network, activating more than 50 new sites in the ARTISTRY development program for nemvaleukin alfa (ALKS 4230), our product candidate in immuno-oncology, and advanced into phase 2 in our ARTISTRY-1 and ARTISTRY-2 studies.

•	We nominated a new candidate for development, ALKS 1140, a novel selective histone deacetylase (“HDAC”) inhibitor candidate, with potential application in a number of neuropsychiatric indications.
•	We further strengthened our Board by appointing two new independent directors who bring investment management perspective and strong financial and operational expertise to the Board.
•

We expanded our diversity, inclusion and belonging efforts and launched three employee resource groups – Pride@Work, an LGBTQ+ and ally network; Mosaic, a multicultural network; and Women Inspired Network (WIN), a women’s network.

•	We published our 3rd Corporate Responsibility Report, in which we demonstrated significant waste, energy, carbon and water performance improvements.
•

We advanced our advocacy efforts on behalf of patients and secured new federal and state funding for use with medications for the treatment of alcohol dependence, opioid dependence and serious mental illness.

•

Through our COVID-19 Relief Fund, we awarded grants to 10 nonprofit organizations to assist in their work to address COVID-19-related needs for people living with addiction, serious mental illness or cancer.

Corporate Governance Highlights

We strive to maintain strong corporate governance practices that promote the long-term interests of the Company and our shareholders and strengthen the oversight of our management and our Board. Highlights of our corporate governance practices include the following:

Corporate Governance Practices
☑	Engaged Lead Independent Director	☑	Majority voting for elections of directors
☑	Standing Board committees comprised solely of independent directors	☑	Share ownership and holding guidelines for executive officers and directors
☑	Director overboarding policy	☑	Code of Business Conduct and Ethics
☑	Regular executive sessions of non-employee directors and independent directors	☑	Annual advisory vote on executive compensation
☑	Policy of incorporating diversity in all director searches	☑	Use of independent compensation consultant
☑	Annual Board, committee and individual director self-assessments	☑	Active shareholder engagement
☑	New director orientation and continuing director education	☑	Prohibition of hedging and pledging by executive officers and directors

ALKERMES PLC  2021 Proxy Statement 4

2020 Enhancements to our Corporate Governance

We regularly review and refine our governance policies and practices. In 2020, we continued to engage with our shareholders (see the section entitled “Extensive Shareholder Engagement” on page 6 of this proxy statement) and took the following actions, among others, to enhance our corporate governance:

✓

Refreshed our Board: Elected two new, independent directors to our Board, further strengthening our Board’s expertise in targeted areas of importance to our business strategy. Announced the retirement of two of our long-standing directors and continued Board refreshment efforts in 2021. See the section entitled “Board Refreshment and Tenure” beginning on page 35 of this proxy statement.

✓

Announced Proposed Board Declassification: Announced our intention to ask shareholders to approve amendments to our Articles of Association to declassify our Board. See Proposal 5 on page 60 of this proxy statement.

✓

Formed New Board Committee: Formed the Financial Operating Committee of the Board (the “Financial Operating Committee”) to oversee implementation of our Value Enhancement Plan, which we announced in December 2020.

✓

Established COVID-19 Core Crisis Management Team: Established a cross-functional, global team and local and functional sub-teams that work to address the various risks and challenges that the pandemic has presented, and continues to present, to our business, employees and stakeholders.

Board of Directors – Overview

Each year, as part of our annual Board evaluation process, the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) examines the qualifications and experience of our Board as a whole to ensure alignment with our strategic priorities. Our director nominees and continuing directors possess significant experience in the areas set forth below. For a listing of qualifications and experience by individual Board member, please see the Board skills matrix set forth on page 18 of this proxy statement.

Our Board is substantially independent, has a strong representation of directors who are women, and has a mix of relatively newer and longer-tenured directors, providing what we consider to be an appropriate balance of experience, institutional knowledge, fresh perspectives and skillsets. The following charts reflect the composition of the Board following the Annual Meeting, assuming election of each of the director nominees.

ALKERMES PLC  2021 Proxy Statement 5

For additional information about our Board composition, including specific qualifications and experience of, and other information about, our director nominees and continuing directors, see the section entitled “Director Diversity, Qualifications and Experience” beginning on page 18 of this proxy statement.

Director Nominees for Election and Continuing Directors

The following table provides summary information about each of our nominees for election as a director at the Annual Meeting and each of our continuing directors:

Name	Director Since	Board Position	Audit and Risk*	Compensation*	Nominating and Corporate Governance*	Financial Operating
DIRECTOR NOMINEES FOR ELECTION
David A. Daglio, Jr.	2020	Member				Member
Nancy L. Snyderman, M.D.	2016	Member	Member		Member
Frank Anders Wilson	2019	Member	Member			Member
Nancy J. Wysenski	2013	Member		Member
CONTINUING DIRECTORS
David W. Anstice AO	2011	Lead Ind.		Chair
Shane M. Cooke	2018	Member
Wendy L. Dixon, Ph.D.	2011	Member			Chair
Richard B. Gaynor, M.D.	2019	Member		Member
Brian P. McKeon	2020	Member				Member
Richard F. Pops	2011	Chair				Member

* Each of Mr. Mitchell and Mr. Breyer is retiring from the Board and the committees on which he currently serves effective as of the close of the Annual Meeting. Mr. Mitchell serves as Chair of the Audit and Risk Committee and as a member of the Compensation Committee and Mr. Breyer serves as a member of the Audit and Risk Committee and the Nominating and Corporate Governance Committee.

Extensive Shareholder Engagement

Our management team and our Board value, and frequently solicit, the views of our shareholders. We participate in investor conferences throughout the year and regularly engage with our shareholders through open dialogue and direct communication on a variety of topics, including our business and growth strategy, financial performance, corporate governance and executive compensation practices. In particular, since our say-on-pay vote in 2019, we have engaged in a multi-year effort to respond to shareholder concerns around our executive compensation program. The following highlights the key phases of those efforts.

Enhancements to 2020 Compensation Program. Following our say-on-pay vote in 2019, we conducted extensive shareholder engagement to better understand our shareholders’ perspectives regarding our executive compensation program. After careful consideration of the feedback received, our management and Board took several actions to further strengthen our business and our corporate governance practices, and the Compensation Committee of the Board (the “Compensation Committee”) implemented several changes to our 2020 executive compensation program to enhance its performance-based nature and alignment with the interests of our shareholders (see the sections entitled “Executive Compensation Highlights” beginning on page 8 of this proxy statement and “Shareholder Engagement and Board Responsiveness” beginning on page 71 of this proxy statement).

Spring 2020 Engagement. In the spring of 2020, prior to our 2020 annual general meeting of shareholders, we engaged with a number of our shareholders and discussed, among other topics of interest to them, the significant changes that our Compensation Committee made to our 2020 executive compensation program. Overall, these changes were very well received. While many of our shareholders commended the Board’s responsiveness to shareholder feedback and acknowledged that our 2020 executive compensation program had addressed their previously stated concerns, a few shareholders noted that the say-on-pay vote in 2020 was to be in respect of our 2019 executive compensation program (and not our 2020 executive compensation

ALKERMES PLC  2021 Proxy Statement 6

program) and, in that context, expressed concern with the performance component of our chief executive officer’s (“CEO”) 2019 equity award—which would vest on the achievement of a 50% increase of our share price for 30 consecutive days—given the lack of inclusion of a relative metric against which to assess such share price movement.

2020 Vote on 2019 Executive Compensation. In May 2020, approximately 70% of the votes cast at our annual general meeting of shareholders were in favor of our say-on-pay proposal, representing a significant improvement from our results in 2019, but not a full return to our desired level of support.

Summer and Fall 2020 Engagement and Board Responsiveness. In the summer and fall of 2020, we reached out to shareholders who collectively held over 75% of our outstanding shares to request meetings to further understand our shareholders’ perspectives on our executive compensation program and corporate governance practices. We held meetings by phone or videoconference with shareholders who collectively held over 65% of our outstanding shares. We also held meetings with proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis. David Anstice, our Lead Independent Director and Chair of our Compensation Committee, led the majority of these meetings. Feedback from these meetings was relayed to the Compensation Committee and the full Board, and discussed with management as appropriate.

During these engagement meetings, the primary areas of focus were:

•

Corporate Governance: Shareholders raised concerns with the classified structure of the Board and the tenure of certain of our longer-serving directors, and inquired about our Board diversity and refreshment efforts. While commending our corporate responsibility and sustainability efforts to date, shareholders also emphasized the importance of continued enhancement of our environmental, social and governance (“ESG”) practices and disclosures. For a description of actions taken by our Board in response to the governance matters raised by our shareholders, see the sections entitled “Recent Enhancements to Corporate Governance Practices” beginning on page 31 of this proxy statement and “Corporate Responsibility and Sustainability” beginning on page 43 of this proxy statement.

•

Executive Compensation: Shareholders generally acknowledged the Compensation Committee’s responsiveness to prior say-on-pay vote results and the significant recent enhancements to our executive compensation practices and disclosure, noting in particular that certain of the concerns raised by the 2019 equity grant to our CEO had been addressed with the 2020 long-term incentive plan. For a description of actions taken by our Compensation Committee in response to executive compensation-related matters raised by our shareholders, see the sections entitled “Executive Compensation Highlights” beginning on page 8 of this proxy statement and “Shareholder Engagement and Board Responsiveness” beginning on page 71 of this proxy statement.

•

COVID-19 Response and Oversight: Shareholders were interested in understanding the impacts of the pandemic on the Company’s business and strategy, the Company’s actions in response, including as it relates to support for and protection of its employees, and the Board’s oversight of such actions. For additional information, see the section entitled “Our Response to COVID-19” on page 46 of this proxy statement and the section entitled “The Board’s Role in Risk Oversight—Risks Related to COVID-19” on page 25 of this proxy statement.

•

Business Execution: Shareholders shared our frustration with the Company’s share price performance and expressed interest in discussing execution against our business strategy. For a description of actions taken by our management and Board to further strengthen our business, see the section entitled “2020 Corporate Objectives: Performance Assessment” beginning on page 83 of this proxy statement.

We plan to continue to engage with shareholders on a regular basis to solicit and consider their views on our business strategy and performance, executive compensation programs and corporate responsibility, sustainability and governance practices.

ALKERMES PLC  2021 Proxy Statement 7

Executive Compensation Highlights

Our executive compensation program is focused on attracting, retaining and motivating experienced and well-qualified executive officers to advance our critical business objectives and promote the creation of shareholder value over the long-term. Our executive compensation highlights include the following, all of which are designed to align our executives’ incentives with the interests of our shareholders and our corporate goals:

✓

Significant Portion of “At-Risk” Compensation: A significant portion of the target total direct compensation opportunity for each of our named executive officers is comprised of “at-risk” compensation in the form of cash performance pay opportunities and long-term equity awards. For a depiction of the portion of our CEO’s 2020 total direct compensation that is “at-risk”, see the section entitled “Significant Portion of “At-Risk” Compensation” on page 76 of this proxy statement. For additional details of the key elements and at-risk nature of our executive compensation program, see the section entitled “Executive Compensation Philosophy and Objectives” beginning on page 77 of this proxy statement and the section entitled “Long-Term Equity Incentives” beginning on page 90 of this proxy statement.

✓

Strong Compensation Governance Attributes: Our executive compensation policies and practices are designed to reinforce our pay-for-performance philosophy, align with compensation-related governance best practices and further our compensation objectives. For details of the key attributes of our executive compensation program, see the section entitled “Strong Compensation Governance Attributes” beginning on page 74 of this proxy statement and the section entitled “Executive Compensation Philosophy and Objectives” beginning on page 77 of this proxy statement.

✓

Long-Term Performance Conditions Included in Equity Grants to All Named Executive Officers: In 2020, the Compensation Committee conditioned vesting of greater than 50% of the total target value of our CEO’s equity grant and 25% of the total target value of the equity grants made to each of our other named executive officers on the achievement of commercial and pipeline objectives over a three-year performance period and on relative share price performance over the same period. For additional details regarding the equity granted to our named executive officers, see the section entitled “Long-Term Equity Incentives” beginning on page 90 of this proxy statement.

✓

Positive Feedback on Enhancements to 2020 Executive Compensation Program: A number of our shareholders acknowledged and commended the significant changes made to our executive compensation program in 2020, including to our long-term and short-term incentive plans, to enhance its performance-based nature and alignment with shareholder interests. For details of the feedback received and changes made, see the section entitled “Shareholder Engagement and Board Responsiveness” beginning on page 71 of this proxy statement.

✓

CEO Pay for Performance Alignment: The Compensation Committee seeks to tie executive pay to Company performance, including share price performance, through its grant of long-term equity and annual performance award opportunities. See the section entitled “CEO Pay for Performance Alignment” on page 76 of this proxy statement for a comparison of our CEO’s pay and our share price for the years 2018 through 2020.

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General Information about the Meeting and Voting

Why am I receiving these proxy materials?

We are making this proxy statement available to you on or about May 10, 2021 on the Internet, and by delivering printed versions to you by mail, because our Board is soliciting your proxy to vote your ordinary shares, $0.01 par value per share, of Alkermes plc (your “shares” or “ordinary shares”) at the Company’s 2021 Annual General Meeting of Shareholders on June 14, 2021. This proxy statement contains information about the Company and the items being voted on at the Annual Meeting.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”) are also available through the Investors section of our website at www.alkermes.com or at http://www.proxydocs.com/ALKS.

Who can vote at the Annual Meeting?

Only shareholders who are registered as shareholders of the Company as of the close of trading on the Nasdaq Global Select Market (“Nasdaq”) on March 19, 2021 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 160,197,676 ordinary shares issued and outstanding and entitled to be voted.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you owned as of the Record Date.

How do proxies work?

Our Board is asking for your proxy to authorize us to vote your shares at the Annual Meeting in the manner you direct. You may abstain from voting on any matter. If you submit your proxy without specifying your voting instructions, we will vote your shares in accordance with the Board’s recommendations as follows:

•	Election of Directors. FOR the election of each of our four Class I director nominees;
•	Advisory Vote on Executive Compensation. FOR the approval, in a non-binding, advisory vote, of the compensation of our named executive officers;
•

PricewaterhouseCoopers LLP. FOR the ratification, in a non-binding vote, of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent auditor and accounting firm of the Company, and the authorization, in a binding vote, of the Audit and Risk Committee of the Board (the “Audit and Risk Committee”) to set the independent auditor and accounting firm’s remuneration;

•

Alkermes plc 2018 Stock Option and Incentive Plan, as amended. FOR the approval of the Alkermes plc 2018 Stock Option and Incentive Plan, as amended. Your approval will serve to increase the number of ordinary shares authorized for issuance thereunder;

•

Amendments to Articles of Association. FOR the approval of the amendments to the Company’s articles of association (the “Articles of Association”) to declassify the Board. Your approval will provide for declassification of the Board over a three-year period, with each class of directors up for annual election commencing as of our annual general meeting of shareholders in 2022; and

•	As to any other matter that may properly come before the meeting or any adjournment or postponement thereof, in accordance with your named proxies’ best judgment.

Shares represented by valid proxies received and not subsequently revoked before the Annual Meeting that do not specify instructions will be voted at the Annual Meeting in accordance with the above Board recommendations. You can revoke your proxy and change your vote in the manner described in the section entitled “Can I change my vote after submitting my proxy?” on page 13 of this proxy statement. If your shares are held through a bank, broker or other nominee, please follow the instructions that you were provided by such bank, broker or other nominee.

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How do I vote?

It is important that your shares are represented at the Annual Meeting, whether or not you attend the Annual Meeting in person.

Shareholders of Record.  If, as of the Record Date, your ordinary shares were registered in your name (and not in the name of a bank, broker or other nominee) with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, there are four ways to vote:

Telephone: By calling the toll-free telephone number indicated on your proxy card. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded.

Internet: By going to the Internet website indicated on your proxy card. As with telephone voting, you can confirm that your instructions have been properly recorded.

Mail: By completing, signing, dating and returning a printed proxy card to the address indicated on your proxy card (which will be forwarded to the Company’s registered address) or by delivery to the Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland D04 C5Y6.

In Person: By submitting a written ballot in person at the Annual Meeting. To obtain directions to the Annual Meeting, please contact our Investor Relations team at investor_relations@alkermes.com. We will distribute ballots at the Annual Meeting to anyone who wishes to vote in person.

Special COVID-19 Notice: We intend to hold the Annual Meeting in person. However, we are monitoring guidance issued by the Irish Health Service Executive (“HSE”), the Irish government, the U.S. Centers for Disease Control and Prevention (“CDC”) and the World Health Organization (“WHO”) and we have implemented, and will continue to implement, the measures advised by the HSE to minimize the spread of COVID-19, including in respect of the Annual Meeting. The Company advises that any person who is experiencing, or has been in recent contact with any person experiencing, any COVID-19 symptoms should not attend the meeting in person. The meeting will be as brief as possible and, other than the shareholder business items outlined in this notice and presentation of the Company’s Irish statutory financial statements and related reports, will not include presentations. In the event that it is necessary to make alternative arrangements with respect to the date, location or format of the Annual Meeting, we will announce details of the alternative arrangements as promptly as practicable on the Investor Events page of the Investors section of our website at www.alkermes.com and will file details of such alternative arrangements with the U.S. Securities and Exchange Commission (the “SEC”) as additional proxy materials. Please monitor the Investors section of our website regularly, as circumstances may change on short notice.

If you are a shareholder of record of Alkermes and you choose to submit your proxy by telephone by calling the toll-free number on your proxy card, your use of that telephone system and in particular the entry of your pin number/other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act 2014, as amended (the “Companies Act”), of Christopher McLaughlin, Carol McNelis, Richie Paul and Thomas Riordan as your named proxies, each with power to act without the other and with full power of substitution, to vote your shares on your behalf in accordance with your telephone instructions.

Shares Held in a Bank or Brokerage Account.  If your shares are held in a brokerage account in your broker’s name (i.e., in “street name” or “beneficially owned”), please follow the voting instructions provided by your bank, broker or other nominee. In most cases, you may submit voting instructions by telephone or by Internet to your bank, broker or other nominee, or you can sign, date and return a voting instruction form to your bank, broker or other nominee. If you provide specific voting instructions by telephone, by Internet or by mail, your bank, broker or other nominee must vote your shares as you have directed. If you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee.

ALKERMES PLC  2021 Proxy Statement 10

What happens if I do not give specific voting instructions when I deliver my proxy?

Shareholders of Record. If you are a shareholder of record and you:

•	indicate when voting by Internet or submitting your proxy by telephone that you wish to vote as recommended by our Board; or
•	sign and return a proxy card without giving specific voting instructions,

then the Company-designated named proxies will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and the named proxies may determine in their discretion how to vote your shares in respect of any other matters properly presented for a vote at the Annual Meeting.

Shares Held in a Bank or Brokerage Account.  If your shares are held in a bank or brokerage account in your broker’s name and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen: (a) with respect to matters considered “routine” under applicable rules of the New York Stock Exchange (“NYSE Rules”), brokers, banks and other securities intermediaries subject to the NYSE Rules may use their discretion to vote your shares, and (b) with respect to matters considered to be “non-routine” under the NYSE Rules, such brokers, banks and other securities intermediaries may not use their discretion to vote your shares, resulting in what are commonly referred to as “broker non-votes.” Although our ordinary shares are listed on Nasdaq (and not the NYSE), these NYSE Rules affect us since the vast majority of our shares that are held in “street name” are held by NYSE member-intermediaries who are subject to the NYSE Rules. We believe that the only matter in this proxy statement that is considered “routine” is Proposal 3 (non-binding ratification of the appointment of PwC as our independent auditor and accounting firm and binding authorization for the Audit and Risk Committee to set the independent auditor and accounting firm’s remuneration) and that all of the other proposals are considered to be “non-routine”. Accordingly, if you do not return voting instructions to your broker, bank or other securities intermediary by its deadline, your broker, bank or other securities intermediary will be entitled to vote your shares in its discretion on Proposal 3, but will not be entitled to vote your shares on any of the other proposals, resulting in “broker non-votes” for such other proposals. If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other securities intermediary by the deadline provided in the materials you receive from your broker, bank or other securities intermediary. We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

What is the deadline for voting my shares if I do not vote in person at the Annual Meeting?

If you are a shareholder of record, you may vote by Internet or submit your proxy by telephone until 4:59 a.m., Irish Standard Time, on June 13, 2021 (11:59 p.m., United States Eastern Daylight Time, on June 12, 2021), or, if you elect to vote by mail, your signed and dated printed proxy card must be received by 4:59 a.m., Irish Standard Time, on June 13, 2021 (11:59 p.m., United States Eastern Daylight Time, on June 12, 2021).

If you are a beneficial owner of shares held through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee.

What does it mean if I receive more than one set of printed proxy materials?

If you hold your shares in more than one account, you may receive a separate set of printed proxy materials, including a separate proxy card or voting instruction form, for each account. To ensure that all of your shares are voted, please submit your proxy by telephone or vote by Internet or sign, date and return a printed proxy card or voting instruction form for each account.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies for the Annual Meeting, including expenses relating to the preparation and mailing of this proxy statement. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies. We will also reimburse brokers, banks and nominees for their reasonable out-of-pocket costs related to forwarding proxy materials to, and soliciting proxies from, their customers who hold ordinary shares of Alkermes registered in the name of such broker, bank or other nominee. Proxies may also be solicited by our directors and certain of our officers and employees, whether in person, by mail, by telephone or by email or other electronic means. Our directors, officers and employees will not be paid any additional compensation for any such solicitation efforts.

ALKERMES PLC  2021 Proxy Statement 11

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if at least one or more shareholders holding not less than a majority of the issued and outstanding shares entitled to vote at the Annual Meeting are present at the Annual Meeting or represented by proxy. On the Record Date, there were 160,197,676 ordinary shares issued and outstanding and entitled to vote. Thus, the holders of 80,098,839 ordinary shares must be present in person or represented by proxy at the Annual Meeting for a quorum to exist.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement.

What vote is required to approve each proposal? How are abstentions and broker non-votes treated?

Election of directors: The affirmative vote of a majority of the votes cast in person or by proxy with respect to each nominee to serve as a Class I director is required for the election of each of David A. Daglio, Jr., Nancy L. Snyderman, M.D., Frank Anders Wilson and Nancy J. Wysenski. However, our Articles of Association provide that if, at any annual general meeting of shareholders, the number of directors is reduced below the minimum prescribed by our Articles of Association due to the failure of any director nominee to receive a majority of the votes cast, then in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected to serve until the next annual general meeting of shareholders (or if re-elected by the shareholders at such next annual general meeting of shareholders, for the applicable term of such election) in order to maintain such prescribed minimum number of directors. Abstentions and broker non-votes will have no effect on the election of the director nominees because they are not considered to be votes cast.

Non-binding, advisory vote on the compensation of the Company’s named executive officers: This proposal is advisory and non-binding; as an ordinary resolution, the affirmative vote of a majority of the votes cast in person or by proxy is required for the advisory approval of this proposal. We value the opinions expressed by our shareholders in this advisory vote, and the Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of this vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes will have no effect on the results of those deliberations because they are not considered to be votes cast.

Non-binding ratification of PricewaterhouseCoopers LLP as our independent auditor and accounting firm and binding authorization to set such independent auditor and accounting firm’s remuneration: The affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of this proposal. The ratification component of this proposal asks for a non-binding, advisory vote, whereas the authorization component of this proposal is binding. Abstentions will have no effect on the outcome of this proposal because they are not considered to be votes cast. As we believe that this proposal is considered to be “routine” under NYSE Rules, we do not expect any broker non-votes for this proposal.

Alkermes plc 2018 Stock Option and Incentive Plan, as amended: The affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal because they are not considered to be votes cast.

Amendments to Articles of Association: The affirmative vote of at least 75% of the votes cast in person or by proxy is required for the approval of this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal because they are not considered to be votes cast.

How will voting on any other business be conducted?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons identified as your named proxies are entitled to vote on each such matter in accordance with their best judgment.

ALKERMES PLC  2021 Proxy Statement 12

How are votes counted?

Votes will be counted by the judge of election appointed by the Board for the Annual Meeting, who will separately count votes “FOR” and “AGAINST,” abstentions, and if applicable, broker non-votes.

Can I change my vote after submitting my proxy?

Yes. If, as of the Record Date, your ordinary shares were registered directly in your name (and not in the name of a bank, broker or other nominee) with our transfer agent, Computershare Trust Company, N.A., then you may revoke your proxy by taking any of the following actions:

•

providing written notice of revocation to the Company’s Secretary (at Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attn.: Secretary, Annual Meeting) by mail or by facsimile (+353 1 772‑8001), which notice must be received before the commencement of the Annual Meeting;

•

signing and delivering a printed proxy card (in the form mailed to you or the form set forth in Section 184 of the Companies Act) relating to the same shares and bearing a later date, that is received no later than 4:59 a.m., Irish Standard Time, on June 13, 2021 (11:59 p.m., United States Eastern Daylight Time, on June 12, 2021);

•

transmitting a subsequent vote over the Internet or submitting a subsequent proxy by telephone, but no later than 4:59 a.m., Irish Standard Time, on June 13, 2021 (11:59 p.m., United States Eastern Daylight Time, on June 12, 2021); or

•

attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a previously submitted proxy. We are closely monitoring guidance issued by the HSE, the government of Ireland, the CDC and the WHO, including measures advised to minimize the spread of COVID-19, and, as a result, we may impose additional procedures or limitations on meeting attendees, beyond those described herein. Changing your vote prior to the Annual Meeting is most easily accomplished if you submit your proxy via telephone or over the Internet, as your vote may then be changed by simply submitting a new vote via telephone or over the Internet.

Please note that if your ordinary shares are held of record by a bank, broker or other nominee, you must contact the bank, broker or other nominee to revoke your proxy. If your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee.

What do I need for admission to the Annual Meeting?

All shareholders attending the Annual Meeting in person will be required to show valid government issued picture identification and may be required to comply with COVID-19-related public health and safety measures in effect at such time. If your ordinary shares are held in street name by a bank, broker or other nominee, you will also need to bring evidence of your ordinary share ownership as of the Record Date, such as your most recent brokerage account statement or a copy of your voting instruction form. If you do not have valid picture identification and, if applicable, proof of your share ownership, you may not be admitted to the meeting.

How can I find out the results of the voting at the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting. We plan to report final voting results in a Current Report on Form 8‑K (“Form 8-K”) to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the Annual Meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, to file an additional Form 8‑K to report the final results. You will be able to find a copy of this Form 8‑K on the Internet electronic data system of the SEC, referred to as EDGAR, available at www.sec.gov or through the Investors section of our website at www.alkermes.com.

What are the Irish statutory financial statements and where can I access them?

As an Irish company, the Company is required to prepare statutory financial statements under the Companies Act and to deliver those financial statements together with reports of our directors and auditors thereon to shareholders of record in connection with our annual general meetings of shareholders.

ALKERMES PLC  2021 Proxy Statement 13

These statutory financial statements cover our results of operations and financial position for the year ended prior to each annual general meeting of shareholders and are approved each year by the Board. There is no requirement under Irish law that such financial statements be approved by the Company’s shareholders, and no such approval will be sought at the Annual Meeting.

The Company’s Irish statutory financial statements for the year ended December 31, 2020, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting in accordance with the requirements of the Companies Act. These financial statements and the related reports are available on the Annual Reports page of the Investors section of the Company’s website at www.alkermes.com. Shareholders may also request a printed copy of these statements and reports free of charge, by writing to our Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary.

Important Notice Regarding the Internet and Electronic Availability of Proxy Materials for the Annual Meeting:

All shareholders have the ability to access this proxy statement and the Company’s Annual Report, as filed with the SEC on February 11, 2021, at http://www.proxydocs.com/ALKS or through the Investors section of our website at www.alkermes.com. Because we have elected to utilize the “full set delivery” option for proxy materials related to the Annual Meeting, we are delivering paper copies of our proxy materials to all of our shareholders as of the Record Date.

In addition, any shareholder may request to receive, on an ongoing basis, future proxy materials in printed form, by mail or electronically by email. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents and will reduce the impact of the Company’s annual general meetings of shareholders on the environment.

Note Regarding Trademarks

We are the owner of various United States (“U.S.”) federal trademark registrations (“®”) and other trademarks (“TM”) and service marks (“SM”), including ALKERMES®, ALKERMES INSPIRATION GRANTS®, ALKERMES PATHWAYS RESEARCH AWARDS®, ARISTADA®, ARISTADA INITIO®, LYBALVI™ and VIVITROL®. VUMERITY® is a registered trademark of Biogen MA Inc. Other trademarks, trade names and service marks appearing in this proxy statement are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names in this proxy statement are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Note Regarding Product References

Except as otherwise suggested by the context, (a) references in this proxy statement to “products” or “our products” include our proprietary marketed products, products using our proprietary technologies marketed by our licensees, our proprietary development candidates, and development candidates using our proprietary technologies and (b) references in this proxy statement to the “biopharmaceutical industry” are used interchangeably with references to the “biotechnology industry” and/or the “pharmaceutical industry.”

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PROPOSAL 1

ELECTION OF DIRECTORS

(Ordinary resolutions)

Our Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the following for election as a Class I director, each to serve until his or her respective successor is elected and shall qualify, or until his or her earlier resignation or removal:

Name	Age+	Director Since	Board Positions / Committee Memberships	Outside Public Boards
David A. Daglio, Jr.	54	2020	Financial Operating	1
Nancy L. Snyderman, M.D.	69	2016	Nominating Corporate Gov; Audit and Risk	2
Frank Anders Wilson	62	2019	Audit and Risk; Financial Operating	1*
Nancy J. Wysenski	63	2013	Compensation	2
+Ages presented are as of April 15, 2021. *Mr. Wilson is nominated for election to a second outside public board, subject to approval of such company’s shareholders in May 2021.

Term and Board Declassification: In accordance with our Articles of Association, our Board is currently divided into three classes of directors, with each class elected to serve staggered three-year terms. Accordingly, any Class I director nominee elected pursuant to this Proposal 1 will serve a three-year term expiring at the Company’s 2024 annual general meeting of shareholders. Following consideration of feedback received from our shareholders, the Board is asking that shareholders vote for Proposal 5, as set forth on page 60 of this proxy statement, to approve certain amendments to our Articles of Association that would serve to declassify our Board over a three-year period. If Proposal 5 is approved by our shareholders, beginning with the Company’s 2022 annual general meeting of shareholders, each class of directors that is up for election will be eligible for election to a one-year term.

Recommendation: Our named proxies intend to vote FOR the election of each of David A. Daglio, Jr., Nancy Snyderman, M.D., Frank Anders Wilson and Nancy J. Wysenski as a Class I director. As described in detail below, each of these director nominees has considerable professional and business expertise. The recommendation of our Board is based on its carefully considered judgment that the experience, qualifications, attributes and skills of our director nominees qualify them to serve on our Board. The Board has been informed that each of the director nominees is willing to serve as a director, but if any director nominee should decline to serve or become unavailable for election at the Annual Meeting, an event which the Board does not anticipate, the named proxies will vote for such other director nominee or nominees as may be designated by the Board, unless the Board reduces the number of directors accordingly.

Majority Voting Standard: The nominees for election as Class I directors that receive a majority of the votes cast by shareholders in person or by proxy (meaning the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee) will be elected to serve on the Board. Abstentions and broker non-votes will have no effect on the election of the director nominees because they are not considered to be votes cast.

If, at the Annual Meeting, the number of directors is reduced below the minimum prescribed by our Articles of Association due to the failure of any director nominee to receive a majority of the votes cast, then the director nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each director so elected would remain a director (subject to the provisions of the Companies Act and our Articles of Association) only until the conclusion of the next annual general meeting of shareholders unless he or she is re-elected at such time.

The Board unanimously recommends that you vote FOR the election of David A. Daglio, Jr., Nancy L. Snyderman, M.D., Frank Anders Wilson and Nancy J. Wysenski to serve as Class I directors.

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Board of Directors

Board Size and Structure

In accordance with our Articles of Association, the Board reviews the appropriateness of the size of the Board from time to time and increases or decreases the number of director seats on the Board as it deems appropriate. In December 2020, the Board increased the size of the Board to 12 directors, and appointed Mr. Daglio and Mr. McKeon to fill the newly created vacancies on the Board.

In accordance with our Articles of Association, our Board is currently divided into three classes of directors, with each class elected to serve staggered three-year terms until their successors are duly elected and qualified, or until their earlier death, resignation, or removal. A director elected by the Board to fill a vacancy in a class will serve for the remainder of the full term of that class and until the director’s successor is elected and qualified, or, if sooner, until his or her death, resignation, retirement, disqualification or removal.

Per our Articles of Association, if the number of directors on our Board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Mr. Breyer and Mr. Mitchell will retire from Class II and Class III of the Board, respectively, at the close of the Annual Meeting. Mr. Daglio and Mr. McKeon were added to Class I and Class II of the Board, respectively. As such, our director nominees and continuing directors are currently divided among the three classes as follows:

Class I Directors Term Expires at this Annual Meeting	Class II Directors Term Expires at 2022 Annual General Meeting of Shareholders	Class III Directors Term Expires at 2023 Annual General Meeting of Shareholders
David A. Daglio, Jr.	David W. Anstice AO*	Shane M. Cooke
Nancy L. Snyderman, M.D.	Wendy L. Dixon, Ph.D.	Richard B. Gaynor, M.D.
Frank Anders Wilson	Brian P. McKeon	Richard F. Pops**
Nancy J. Wysenski

*Lead Independent Director **Chairman of the Board

As discussed further below, the composition and functioning of our Board and of each standing committee of our Board complies with all applicable rules and regulations of the Nasdaq Stock Market (the “Nasdaq Rules”) and requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other SEC regulations.

Board Declassification: Following consideration of feedback received from our shareholders, our Board is asking that shareholders vote for Proposal 5, as set forth on page 60 of this proxy statement, to approve certain amendments to our Articles of Association to declassify the Board over a three-year period. If Proposal 5 is approved by our shareholders, beginning with the Company’s 2022 annual general meeting of shareholders, each class of directors that is up for election will be elected to a one-year term.

Independence of Members of the Board

In accordance with our Corporate Governance Guidelines, not less than a majority of the Board must meet the independence requirements set forth in the Nasdaq Rules. The Board annually makes a determination as to whether each director is “independent” as set forth in the applicable provisions of the Nasdaq Rules and the Exchange Act and the rules promulgated thereunder. To assist in making its determination, the Board periodically reviews each director’s status as an independent director, including soliciting information from each director regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company, received personal benefits outside the scope of such person’s normal compensation or has any other relationship with the Company that, in the judgment of the Board, would interfere with such director’s exercise of independent judgment in carrying out such director’s responsibilities as a director.

Based on the information provided by each of the Company’s directors, the Board has determined that, with the exception of Shane M. Cooke (who was formerly President of the Company) and Richard F. Pops, our

ALKERMES PLC  2021 Proxy Statement 16

Chief Executive Officer, each director serving on our Board is independent, and that each member of each standing committee of the Board is independent (as “independence” is defined in the applicable provisions of the Nasdaq Rules and the Exchange Act and the rules promulgated thereunder). There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

Chairperson of the Board. The chairperson of the Board presides at meetings of the shareholders and the Board and is primarily responsible for overseeing the development of the Company’s strategic goals and objectives. Mr. Pops has served as Chairman of the Board since 2011.

In deciding to appoint Mr. Pops to the combined role of CEO and Chairman, the Board recognized Mr. Pops’ ability to provide effective, consistent and continuous leadership to both the Board and the Company, his ability to align the strategic objectives of both management and the Board, his extensive knowledge of the Company’s operations and the industry and markets in which the Company operates and competes, and his ability to promote communication and synchronize activities between the Board and the Company’s senior management.

Lead Independent Director. Recognizing the equal importance of effective independent oversight of the Board, the independent members of the Board annually elect an independent non-employee director to serve as the Lead Independent Director of the Board, whose leadership responsibilities include, among others:

▪	presiding at meetings of the Board at which the chairperson of the Board is not present, including all executive sessions of the independent and non-employee directors;
▪

reviewing and approving matters such as agenda items, and meeting schedules and frequency, to ensure there is sufficient time for discussion of all agenda items and, where appropriate, approving and advising the chairperson of the quality, quantity and timeliness of information provided to Board members;

▪	serving as the principal liaison between the chairperson of the Board and the independent and non-employee directors;
▪	facilitating the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;
▪

calling meetings of the independent directors and non-employee directors of the Board and ensuring that the independent and non-employee directors of the Board have adequate resources to support their decision-making and effectively and responsibly perform their duties, and adequate opportunities to discuss issues in meetings without management present; and

▪	engaging with shareholders, as appropriate.

A current copy of our Charter of the Lead Independent Director is available on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

Mr. Anstice was initially elected to the position of Lead Independent Director of the Board in May 2019. Since assuming this position, Mr. Anstice has played an active and engaged leadership role in activities and meetings of the Board. He has also participated alongside Company management in extensive shareholder and proxy advisory firm engagement activities and has ensured that feedback received during such engagement activities was communicated to the Compensation Committee and to the full Board, as appropriate.

Committees. The Board delegates substantial responsibilities to its three standing committees–Audit and Risk; Compensation; and Nominating and Corporate Governance–each of which is comprised solely of independent directors and led by an independent chair, and to other committees that the Board may establish from time to time. These committees are discussed in detail below in the section entitled “The Committees of the Board” beginning on page 26 of this proxy statement.

The Board believes that its current leadership structure provides an efficient and effective balance between management and independent leadership and the Company believes that this Board leadership structure is the most appropriate structure for the Company.

ALKERMES PLC  2021 Proxy Statement 17

Director Diversity, Qualifications and Experience

The Nominating and Corporate Governance Committee strives to ensure that the composition of the Board reflects an appropriate diversity of tenure, viewpoints, financial expertise, industry experience, skills, and personal characteristics such as age, gender, race, ethnicity and geographic or cultural backgrounds, and periodically reviews and updates the Company’s criteria and desired qualifications for nomination to the Board to reflect this goal. Consistent with this approach, in 2019, the Board codified in our Corporate Governance Guidelines our existing practice, also known as the “Rooney Rule”, of requiring that diverse candidates, including candidates who are women and candidates from underrepresented communities, be included in any pool from which nominees for a director opening are selected. For additional discussion of our director criteria and nomination processes, see the section entitled “Policies Governing Director Nominations, Assessments and Tenure” on page 33 of this proxy statement.

The following table highlights the specific skills, qualifications, and other attributes of our director nominees and continuing directors. The lack of a mark for a particular item for a director does not mean the director lacks that skill or qualification; rather, a mark indicates a specific area of focus or expertise for which the Board relies on such director most. Additional information about each director’s background, business experience and other matters, including a description of how each individual’s experience qualifies him or her to serve on the Board, is provided under the heading “Director Nominee and Continuing Director Biographical Information” beginning on page 19 of this proxy statement.

Our Board is substantially independent, has a strong representation of directors who are women, and has a mix of relatively newer and longer-tenured directors, providing what we consider to be an appropriate balance of experience, institutional knowledge, fresh perspective and skillsets.

ALKERMES PLC  2021 Proxy Statement 18

Director Nominee and Continuing Director Biographical Information

Each of our director nominees and continuing directors is qualified to make unique and substantial contributions to our Board. The following descriptions set forth additional information regarding each director.

David W. Anstice AO

Experience: Mr. Anstice served as Executive Vice President of Merck & Co., Inc. (“Merck”) from 2006 until his retirement in 2008, with responsibility for enterprise strategy and implementation. During separate parts of this period he served as acting President, Global Human Health and as President of Merck’s business in Japan. Prior to that, Mr. Anstice served as President of Merck from 2003 to 2006, with responsibility for Merck’s Asia Pacific businesses. In his 34 years with Merck, he held a variety of positions including President, U.S. Human Health; President, Human Health, the Americas; President, U.S./Canada; and President, Human Health, Europe. He reported to the Chief Executive Officer of Merck from 1994 until his retirement in 2008. Mr. Anstice currently serves as a non-executive director of NeuClone Pharmaceuticals Ltd., an unlisted clinical-stage biopharmaceutical company based in Australia. Mr. Anstice previously served as a non-executive director of CSL Limited, a global biopharmaceutical company, from September 2008 until October 2018. Mr. Anstice is also a member of the board of the University of Sydney USA Foundation, and an Adjunct Professor at the University of Sydney Business School.

Qualifications and Skills: Mr. Anstice’s lengthy service with Merck, which included oversight of, and responsibility for, all aspects of pharmaceutical drug development and commercialization in the U.S. and in many countries outside the U.S., provides our Board with broad global research-based pharmaceutical industry experience. Mr. Anstice’s prior leadership positions in industry organizations, including as a board and executive committee member of the Biotechnology Innovation Organization (“BIO”) for approximately ten years and as a former Chairman of the National Pharmaceutical Council, augment his pharmaceutical management, industry knowledge and organizational expertise with knowledge of public policy issues involving pharmaceutical care. Mr. Anstice also has expertise in the areas of strategic planning, risk management and corporate governance.

Director since: September 2011 Leadership: Lead Independent Director since May 2019 Committee Memberships: Compensation (Chair) Current Public Company Boards: None

Shane M. Cooke

Experience: Mr. Cooke served as our President and as President of Alkermes Pharma Ireland Limited (“APIL”), a wholly-owned subsidiary of the Company, from September 2011 until his retirement in March 2018. He became a member of our Board upon his retirement. In addition, Mr. Cooke has been chairman of the board of directors of APIL since September 2011. Mr. Cooke served as Executive Vice President of Elan Corporation, plc (“Elan”) and Head of Elan Drug Technologies from May 2007 to September 16, 2011 and as the Chief Financial Officer of Elan from July 2001 until May 2011. Mr. Cooke served as a director of Elan from May 2005 to September 16, 2011. Prior to joining Elan, Mr. Cooke was Chief Executive of Pembroke Capital Limited, an aviation leasing company, and prior to that, he held a number of senior finance positions in the banking and aviation industries. He is a chartered accountant.

Qualifications and Skills: Mr. Cooke is an Irish citizen, resident in Ireland. His depth of experience in managing Irish corporate entities and his extensive network within the Irish business and finance community, as well as his familiarity with Irish policy and regulation, are highly beneficial to the Company as an Irish-incorporated entity. In addition to Mr. Cooke’s global experience in the pharmaceutical industry, he also has significant experience in business development and transactional activities. Mr. Cooke’s substantial experience as an executive in the biopharmaceutical industry, including having served as a chief financial officer and as a president of publicly-traded companies, brings strategic leadership attributes and expertise in operations, finance, and commercial management to our Board.

Director since: March 2018

Committee Memberships: None

Current Public Company Boards: Prothena Corporation plc (since 2012); Endo International plc (since 2014); UDG Healthcare plc (since February 2019)

ALKERMES PLC  2021 Proxy Statement 19

David A. Daglio, Jr.

Experience: Mr. Daglio most recently served as a non-executive director of Mellon Investments Corporation, a global investment manager (“Mellon”), from 2019 to January 2020 and as Executive Vice President, Chief Investment Officer and Executive Director of Mellon from 2017 to 2019. He also served as Mellon’s head of Opportunistic Value Strategies. Since joining Mellon in 1998, Mr. Daglio worked with institutional clients and boards around the world, managed numerous investors and grew portfolio assets by more than five-fold, and helped to design, launch, and manage a unique equity investing approach.  Prior to his investing career, Mr. Daglio was a management consultant at Deloitte and an engineer for The Dannon Company. Mr. Daglio previously served as a director of The Boston Company and Mellon and currently serves as a director of Total Brain Ltd., an Australian publicly-traded company. Mr. Daglio earned a bachelor’s degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration from New York University’s Stern School of Business.

Qualifications and Skills: Mr. Daglio brings to our Board a seasoned institutional investment management perspective and strong management and leadership experience. The Board benefits from his experience in portfolio management, value creation, and transactional matters, and from his service on other boards of directors, including his current service on the Board and remuneration committee of Total Brain Ltd.

Director since: December 2020 Committee Memberships: Financial Operating Current Public Company Boards: Total Brain Ltd. (since January 2020)

Wendy L. Dixon, Ph.D.

Experience: Dr. Dixon has extensive experience in the pharmaceutical and biotechnology industries, combining a technical background with experience in drug development, regulatory affairs and marketing, and has directed the launch and growth of more than twenty pharmaceutical products. Dr. Dixon was Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb and served on its Executive Committee from 2001 to 2009. She was Senior Vice President, Marketing at Merck from 1996 to 2001 and, prior to that, held executive management positions at West Pharmaceuticals, Osteotech and Centocor and various positions in marketing, regulatory affairs, project management and as a biochemist at SmithKline and French (now GlaxoSmithKline). Dr. Dixon was formerly on the boards of directors of then-public companies Ardea Biosciences, Inc., Dentsply International and Furiex Pharmaceuticals during various periods from 2005 to 2014, and more recently on the boards of directors of public companies Orexigen Therapeutics, Inc. from 2010 to January 2016, Sesen Bio, Inc. (formerly Eleven Biotherapeutics, Inc.) from 2014 to February 2020 and Voyager Therapeutics, Inc. from January 2017 to January 2021. She is also the principal of Great Meadow Consultancy. She was a Senior Advisor to The Monitor Group, now Deloitte, from 2010 to 2012.

Qualifications and Skills: Dr. Dixon brings to our Board a depth of experience in the global marketing of pharmaceutical products across a broad variety of disease states. Dr. Dixon has a strong technical background, direct experience in product development and regulatory affairs, and has successfully built and grown commercial organizations in the U.S. and Europe, all of which provide valuable insight to our Board regarding the development and commercialization of pharmaceutical products. Dr. Dixon’s additional qualifications include her deep industry knowledge and her reputation as a strategic thinker with a focus on execution, as well as the ability to provide direction regarding improvements to the interface between research and development and marketing. Dr. Dixon’s service on other company boards of directors provides experience relevant to good corporate governance practices.

Director since: September 2011

Committee Memberships: Nominating and Corporate Governance (Chair)

Current Public Company Boards: Incyte Corporation (since 2010); bluebird bio, Inc. (since 2013); Arvinas, Inc. (since June 2020)

ALKERMES PLC  2021 Proxy Statement 20

Richard B. Gaynor, M.D.

Experience: Since May 2020, Dr. Gaynor has served as President, Chief of Research and Development at BioNTech US Inc. (f/k/a Neon Therapeutics, Inc. (“Neon”)), a wholly-owned subsidiary of BioNTech SE focused on the development of novel neoantigen-targeted T cell therapies. Dr. Gaynor had previously served as President of Research and Development at Neon since November 2016. Prior to joining Neon, Dr. Gaynor held roles in clinical development and medical affairs at Eli Lilly and Company (“Lilly”) from August 2002 to October 2016, including serving as Senior Vice President, Clinical Development and Medical Affairs of Lilly Oncology. During his time at Lilly, Dr. Gaynor chaired the Lilly Oncology Research and Development Committee and helped oversee various collaborations, including with General Electric, AstraZeneca, Merck and Bristol-Myers Squibb. Dr. Gaynor started his career in academia, initially serving on the faculty at UCLA School of Medicine, followed by eleven years at the University of Texas Southwestern Medical School, during which he spent time as the Chief of Hematology-Oncology and Director of the Simmons Cancer Center. Dr. Gaynor holds an M.D. from the University of Texas Southwestern Medical School and completed fellowship training in hematology-oncology at UCLA School of Medicine. Dr. Gaynor is on the editorial board of several scientific journals and has published extensively, including over 140 scientific articles. He serves on the board of directors of the Damon Runyon Cancer Research Foundation and sits on several committees for the American Association of Cancer Research and other leading cancer organizations. Dr. Gaynor is a licensed physician with board certifications in oncology and hematology.

Qualifications and Skills: Dr. Gaynor brings to our Board a deep background in the field of oncology, having practiced in academic medicine, conducted extensive scientific research and held leadership roles at companies focusing in the field of oncology. The Board benefits from his technical expertise in oncology research and development, clinical development and business development and his insights from years as an academic and practicing physician.

Director since: September 2019 Committee Memberships: Compensation Current Public Company Boards: Infinity Pharmaceuticals, Inc. (since March 2020)

Brian P. McKeon

Experience: Since 2014, Mr. McKeon has served as the Executive Vice President, Chief Financial Officer, and Treasurer of IDEXX Laboratories, Inc. (“IDEXX”), a public multinational corporation providing products and services in the veterinary, livestock and poultry, dairy and water testing markets. He leads IDEXX’s finance, corporate development and strategy, and investor relations functions and, since June 2019, has overseen IDEXX’s livestock, water and human diagnostics businesses. Mr. McKeon served on the board of directors of IDEXX from 2003 to 2013, including serving as Chair of its Audit Committee and as a member of its Compensation Committee. Prior to joining IDEXX, Mr. McKeon served as Executive Vice President and Chief Financial Officer of Iron Mountain Incorporated from 2007 to 2013 and as Executive Vice President and Chief Financial Officer of Timberland Company from 2000 to 2007. Prior to these roles, he held several finance and strategic planning roles at PepsiCo Inc., serving most recently as Vice President, Finance, at Pepsi-Cola, North America. Mr. McKeon previously served as a director of athenahealth, Inc. from September 2017 to February 2019. Mr. McKeon holds a bachelor’s degree in accounting from the University of Connecticut and an MBA with high distinction from Harvard University.

Qualifications and Skills: Mr. McKeon brings to our Board strong financial and management expertise as well as public company executive and director leadership experience. The Board benefits from his experience in finance, strategic planning, corporate development and investor relations, and from his prior service on public company boards of directors, including as a member of audit and compensation committees.

Director since: December 2020 Committee Memberships: Financial Operating Current Public Company Boards: None

ALKERMES PLC  2021 Proxy Statement 21

Richard F. Pops

Experience: Prior to assuming his current positions, Mr. Pops served as Chief Executive Officer of Alkermes, Inc. from February 1991 to April 2007 and as Chief Executive Officer and President from September 2009 to September 2011. Mr. Pops serves on the board of directors of BIO and the Pharmaceutical Research and Manufacturers of America (“PhRMA”). He previously served on the boards of directors of Acceleron Pharma, Inc., a publicly-traded biopharmaceutical company, from 2004 to December 2019, Epizyme, Inc., a publicly-traded biopharmaceutical company, from 2008 to October 2020, and the National Health Council, a nonprofit organization, from 2016 to December 2019. Mr. Pops also previously served on the advisory board of Polaris Venture Partners and as a member of the Harvard Medical School Board of Fellows through June 2012.

Qualifications and Skills: Mr. Pops’ qualifications for our Board include his leadership experience, business judgment and deep industry knowledge. As a senior executive of Alkermes for over 25 years, he provides in-depth knowledge of the Company derived from leading our day-to-day operations. His ongoing involvement as a board member of BIO and PhRMA, brings to the organization extensive knowledge of the current state of the pharmaceutical industry and the policy issues impacting healthcare today. As a Co-Chair of BIO’s Regulatory Environment Committee, and a member of its Health Section Governing Board, and as a member of PhRMA’s FDA and Biomedical Research Committee, Mr. Pops is an influential industry leader on U.S. Food and Drug Administration (“FDA”) regulatory policy issues, including recent Prescription Drug User Fee Act reauthorizations. Mr. Pops has also played a leadership role in the industry in identifying pathways to allow patient voices to be incorporated into the drug development and approval process, which is a fundamental principle on which we operate our business.

Title: Chairman Director since: September 2011 Committee Memberships: Financial Operating Current Public Company Boards: Neurocrine Biosciences, Inc. (since 1998)

Nancy L. Snyderman, M.D.

Experience: Dr. Snyderman is a board-certified otolaryngologist and is currently a consulting professor at Stanford University Center for Innovation in Global Health. She served as Chief Medical Editor at NBC News from 2006 until 2015 and was a clinical professor of otolaryngology at the University of Pennsylvania from August 2003 to December 2015. Dr. Snyderman was Senior Vice President Corporate Communications at Johnson & Johnson, a publicly-traded pharmaceutical company, from January 2003 to September 2006. She practiced as an otolaryngologist at California Pacific Medical Center from July 1994 to June 2003, and acted as Medical Editor for ABC News from 1987 until May 2003. Dr. Snyderman is a fellow in the American College of Surgeons. She previously served on the board of directors of the Fair Food Network, a nonprofit organization dedicated to the growth of community health and wealth through food. During Dr. Snyderman’s tenure as a medical journalist at NBC News and ABC News, she received Emmy Awards, Edward R. Murrow Awards, a Columbia University DuPont Award, and a Gracie Award for her reporting. Dr. Snyderman attended medical school at the University of Nebraska and completed residencies in pediatrics and otolaryngology at the University of Pittsburgh.

Qualifications and Skills: Dr. Snyderman’s experiences as a veteran healthcare journalist, a practicing physician, and an executive at a pharmaceutical company, as well as her roles in academia and as advisor to policy organizations, make her uniquely qualified for our Board. The Board benefits from her expert insight into the intersection of healthcare policy, public relations, and journalism from the perspective of both a practitioner and an academic.

Director since: May 2016

Committee Memberships: Audit and Risk; Nominating and Corporate Governance

Current Public Company Boards: Axonics Modulation Technologies, Inc. (since April 2019); Lyra Therapeutics, Inc. (since October 2020)

ALKERMES PLC  2021 Proxy Statement 22

Frank Anders “Andy” Wilson

Experience: Mr. Wilson most recently served as Chief Financial Officer and Senior Vice President of PerkinElmer, Inc., a life sciences diagnostics, discovery and analytical solutions company, from 2009 to 2018, with responsibility for oversight of the organization’s growth strategy. Prior to PerkinElmer, Mr. Wilson held key business development and finance roles at Danaher Corporation, a global science and technology conglomerate, from 1997 to 2009, including the position of Corporate Vice President of Investor Relations. Earlier in his career, Mr. Wilson worked at AlliedSignal, Inc., now Honeywell International Inc., where he served as Vice President of Finance and Chief Financial Officer for the Commercial Avionics Systems division. Prior to that, Mr. Wilson’s work included financial and controllership positions of increasing responsibility at PepsiCo, Inc., as well as roles at E.F. Hutton and Company and KPMG Peat Marwick. He was previously a member of the board of directors of Sparton Corporation, a provider of complex and sophisticated electromechanical devices, from 2015 to early 2019, where he last served as chairman of the board. Mr. Wilson is a certified public accountant.

Qualifications and Skills: Mr. Wilson’s financial expertise and decades of experience in strategic planning, investor relations and business development for global public companies provide valuable insight for our Board as the Company’s strategic priorities expand and evolve. His background as a chief financial officer and certified public accountant provide significant expertise to our Board in matters relating to finance, value creation and commercial growth.

Director since: September 2019

Committee Memberships: Audit and Risk; Financial Operating

Current Public Company Boards*: Cabot Corporation (since September 2018)

*Mr. Wilson is nominated for election to the board of directors of Novanta Inc., subject to shareholder approval at its annual and special shareholder meeting to be held in May 2021

Nancy J. Wysenski

Experience: Ms. Wysenski served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals Incorporated (“Vertex”) from December 2009 through June 2012. Prior to joining Vertex, Ms. Wysenski held the position of Chief Operating Officer of Endo Pharmaceuticals plc (“Endo”), a specialty pharmaceutical company, where she led sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Prior to her role at Endo, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including the role of President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. From 1984 to 1998, Ms. Wysenski held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc. Ms. Wysenski formerly served as a director for Reata Pharmaceuticals, Inc., now a publicly-traded biopharmaceutical company, and more recently served as a director for Inovio Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, from March 2015 to May 2017, Tetraphase Pharmaceuticals, Inc., formerly a publicly-traded biopharmaceutical company, from March 2014 to July 2020, and Dova Pharmaceuticals Inc., formerly a publicly-traded biopharmaceutical company, from June 2018 to November 2019. She is a founder of the Research Triangle Park chapter of the Healthcare Business Women’s Association and served on the Nominating Committee and National Advisory Board of the Healthcare Businesswomen’s Association.

Qualifications and Skills: Ms. Wysenski is a proven leader who brings to our Board extensive experience building and leading life sciences companies. Ms. Wysenski’s background includes executive management roles with responsibility over key operational and product commercialization functions, including substantial direct experience in sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Her experience, leadership skills and knowledge of the life sciences industry provide valuable insight to our Board with respect to the launch and commercialization of pharmaceutical products.

Director since: May 2013 Committee Memberships: Compensation Current Public Company Boards: Provention Bio, Inc. (since May 2020); Cytokinetics, Inc. (since November 2020)

ALKERMES PLC  2021 Proxy Statement 23

Retiring Directors

Robert A. Breyer

“On behalf of Alkermes and the Board, I would like to express our most sincere appreciation to Bob Breyer and Paul Mitchell for their invaluable contributions over many years. We thank them for their experience and judgment and their remarkable commitment to the mission of the Company.”

-- Richard Pops, Chairman and CEO

Director since: September 2011 Committee Memberships: Audit and Risk; Nominating and Corporate Governance

Paul J. Mitchell

Director since: September 2011 Committee Memberships: Audit and Risk (Chair); Compensation

ALKERMES PLC  2021 Proxy Statement 24

The Role of the Board and its Committees

The Company’s business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of the Company’s business through discussions with the CEO and other officers of the Company, review of materials provided to them, visits to the Company’s facilities and participation in meetings of the Board and its committees and the Company’s annual general meeting of shareholders.

The Board has delegated to the CEO, working with the other executive officers of the Company, the authority and responsibility for managing the business of the Company in a manner consistent with the standards, values and practices of the Company, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to certain actions to be undertaken by the Company.

The Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of our management, and our Board oversees and reviews various aspects of the Company’s risk management processes. The Board executes its oversight responsibility for the Company’s risk management directly and through its committees, as set forth below:

▪

Strategy Sessions: Each year, the Board holds multiple meetings with the Chairman of the Board and CEO and management to discuss and review the Company’s mid- to long-term operating plans and overall corporate strategy, including a discussion of key risks to such plans and strategy and ways to mitigate such risks. The involvement of the Board in reviewing, and providing feedback on, the Company’s business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company. In addition, as part of the regularly scheduled Board meetings, the Board is provided an update on the Company’s operational progress against its corporate objectives and execution of its strategy, and discusses and provides feedback regarding the strategic direction and issues and opportunities facing the Company in light of trends and developments in the industry and the general business environment.

▪

Enterprise Risk Management and Assessment: The Audit and Risk Committee is primarily responsible for oversight of our enterprise risk management and assessment. Our Chief Risk Officer is responsible for our enterprise risk management processes and provides—himself or through a designee—an annual overview of such processes and the results of the Company’s annual enterprise risk management assessment, performed in conjunction with the Company’s senior management team, to the Audit and Risk Committee and the full Board. The Audit and Risk Committee regularly reviews our enterprise risk management processes and discusses and evaluates, on an as-needed basis, any risks identified by such processes or otherwise, including cybersecurity risks and other risks related to information technology, and any mitigation activities put in place in response to such risks. Members of the Audit and Risk Committee have direct access to our Chief Risk Officer on an ongoing basis.

▪

Risks Related to COVID-19: During the early stages of the COVID-19 pandemic, the Company established a global Core Crisis Management Team and local sub-teams, each comprised of executive committee members and senior leaders from key functions across the Company, that work to address the various risks and challenges that the pandemic presents to the Company’s business, operations, employees and other stakeholders. The Board is tasked with overseeing the actions and initiatives undertaken by the Company and the Core Crisis Management Team in response to the pandemic and monitors such actions and initiatives through regular Board update calls and other management updates as needed. For additional detail regarding actions that the Company took in response to the COVID-19 pandemic, see the section entitled “Our Response to COVID-19” beginning on page 46 of this proxy statement.

▪

Audit of Internal Controls and Procedures: The Audit and Risk Committee is responsible for overseeing the Company’s financial, accounting and enterprise risk management programs and policies, as set forth in its charter. As part of fulfilling these responsibilities, the Audit and Risk Committee meets regularly with PwC, our independent auditor and accounting firm, and members of

ALKERMES PLC  2021 Proxy Statement 25

management and other Company employees, including our Chief Financial Officer and members of our legal and financial compliance departments, to assess the integrity of our financial reporting processes, internal controls, and enterprise risk management mitigations, and actions taken to monitor and control risks related to such matters. The Audit and Risk Committee also regularly meets with PwC in executive session, without management present. The Board and the Audit and Risk Committee receive regular assessments from management as to our policies and internal procedures designed to promote compliance with laws and regulations affecting our business and the results of our internal auditing and monitoring practices in this regard.

▪

Risks Related to Compensation: The Compensation Committee is responsible for reviewing and evaluating risks related to our compensation practices and policies, including as they may impact our human capital development and management initiatives. For additional discussion of the Company’s efforts to manage compensation-related risks, see the section entitled “Risk Assessment Concerning Compensation Practices and Policies” on page 95 of this proxy statement.

▪

Environmental, Social and Governance Risk Profile: The Nominating and Corporate Governance Committee is responsible for reviewing our governance practices and policies, including Board and management assessment and succession planning, overboarding and conflicts of interest; compliance with our share ownership and holdings guidelines; our ESG strategy, progress and reporting; our initiatives relating to human capital management, including leadership development and diversity, inclusion and belonging; and other areas that may impact our risk profile from a governance perspective.

▪

Irish Law Compliance Policy Statement: The Board has adopted a Compliance Policy Statement, pursuant to Section 225 of the Companies Act. On an annual basis, our directors review the Company’s arrangements and structures intended to secure material compliance with the Company’s relevant obligations under applicable Irish corporate and tax laws.

In performing their risk oversight functions, each Board committee has full access to management, including our Chief Risk Officer, as well as the ability to engage outside advisors.

The Committees of the Board

The Board currently has three standing committees: Audit and Risk, Compensation, and Nominating and Corporate Governance, each of which is comprised entirely of independent directors.

The Board is responsible for the appointment of standing committee members and relies on the Nominating and Corporate Governance Committee to recommend to the Board candidates for such appointments, as well as candidates to serve as the chairs of such committees. Each committee of the Board has the authority to engage outside experts, advisors and counsel, or to establish subcommittees, in each case to the extent it considers appropriate to assist the committee in its work.

Each standing committee of the Board has a written charter, approved by the Board, which describes the committee’s general authority and responsibilities. Each standing committee of the Board undertakes an annual review of its charter and works with the Board to make such revisions as it and the Board consider appropriate. A current copy of each standing committee charter is available on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

The Board may also, from time to time, form new committees or subcommittees, such as the recently constituted Financial Operating Committee, or disband current committees as it deems appropriate.

The chair of each Board committee, in consultation with the Chairman of the Board and appropriate members of management, determines the frequency and length of each committee meeting and develops the agenda for each meeting. The agendas and meeting minutes of the Board committees are available to the full Board, and other Board members are welcome to attend Board committee meetings, except that non-independent directors are not permitted to attend the executive sessions of any standing Board committee. Each Board committee regularly reports to the Board concerning such committee’s activities.

ALKERMES PLC  2021 Proxy Statement 26

Audit and Risk Committee

Members*:	Meetings held in 2020: 4
Paul J. Mitchell (Chair); Robert A. Breyer; Nancy L. Snyderman, M.D.; Frank Anders Wilson	Committee Independence+: 100%

* Membership as of the date of this proxy statement. Mr. Wilson was appointed to the Audit and Risk Committee in September 2020. Mr. Mitchell and Mr. Breyer have announced their retirement from the Audit and Risk Committee effective as of the close of the Annual Meeting.

+ Independence as defined in Rule 5605(a)(2) and 5605(c)(2) of the Nasdaq listing standards and the applicable requirements of the Exchange Act.

In compliance with the Sarbanes-Oxley Act of 2002 (“SOX”), the Board has determined based on available facts and circumstances that each of Messrs. Breyer, Mitchell and Wilson is an “audit committee financial expert” as defined by the SEC.

The Audit and Risk Committee’s responsibilities include:

•	appointing, compensating and retaining, and overseeing the work performed by, our independent auditor and accounting firm;
•

assisting the Board in fulfilling its responsibilities by: (i) reviewing the financial reports we provide to the SEC, our shareholders or to the general public, (ii) reviewing our internal financial and accounting controls and (iii) reviewing all related-party transactions;

•	overseeing the procedures of the Company designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;
•	reviewing and discussing with management and the Board the Company’s anticipated funding needs, material financing plans and investment policies;
•

assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, compliance and external risks inherent to our business, including cybersecurity risks and other risks related to data privacy and information technology, and the steps management has taken to address such risks;

•	preparing an annual Audit and Risk Committee Report for inclusion in our proxy statement in accordance with applicable rules and regulations;
•

discussing the legal and regulatory requirements applicable to the Company and the Company’s compliance with such requirements with management, our independent auditor and accounting firm and the Board; and

•

reviewing procedures of the Company designed to facilitate: (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls, auditing matters or other compliance matters, in consultation with other Board committees as needed; and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

The Audit and Risk Committee engages and determines compensation for advisers as necessary and directs the distribution of funding provided by the Company. The Audit and Risk Committee evaluates the performance of the independent accounting firm, ensures regular rotation of the audit partners from the independent accounting firm and considers the discharge of the independent auditor and accounting firm when circumstances warrant. Additionally, the Audit and Risk Committee is responsible for review and approval, in advance, of any and all audit and non-audit services to be performed by our independent auditor and accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit and Risk Committee. All services provided by PwC during 2020 were pre-approved by the Audit and Risk Committee.

ALKERMES PLC  2021 Proxy Statement 27

Compensation Committee

Members*:	Meetings held in 2020: 14
David W. Anstice AO (Chair); Richard B. Gaynor, M.D.; Paul J. Mitchell; Nancy J. Wysenski	Committee Independence+: 100%

* Membership as of the date of this proxy statement. Dr. Gaynor was appointed to the Compensation Committee in September 2020. Mr. Mitchell has announced his retirement from the Compensation Committee effective as of the close of the Annual Meeting.

+ Independence as defined in Rule 5605(a)(2) of the Nasdaq listing standards.

In determining the members of the Compensation Committee, the Board considers whether the members qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act and as “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee’s responsibilities include:

•	discharging the Board’s responsibilities relating to the compensation of our executives;
•

reviewing our compensation philosophy and program in light of our company strategies and objectives and in conjunction with review of compensation trends and practices of comparable companies to assess the competitiveness of our compensation program;

•

reviewing, establishing and administering our incentive compensation and equity plans and our Clawback Policy, and reviewing and approving all compensation-related agreements or arrangements with our executive officers;

•	producing an annual Compensation Committee Report for inclusion in our proxy statement or annual report on Form 10-K in accordance with applicable rules and regulations;
•

reviewing and discussing with our management our executive compensation disclosure, including our “Compensation Discussion and Analysis” disclosure, included in reports, proxy statements and registration statements filed with the SEC;

•

directing the appointment and compensation, and overseeing the work, of any compensation consultant, legal counsel or other adviser retained by the Compensation Committee, with the Company required to provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any such compensation consultant, legal counsel or other adviser;

•	evaluating and recommending to the Board appropriate compensation for our directors and ensuring proper disclosure of any payments to our directors;
•	assessing the risks arising from our compensation program; and
•	reviewing and considering the results of any advisory vote on executive compensation and the Company’s engagement with shareholders and proxy advisory firms on compensation matters.

Limited Compensation Sub-Committee: The Compensation Committee has established procedures for the grant of equity awards, including grants of equity awards to eligible new employees. In May 2020, the Nominating and Corporate Governance Committee recommended, and the Board approved, the election of David W. Anstice AO as the sole member of the Limited Compensation Sub-Committee, and the Compensation Committee delegated to such sub-committee the authority to make individual grants of equity awards, up to certain specified award values, to certain newly hired employees of the Company. The Limited Compensation Sub-Committee typically grants equity awards to eligible new hires on the first Wednesday following the first Monday of each month (or the first business day thereafter if such first Wednesday is a holiday), referred to as the New Hire Grant Date, for all equity-eligible new hires who began their employment the prior month. The Limited Compensation Sub-Committee’s current approval authority is for new hire employees whose job level is below the level of Senior Vice President and for equity awards of up to $550,000 in aggregate award value per individual. New hire grants that exceed the authority of the Limited Compensation Sub-Committee must be granted by the full Compensation Committee, either on the New Hire Grant Date or as soon as practicable thereafter. All actions taken by the Limited Compensation Sub-Committee in 2020 were by written consent.

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Key Contributor Award Committee: In June 2017, the Compensation Committee created the Key Contributor Award Committee, consisting solely of our CEO, Richard F. Pops, and delegated to such committee the authority to make periodic grants of equity awards to employees outside of the annual and new hire equity grant procedures of the Company (“Key Contributor Awards”). The Compensation Committee also established guidelines regarding the timing, amount and other terms of such Key Contributor Awards. Recipients of Key Contributor Awards are periodically selected by Mr. Pops, in consultation with other members of the Company’s management and the Company’s human resources department. Key Contributor Awards are intended to reward and retain key contributors to critical Company programs. The Compensation Committee annually reviews and confirms the Key Contributor Award Committee’s authority to continue to grant such Key Contributor Awards.

Compensation Committee Interlocks and Insider Participation: The directors who served as members of the Compensation Committee during 2020 were David W. Anstice AO (Chair), Richard B. Gaynor, M.D., Paul J. Mitchell and Nancy J. Wysenski, none of whom is currently, or ever has been, an officer or employee of our Company, or had any relationship that is required to be disclosed in this proxy statement as a transaction with a related party. During 2020, none of our executive officers served as a member of the board of directors or the compensation committee (or other board committee performing equivalent functions) of any entity that had one or more of its executive officers serving on our Compensation Committee or our Board.

Nominating and Corporate Governance Committee

Members*:	Meetings held in 2020: 7
Wendy L. Dixon, Ph.D. (Chair); Robert A. Breyer; Nancy L. Snyderman, M.D.	Committee Independence+: 100%

* Membership as of the date of this proxy statement. Mr. Breyer has announced his retirement from the Nominating and Corporate Governance Committee effective as of the close of the Annual Meeting.

+ Independence as defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Nominating and Corporate Governance Committee’s responsibilities include:

•

periodically reviewing and evaluating the size, composition and organization of the Board and its committees to comply with regulatory requirements, to ensure the Board members continue to possess the proper skills, diversity, expertise and personal and professional backgrounds for service as a director of the Company, and to assess the effectiveness of the Board and its committees;

•

establishing criteria for Board and committee membership, including descriptions of any specific qualifications, qualities or skills that the Nominating and Corporate Governance Committee believes director nominees or committee members should possess;

•

identifying qualified director candidates, including with the assistance of third-party consultants, as appropriate, and recommending that the Board nominate qualified individuals for election by our shareholders;

•

periodically reviewing, and monitoring compliance with, our Code of Business Conduct and Ethics applicable to all directors, officers and employees, our Share Ownership and Holding Guidelines, our Corporate Governance Guidelines and related matters;

•

facilitating annual Board self-assessments with respect to the performance and effectiveness of individual directors, the Board as a whole and each Board committee, and making recommendations to the Board regarding composition and leadership of each Board committee;

•

periodically reviewing our governance objectives, practices and policies, including with respect to director overboarding, political activities and contributions, diversity and inclusion, human capital management, and environmental, health and safety, and social responsibility matters, and overseeing related risks to the Company;

•	reviewing all shareholder proposals submitted to the Company and recommending appropriate action to the Board; and
•	reviewing and discussing corporate succession plans for key officers of the Company with the Board.

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Financial Operating Committee

Members*:	Formed in December 2020
David A. Daglio, Jr.; Brian P. McKeon; Richard F. Pops; Frank Anders Wilson	Committee Independence+: 75%
* Membership as of the date of this proxy statement. + Independence as defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Financial Operating Committee was formed in December 2020 in connection with the Company’s announcement of its Value Enhancement Plan. The Financial Operating Committee’s responsibilities include:

•	reviewing and providing advice with respect to:
▪	achievement by the Company of certain specified profitability targets;
▪	implementation of the Company’s cost structure optimization activities;
▪	evaluation of potential options related to the Company’s non-core assets, including potential monetization and divestiture opportunities; and
•

retaining independent advisors (including financial and legal advisors), as the Financial Operating Committee deems necessary, to assist the Financial Operating Committee in performing its responsibilities.

The Financial Operating Committee has a written charter which describes the committee’s general authority and responsibilities. A current copy of the charter is available on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

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Corporate Governance and Board Matters

Corporate Governance Practices

We strive to maintain strong corporate governance practices that promote the long-term interests of the Company and our shareholders and strengthen the oversight of our management and our Board.

Corporate Governance Practices
☑	Engaged Lead Independent Director	☑	Majority voting standard for elections of directors
☑	Standing Board committees comprised solely of independent directors	☑	Share ownership and holding guidelines for executive officers and directors
☑	Director overboarding policy	☑	Code of Business Conduct and Ethics
☑	Regular executive sessions of non-employee directors and independent directors	☑	Annual advisory vote on executive compensation
☑	Policy of incorporating diversity in all director searches	☑	Use of independent compensation consultant
☑	Annual Board, committee and individual director self-assessments	☑	Active shareholder engagement
☑	New director orientation and continuing director education	☑	Prohibition of hedging and pledging by executive officers and directors

Recent Enhancements to Corporate Governance Practices

Our management team and our Board regularly review and refine our governance policies and practices. Following careful consideration of the evolving needs of our business, market trends in governance practices, and the feedback we received during our extensive shareholder outreach and engagement efforts, we took the following actions to enhance our corporate governance:

Shareholder Feedback	Actions We Took in Response
Declassify the Board

In July 2020, our Board announced its intent to advance a proposal to our shareholders to declassify the Board.

If approved by our shareholders, Proposal 5, as set forth on page 60 of this proxy statement, will serve to declassify the Board over a three-year period and, beginning with our 2022 annual general meeting of shareholders, each class of directors that is up for election will be elected to a one-year term.

Reassess and refresh Board membership periodically

In July 2020, we announced the continuation of our Board refreshment efforts and the expectation that certain longer-serving directors would retire from the Board.

In December 2020, we appointed two new independent directors who bring investment management perspective and strong financial and operational expertise to the Board.

Since September 2019, we have appointed a total of four new, independent directors to the Board, further strengthening our Board’s expertise in targeted areas of importance to our business strategy, and three of our longer-serving directors have retired or announced their retirement from the Board. For more information about our Board refreshment, see the section entitled “Board Refreshment and Tenure” on page 35 of this proxy statement.

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Enhance Board diversity

Since 2011, women have comprised no less than 25% of our Board.

In September 2019, the Board revised our Corporate Governance Guidelines to further codify our existing practices in respect of Board nominees, such as requiring that diverse candidates, including candidates who are women and candidates from underrepresented communities, be included in any pool from which the Nominating and Corporate Governance Committee considers and selects nominees for a director opening.

As the Board continues its ongoing refreshment efforts into 2021, it will continue to seek new director candidates who can further contribute to the diversity of the Board.

Enhance disclosure relating to ESG metrics and their integration into our business

In July 2020, we published our third Corporate Responsibility Report, available on the Responsibility section of our website at www.alkermes.com, which details our commitment to corporate responsibility and sustainability and the manner in which we have integrated ESG considerations into our company purpose and all aspects of our business. For highlights of our recent ESG activities, please see our report and the discussion in the section entitled “Corporate Responsibility and Sustainability” beginning on page 43 of this proxy statement.

In 2020 and 2021, we included objectives related to corporate responsibility and ESG matters in our annual corporate objectives and short-term incentive plan for our named executive officers.

We intend to continue to engage with shareholders to solicit and consider their views on our corporate governance practices, our corporate responsibility and sustainability initiatives and other matters of interest, and we invite you to reach out to our Investor Relations team at investor_relations@alkermes.com with any suggestions, comments or inquiries at any time. Shareholder proposals, nominations and other notifications required under the Companies Act or our Articles of Association should not be sent to this e-mail address, but rather should be delivered as set forth in this proxy statement, our Articles of Association and/or in the Companies Act, as applicable.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of the Company’s directors, employees and officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code of Business Conduct and Ethics meets the requirements of a “code of ethics” (as defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act) and a “code of conduct” (as defined in the Nasdaq Rules). A current copy of this Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investors section of our website at www.alkermes.com. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or any waivers of its requirements, on our website. A copy of our Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon request directed to: Alkermes plc, Attention: Investor Relations, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6.

Members of the Board shall act at all times in accordance with the requirements of the Company’s Code of Business Conduct and Ethics, which is applicable to each director in connection with his or her activities relating to the Company. This obligation shall at all times include, without limitation, adherence to the Company’s policies with respect to conflicts of interest, confidentiality, protection of the Company’s assets, ethical conduct in business dealings and respect for, and compliance with, applicable law. Any request for a waiver of any of the requirements of the Code of Business Conduct and Ethics with respect to any individual director or any executive officer shall be reported to the Board and subject to its approval.

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Insider Trading Policy and Hedging and Pledging Prohibitions

We maintain an Insider Trading Policy that prohibits our officers, directors, employees (including temporary and contract employees) and independent contractors from, among other things, engaging in speculative transactions in our securities, including by way of the purchase or sale of “put” or “call” options or other derivative securities directly linked to our equity; short sales of our equity; the use of our equity as a pledge or as collateral in a margin account; and trading in straddles, equity swaps, or other hedging transactions directly linked to our equity, even if such persons do not possess material, nonpublic information. A current copy of our Insider Trading Policy is available on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

Succession Planning

The Chairman of the Board annually reviews succession planning and talent assessment and development with the Board, or a subset thereof designated by the Board, to ensure that the performance, development and retention plans for leadership roles within the company, including current and future members of management, are structured to meet the short and long-term strategic objectives of the Company. The talent review and assessment integrates the Company’s focus on diversity and inclusion, and includes as one of its objectives an increase in the representation of women and individuals from underrepresented communities at the Company, particularly at senior levels.

Policies Governing Director Nominations, Assessments and Tenure

Director Assessments and Qualifications and Consideration of Diversity

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the experience, qualities, skills and characteristics desired of Board members given the Company’s values and business needs and the manner in which the current composition of the Board aligns with such values and needs. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all current directors and all individuals nominated for a director position:

•

high ethical character and shared belief in, and embodiment of, the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics applicable to all directors, officers and employees;

•	reputations, both personal and professional, consistent with the image and reputation of the Company;
•	a commitment to enhancing and delivering value to our shareholders, customers, employees, suppliers and community and to promoting the Company’s long-term growth;
•	an ability to exercise sound business judgment; and
•	substantial business or professional experience and an ability to offer advice and guidance to the Company’s management based on that experience.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating all current directors and director nominees, such as:

•	an understanding of, and experience in, the biopharmaceutical industry, and the health systems and regulatory landscape in which biopharmaceutical companies operate;
•	an understanding of the fiduciary duties required of a director;
•	an understanding of, and/or experience in, corporate governance, finance, accounting oversight and governance, human resource management, and complex business transactions;
•	leadership experience with public companies or other significant organizations;
•	international experience in business, particularly within the biopharmaceutical industry or related fields; and
•	diversity of age, gender, culture, race and ethnicity, viewpoints and professional backgrounds.

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These factors and others are considered useful by the Board and are reviewed periodically in the context of assessing the perceived needs of the Board at particular points in time. The Board has full authority to modify such criteria from time to time as it deems necessary or advisable.

Board Process for Identifying and Evaluating Director Nominees and Recommending Director Nominees for Election

The Board is responsible for selecting its own members to stand for election. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate. In conducting its selection process, the Nominating and Corporate Governance Committee considers the diversity of specific experience, skills and characteristics (including, without limitation, areas of expertise, culture, age, race and ethnicity, viewpoints, tenure and gender) necessary for the optimal functioning of the Board over both the short and long term.

When evaluating candidates for nomination as new directors, the Nominating and Corporate Governance Committee includes, and requires any search firm that it engages to include, a diverse slate of candidates, including candidates who are women and candidates from underrepresented communities, in the pool from which the Nominating and Corporate Governance Committee selects persons for nomination. In 2019, this practice, also known as the “Rooney Rule”, was codified by our Board in our Corporate Governance Guidelines.

Once a candidate has been identified, the Nominating and Corporate Governance Committee evaluates the candidate to confirm that the candidate meets all of the minimum qualifications for a director nominee established by the Board and any additional qualifications, skills or characteristics that the Nominating and Corporate Governance Committee deems appropriate at such time. Based on the results of this evaluation and confirmation process, the Nominating and Corporate Governance Committee will decide whether to recommend such candidate for election by the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board. The Board retains the ultimate authority to recommend director nominees for election to the Board by the shareholders, to fill any vacancy on the Board and to appoint directors to the committees of the Board.

Procedure for Recommendation by Shareholders of Director Nominees

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. A shareholder who wishes to recommend individuals for consideration by the Nominating and Corporate Governance Committee may do so by delivering a written recommendation to our Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary, with the director candidate’s name, biographical information and qualifications and a document indicating the director candidate’s willingness to serve if elected.

Procedure for Nomination by Shareholders of Director Nominees

The above procedure applies to recommendations by shareholders of director candidates to be nominated by the Company. Shareholders who instead desire to nominate one or more persons for election as a director of the Company at an annual general meeting of shareholders must comply with the deadlines and other requirements set forth in the Company’s Articles of Association, including the applicable notice, information and consent provisions. Pursuant to our Articles of Association, nominations by our shareholders of persons to be elected to the Board at our 2022 annual general meeting of shareholders must be received by our Company Secretary between November 11, 2021 and January 10, 2022; provided, however, that in the event that the date of our 2022 annual general meeting of shareholders is changed by more than 30 days from the first anniversary date of the Annual Meeting, notice must be delivered no earlier than 180 days prior to nor later than 120 days prior to our 2022 annual general meeting of shareholders or, if later, the 10th day following the day on which public announcement of the date of our 2022 annual general meeting of shareholders is first made. The director nomination provisions set forth in our Articles of Association and summarized above are the exclusive means for a shareholder to make nominations at annual general meetings of the Company.

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Board Refreshment and Tenure

The Board does not believe that establishing term limits on directors’ service or a mandatory retirement age would be in the best interests of the Company or its shareholders. Such limitations on service may result in losing the contributions of directors who, through their tenure, have developed increasing insight into the Company and its operations and provide a valuable contribution to the Company, its shareholders and the Board. The Board believes the Company and its shareholders benefit from the balance of experience and institutional knowledge of long-standing Board members and the fresh perspective and evolving skillsets of newer Board members.

The Nominating and Corporate Governance Committee regularly reviews and assesses the skills, expertise, and effectiveness of each of the Company’s Board members, and of the Board and the Board’s committees as a whole, to ensure that the current and future business needs of the Company are being served. The Nominating and Corporate Governance Committee also facilitates an annual full Board, Board committee, and Board member self-assessment process, as described below. If, as a result of these annual and ongoing assessments, and taking into consideration the Company’s evolving business strategy and areas of focus, the Board identifies specific qualifications, attributes or areas of expertise that may be additive to the Board, the Board may engage a recruitment firm to identify director candidates with experience and expertise in the identified areas. The Board has appointed four new, independent directors since September 2019, each bringing important perspectives and expertise to the Board.

Focus on diversity in director candidate searches: The Board recognizes the immense value of a diverse and inclusive membership that includes not only diversity of qualifications, tenure, viewpoints and professional backgrounds, but also diversity of age, gender, race and ethnicity, and the importance of setting an example at the Board level for the diverse and inclusive culture and talent that the Company seeks to foster and attract. As the Board engages in ongoing refreshment efforts, it seeks to identify new director candidates who can further contribute to the diversity of the Board.

Shareholder agreements related to Board refreshment: The Company has granted certain shareholders a right to designate a director candidate for appointment to the Board, as follows:

•

On December 1, 2020, Elliott Associates, L.P., a Delaware limited partnership (together with its affiliates and associates, “Elliott”), submitted a notice of nomination of three director candidates for election to the Board at the Annual Meeting (the “December 1 Nomination Notice”). On December 10, 2020, the Company and Elliott reached an agreement (the “Cooperation Agreement”) pursuant to which the Company and Elliott agreed, among other things, to identify a mutually agreeable director to be appointed to the Board and to the Financial Operating Committee. Under the Cooperation Agreement, Elliott also agreed to a voting commitment related to the proposals to be voted on at the Annual Meeting and customary ownership, standstill and mutual non-disparagement provisions. The Cooperation Agreement will terminate on the earlier of (i) December 31, 2021 and (ii) the date that is 30 calendar days prior to the notice deadline under the Articles of Association for the nomination of director candidates for election to the Board at the Company’s 2022 annual general meeting of shareholders, or earlier under certain specified circumstances. Effective upon execution of the Cooperation Agreement, Elliott withdrew the December 1 Nomination Notice.

•

On December 4, 2020, Sarissa Capital Offshore Master Fund LP, a Cayman Islands exempted limited partnership (together with its affiliates and associates, “Sarissa Capital”), submitted a notice of nomination of a director candidate for election to the Board at the Annual Meeting (the “December 4 Nomination Notice”). On April 29, 2021, the Company and Sarissa Capital reached an agreement pursuant to which the Company granted Sarissa Capital a right to designate one director for appointment to the Board from a predetermined list of candidates identified by Sarissa Capital. This right is exercisable between October 30, 2021 and February 28, 2022. In connection with this agreement, Sarissa Capital withdrew the December 4 Nomination Notice.

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Director Evaluation and Board, Committee and Individual Director Self-Assessments

Our Board is tasked with, among other things, overseeing company risk, business strategy and corporate responsibility and sustainability; fostering a company culture that attracts, retains and supports employees; strengthening engagement and alignment with shareholder interests; and supporting long-term value creation for all of the company’s stakeholders.

In order to help ensure that the current and future business and stakeholder needs of the Company are being appropriately served by the Board and its committees, the Nominating and Corporate Governance Committee:

▪

conducts an annual Board evaluation, during which it reviews and evaluates (i) the skills, diversity, expertise and effectiveness of each Board and committee member, considering the qualifications and experience that each individual member is expected to bring to the Board and the committee(s) on which he or she serves and (ii) the suitability and effectiveness of the director nomination qualifications and diversity-related policies adopted by the Nominating and Corporate Governance Committee; and

▪

facilitates annual Board and committee self-assessments, including individual director self-assessments, director assessments of the performance of the Board, and director assessments of the performance of each committee on which he or she serves.

Our typical annual Board evaluation and assessment process includes the following steps:

NCG = Nominating and Corporate Governance

Expectations of Board Members

Service on Other Boards

Board members are expected to ensure that their other existing and planned future commitments do not materially interfere with their service as an effective Board member. Any existing outside commitments of Board members will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing new director candidates for election and current director candidates for re-election. In addition, Board members must seek approval from the Nominating and Corporate Governance Committee before accepting an invitation to serve on any new board of directors, and service on boards and board committees of other companies must be consistent with the Company’s conflict of interest policies set forth in our Code of Business Conduct and Ethics.

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Overboarding Policy

In September 2019, the Board revised its policy on outside directorships to further limit the number of public company boards other than the Board (“outside public company boards”) on which our directors may serve. In accordance with the revised policy, unless otherwise agreed by the Nominating and Corporate Governance Committee, our directors may serve on outside public company boards as follows:

▪	For non-employee directors, a maximum of three outside public company boards at any given time; and
▪	For employee directors, a maximum of two outside public company boards at any given time.

In calculating the number of outside public company boards on which a director serves, simultaneous service on a board or committee of a public company parent and its substantially owned non-public subsidiary counts as service on a single public company board or committee. This policy is effective for each director upon such director’s nomination for election or re-election to the Board following the adoption of the revised policy.

Meetings of the Board

Meetings of the Board are scheduled in advance at least four times a year. Furthermore, additional Board meetings may be called upon appropriate notice at any time to address specific needs of the Company. Each director may propose the inclusion of items on the agenda, request the presence of, or a report by, any member of the Company’s management, or at any Board meeting raise subjects that are not on the agenda for that meeting. The Lead Independent Director reviews and approves the agenda in advance of each Board meeting. The meetings of the Board are typically hosted at the Company’s headquarters in Dublin, Ireland, but may be hosted at other locations or conducted by audio or video conference at the discretion of the Board. All 2020 Board meetings conducted after March 2020 were conducted via video conference rather than in-person in light of issued guidance from country, state and local health authorities in response to the COVID-19 pandemic that imposed restrictions on travel and group gatherings.

Attendance at Board and Committee Meetings and at Annual General Meetings of Shareholders

Absent extenuating circumstances, directors are expected to prepare for, attend, and participate in all Board meetings and meetings of committees on which they serve, and all directors and director nominees are expected to attend the Company’s annual general meetings of shareholders. Attendance rates are taken into account by the Nominating and Corporate Governance Committee and the Board in connection with their assessments of current Board members for re-nomination as directors.

Each of the Company’s current directors attended more than 75% of the aggregate of all meetings of the Board and Board committee(s) on which he or she served that were held during the period in which he or she was a director or committee member, respectively. Each of the Company’s then-current directors attended the Company’s 2020 annual general meeting of shareholders.

Frequency and Format of Board Meetings

Our Board held four regularly-scheduled meetings and one additional meeting during 2020. In addition, in recognition of evolving demands on the Company in response to the COVID-19 pandemic and the Board’s oversight of such response and other matters of importance to the Company, we also conducted monthly (and more frequently as needed) Board update calls in 2020 to keep the Board informed and in regular communication with management.

Executive Sessions of Independent Directors and Non-Employee Directors

The Board’s policy is to hold executive sessions of the non-employee directors of the Board (consisting of all directors other than Mr. Pops) following each regularly scheduled in-person Board meeting. The Lead Independent Director is responsible for chairing such sessions. Executive sessions of the non-employee directors were held following each regularly-scheduled Board meeting during 2020. From time to time, as the Board deems appropriate, the Board also holds meetings of the independent directors of the Board, consisting of all directors other than Mr. Pops and Mr. Cooke.

Action by Written Consent

In accordance with our Articles of Association, the Board may, from time to time, take action by unanimous written consent in lieu of a meeting. The Board took one action by written consent in 2020.

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Director Orientation and Continuing Education

Directors are expected to stay abreast of the Company’s strategic plans, its key policies and practices, and industry trends. The Company’s Chief Legal Officer and Chief Financial Officer are responsible for assuring the orientation of new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in exercising their duties. The Nominating and Corporate Governance Committee regularly reviews potential educational topics for the Board and provides its recommendation to the Board as to whether additional educational measures are appropriate. The Company provides opportunities for directors to visit Company facilities and engage with leadership teams in different functional areas of the Company in order to provide greater understanding of the Company’s business and operations.

Shareholder Communications with the Board

Generally, shareholders who have suggestions, comments or inquiries should contact our investor relations team at investor_relations@alkermes.com. However, our Board believes that shareholders should have an opportunity to communicate with the Board directly as well. Shareholders interested in communicating with the Board or an individual director or directors (including our Chairman and our Lead Independent Director) may do so by sending written communication by mail (including courier or expedited delivery service) to Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, or by facsimile to + 353 1 772-8001, in each case to the attention of either the Chairman of the Board or the individual director(s), as applicable. Each communication should set forth the name and address of the shareholder as it appears on the records of our transfer agent, Computershare Trust Company, N.A. (and, if the shares are held by a bank, broker or other nominee, the name and address of the beneficial owner of the shares), and the number of our shares that are owned by the shareholder of record or beneficially owned by the beneficial owner, as applicable. The Company will forward any such shareholder communications to the Chairman of the Board, as a representative of the Board, and/or to the individual director(s) to whom the communication is addressed, by certified mail to an address specified by the applicable director and/or the Chairman of the Board for such purposes or by secure electronic transmission.

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Director Compensation

Directors who are full-time employees of the Company do not receive additional compensation for Board membership over and above their regular employee compensation.

Non-Employee Director Compensation Program

Our non-employee director compensation program is intended to be competitive and fair, and is designed to attract and retain optimal talent and expertise on our Board and provide compensation commensurate with the time and effort that our directors are required to devote to the Company given the size and complexity of our operations and the Board’s significant oversight and advisory responsibilities.

The Compensation Committee is responsible for evaluating and recommending to the Board for its approval an annual non-employee director compensation program. In this context, the Compensation Committee annually reviews and evaluates, in consultation with its independent compensation consultant, recent trends in director compensation, corporate governance best practices related to director compensation, and comparable market data for director compensation, including data from the same peer group that we use for executive compensation purposes. The Compensation Committee makes its recommendations to the Board based on such review and evaluation. The Board retains the ultimate authority to determine the form and amount of director compensation. It is the general philosophy of the Board that non-employee director compensation should be a mix of cash and equity-based compensation. No perquisites are provided to our non-employee directors.

Annual Cash Retainers

Each non-employee director receives an annual cash retainer for his or her service on the Board, as well as an additional annual cash retainer if he or she serves on a standing committee of the Board or as the chair of a standing committee of the Board. Our non-employee directors also receive an additional fee for attendance at each meeting of the full Board in excess of a pre-determined number of meetings each year as set forth below. For purposes of our director compensation program, each “year” refers to the approximately 12-month period between our annual general meetings of shareholders.

No changes to retainer fee amounts in 2020. In May 2020, following review of our annual cash retainers approved in May 2019, and determination that such cash compensation was aligned, and competitive, with our peer group companies, the Compensation Committee recommended to the Board that no changes be made to the annual retainer amounts for the following year. The Board subsequently approved this recommendation, resulting in the following annual retainers for our non-employee directors’ service on the Board and the standing committees of the Board for the following year, each paid pro-rata on a quarterly basis:

Service	Retainer Fee
Board Member	$ 74,000*
Audit and Risk Committee Chair	$ 25,000
Audit and Risk Committee Member	$ 15,000
Compensation Committee Chair	$ 25,000
Compensation Committee Member	$ 15,000
Nominating and Corporate Governance Committee Chair	$ 18,000
Nominating and Corporate Governance Committee Member	$ 10,000

* This amount includes compensation for attendance at the first five regularly-scheduled Board meetings held each year. Each non-employee director receives an additional fee of $3,500 for his or her in-person attendance at any regularly-scheduled Board meeting in excess of the fifth regularly-scheduled Board meeting occurring in such year.

In 2020, in recognition of evolving demands on the Company in response to the COVID-19 pandemic and other matters of importance to the Company, we also conducted monthly (and more frequently as needed) Board update calls to keep the Board informed and in regular communication with management. None of the directors received any additional compensation for participation in such calls.

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Equity Compensation

Each non-employee director is also granted equity for his or her Board service, in the form of an annual award (the “Annual Grant”) that is typically granted to all continuing non-employee directors on the date of the Company’s annual general meeting of shareholders each year, following the election of directors at such meeting. Each newly appointed non-employee director who joins the Board after the annual general meeting of shareholders is granted a prorated portion of the Annual Grant, typically granted to such director on the date of the first regularly-scheduled Board meeting attended by such director, with the value of the award prorated to reflect the number of regularly-scheduled Board meetings remaining until the next annual general meeting of shareholders (including the then-current meeting), divided by the total number of regularly-scheduled Board meetings during such year (each such grant, a “Pro-Rata Annual Grant”). In addition, each newly appointed non-employee director is granted an initial award for joining the Board (each, a “New Director Grant”), typically granted to such director on the date of the first regularly scheduled Board meeting attended by such director, with an award value equal to 1.5 times the approved award value of the Annual Grant.

Vesting terms. Per our non-employee director equity grant procedures, Annual Grants and Pro-Rata Annual Grants vest in full on the one-year anniversary of the applicable grant date, and New Director Grants vest in three equal annual installments, commencing on the one-year anniversary of the grant date.

No changes to award values in 2020.  Each year, at or prior to the Company’s annual general meeting of shareholders, the Compensation Committee recommends to the Board for its approval equity award values and terms for the Annual Grant and any New Director Grant for such year. In May 2020, following review of our 2019 target equity compensation value of $375,000 for the Annual Grant and $562,500 for the New Director Grant and determination that such equity compensation values were aligned to and competitive with our peer group companies, the Compensation Committee recommended to the Board that no changes be made to the non-employee director equity award values for 2020. The Board subsequently approved this recommendation.

Changes to grant timing due to COVID-19.  In light of the uncertainty in May 2020 regarding the extent of the impacts that the COVID-19 pandemic would have on macroeconomic market conditions and on the Company’s business, the Compensation Committee recommended to the Board, and the Board approved, division of the Annual Grant for 2020 into two separate grants, the first of which was granted on the date of the Company’s 2020 annual general meeting of shareholders (the typical date for the Annual Grant) and equaled 50% of the total approved value of the Annual Grant, and the second of which was to be delayed until the fourth quarter of 2020 and was to equal up to the remaining 50% of the total approved value of the Annual Grant, subject to downward adjustment at the Compensation Committee’s discretion if the Compensation Committee determined that the Company’s circumstances at such time warranted any reduction to the approved value. In December 2020, based on the recommendation of the Compensation Committee’s independent compensation consultant and the Compensation Committee’s assessment of the Company’s circumstances, the Compensation Committee recommended, and the Board approved, the grant of the second portion of the Annual Grant, with an award value equal to the full remaining 50% of the total approved value of the Annual Grant.

Equity mix and share number calculation methodology.  Both the May 2020 and the December 2020 portions of the Annual Grant consisted of 50% restricted stock unit awards and 50% stock options, with the number of shares underlying each restricted stock unit award calculated utilizing a 30-day trading average ending 21 days before the date of applicable grant (the “Average Share Price”), and the number of shares underlying each stock option calculated utilizing the Average Share Price and the Black-Scholes valuation model.

Our non-employee directors are not granted any equity other than the Annual Grant (or Pro-Rata Annual Grant, as applicable) each year and a one-time New Director Grant upon joining the Board. For a description of our share ownership and holding guidelines for our directors, see the section entitled “Share Ownership and Holding Guidelines” on page 93 on this proxy statement.

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Reimbursement of Expenses and Insurance

We reimburse each non-employee director for necessary business expenses incurred in the performance of his or her Board service and extend coverage to each non-employee director under our travel accident and directors’ and officers’ indemnity insurance policies.

Conflicts of Interest

Independent directors do not receive consulting, advisory or other compensatory fees from the Company if the receipt of such fees would result in disqualifying the director as an “independent” director in accordance with the applicable provisions of the Nasdaq Rules and the Exchange Act and the rules promulgated thereunder. To the extent practicable or required by applicable rule or regulation, independent directors who are affiliated with the Company’s service providers, partners or collaborators will undertake to ensure that their compensation from such providers, partners or collaborators does not include amounts connected to payments by the Company.

2020 Director Compensation Table

Each of David W. Anstice AO, Robert A. Breyer, Shane M. Cooke, Wendy L. Dixon, Ph.D., Richard B. Gaynor, M.D., Paul J. Mitchell, Nancy L. Snyderman, M.D., Frank Anders Wilson and Nancy J. Wysenski served as non-employee directors during all of 2020. David A. Daglio, Jr. and Brian P. McKeon were appointed to the Board on December 9, 2020 and served as non-employee directors from such date through the end of 2020.

Richard F. Pops, our CEO, became Chairman of the Board on September 16, 2011 and was an employee during all of 2020. As an employee, Mr. Pops does not receive cash or equity compensation for his service on the Board.

The following table presents and summarizes the compensation of our non-employee directors for service during 2020.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)	($)	($)*
(a)	(b)(1)	(c)(2)	(d)(3)(4)	(h)
David W. Anstice AO	99,000	207,830	206,229	513,060
Robert A. Breyer	99,000	207,830	206,229	513,060
Shane M. Cooke	74,000	207,830	206,229	488,060
David A. Daglio, Jr.	4,223	—	—	4,223
Wendy L. Dixon, Ph.D.	92,000	207,830	206,229	506,060
Richard B. Gaynor, M.D.	80,500	207,830	206,229	494,560
Brian P. McKeon	4,223	—	—	4,223
Paul J. Mitchell	114,000	207,830	206,229	528,060
Nancy L. Snyderman, M.D.	99,000	207,830	206,229	513,060
Frank Anders Wilson	80,500	207,830	206,229	494,560
Nancy J. Wysenski	89,000	207,830	206,229	503,060

* Numbers may not sum due to rounding.

Notes to Director Compensation Table

(1)

The amounts in column (b) represent fees earned by our non-employee directors during 2020 for services as a director, including annual cash retainer fees for service on the Board and additional cash retainer fees for service on a standing committee of the Board or for service as a chair of a standing committee of the Board. The annual cash retainer fees for service on the Board for Messrs. Daglio and McKeon were prorated based on the date of their appointment to the Board.

(2)

The amounts in column (c) reflect the aggregate grant date fair value of restricted stock unit awards granted in 2020, excluding estimates of forfeitures, if any, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718—Stock

ALKERMES PLC  2021 Proxy Statement 41

Compensation, or ASC 718. Each then-current non-employee director was granted a restricted stock unit award in the amount of 6,104 shares on May 20, 2020, which had a grant date fair value of $16.85 per share, and a restricted stock unit award in the amount of 5,578 shares on December 2, 2020, which had a grant date fair value of $18.82 per share. All of these restricted stock unit awards were granted under the Alkermes plc 2018 Stock Option and Incentive Plan, as amended (the “2018 Plan”) and vest in full one year from the date of grant, or earlier upon termination of a director’s service relationship with the Company. Each of our non-employee directors, with the exception of Messrs. Daglio and McKeon, held outstanding restricted stock unit awards as of December 31, 2020 for an aggregate of 11,682 ordinary shares; Messrs. Daglio and McKeon did not hold any outstanding restricted stock unit awards as of December 31, 2020.

(3)

The amounts in column (d) reflect the aggregate grant date fair value of stock options granted during 2020, as computed in accordance with ASC 718. Each then-current non-employee director was granted a non-qualified stock option to purchase 12,823 ordinary shares on May 20, 2020, which had an estimated grant date fair value of $8.04 per share, and a non-qualified stock option to purchase 11,509 ordinary shares on December 2, 2020, which had an estimated grant date fair value of $8.96 per share. All of these stock options were granted under the 2018 Plan, vest in full one year from the date of grant or earlier upon termination of a director’s service relationship with the Company, and expire upon the earlier of ten years from the date of grant or three years following termination of a director’s service relationship with the Company. There can be no assurance that the stock options will be exercised or that the value realized upon their exercise will equal their grant date fair value.

(4)

Assumptions used in the calculation of the fair value of the option awards granted on May 20, 2020 are as follows: option exercise price, $16.85; expected term, 6.1 years; volatility, 51%; interest rate, 0.45%; dividend yield, zero. Assumptions used in the calculation of the fair value of the option awards granted on December 2, 2020 are as follows: option exercise price, $18.82; expected term, 6.2 years; volatility, 50%; interest rate, 0.59%; dividend yield, zero. Our non-employee directors each held outstanding stock options as of December 31, 2020 for the following aggregate number of ordinary shares: Mr. Anstice, 216,032 shares; Mr. Breyer, 211,432 shares; Mr. Cooke, 481,607 shares; Mr. Daglio, 0 shares; Dr. Dixon, 251,032 shares; Dr. Gaynor, 97,332 shares; Mr. McKeon, 0 shares; Mr. Mitchell, 216,032 shares; Dr. Snyderman, 122,032 shares; Mr. Wilson, 97,332 shares; and Ms. Wysenski, 207,282 shares.

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Corporate Responsibility and Sustainability

We are committed to the integration of ESG considerations in the operation of our business. Our recently published Corporate Responsibility Report highlights:

•	our employee wellness and career development activities;
•	our health, safety and environmental accomplishments;
•	our investment in, and engagement with, the communities in which we work; and
•	certain actions that we have taken in response to the COVID-19 pandemic.

The report is available on the Responsibility section of our website at www.alkermes.com.

We actively engage with our stakeholders, including our shareholders, employees, customers, vendors, patients and their caregivers, policy makers and members of the communities in which we live and work, to understand the ESG matters of interest to them. Feedback received from our stakeholders on these topics is communicated to our management team and to the Board, as appropriate.

Human Capital Management

Corporate Culture and Employee Development

We strive to foster and maintain a culture that embodies collaboration, respect for all, an emphasis on diversity, inclusion and belonging, and an unwavering commitment to, and passion for, our work.

The expertise, intelligence, and creativity of our employees drive our innovation, and their passion and commitment to excellence are the cornerstone of our success. We are committed to supporting our employees’ well-being in a transparent, inclusive, and collaborative environment, and providing them with the training, support and resources they need to succeed. In 2020, we conducted over 200 training sessions across our locations and remotely, including with our U.S.-based field sales force, on topics such as performance management, problem solving, leadership development, communication and mentorship.

Diversity, Inclusion & Belonging

We recognize that diversity, inclusion and belonging must be at the heart of all that we do and are key drivers of our success as an organization. In 2019, we created a global Diversity, Inclusion & Belonging Steering Committee, comprised of representatives from all of our locations, including our field-based employees, and a variety of functional areas, to create connections, foster conversations and celebrate our diverse workforce by developing and advancing practices, tools and resources that can be used to strengthen the sense of belonging among our employee base.

The events of 2020 intensified our focus on the importance of social and racial justice, diversity and inclusion. We held company-wide town hall conversations on race and other social justice topics, sponsored recognition events and enhanced our diversity education and training offerings.

We also launched three employee resource groups: Mosaic, a multicultural network; Pride@ Work, an LGBTQ+ and ally network; and Women Inspired Network (WIN), a women’s network. Each employee-led resource group shares a common purpose of supporting and enhancing the inclusiveness of our company culture and providing opportunities for professional development, networking and building deeper connections within Alkermes based on cross-functional employee involvement.

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Employee Engagement

We encourage active employee engagement to ensure that employees feel part of our mission and that they have a voice in the Alkermes community. Since 2017, we have conducted annual employee engagement surveys to understand employee sentiment regarding, and satisfaction with, their work and experience at the Company, and we have used, and will continue to use, the data collected to help inform our human capital management strategy.

Health, Safety and Wellness

Our culture is one of collaboration, compliance and trust. We ask our employees to help us promote and provide workplace environments that are safe and protective of the health and well-being of our people and in compliance with applicable laws, rules and regulations. We maintain extensive Environmental Health, Safety and Security (“EHSS”) policies, adhere to all health and safety standards set by regulators in the locations in which we operate and routinely assess workplace risks, conduct employee trainings and monitor our sites to reduce the risk of workplace accidents.

In 2020, employee health, safety and wellness were of particular focus and importance for the Company. As a testament to our emphasis on the importance of wellness during this time, our sites in Ireland earned a KeepWell Mark™ from the Irish Business and Employers Confederation, an evidence-based accreditation awarded to companies who meet or exceed industry standards for well-being, health and safety, and our newly-built site in Waltham, Massachusetts was awarded a Fitwel® certification in recognition of its facility design, which incorporates elements to support employee health and well-being.

Environmental Impact and Sustainability

At Alkermes, our goal is to conduct our business activities in a manner that minimizes the environmental impacts of our operations and promotes effective stewardship of environmental resources. We are committed to complying with applicable laws, rules, and regulations and operating with the highest standards of conduct. All Alkermes facilities are subject to routine regulatory inspections in respect of EHSS to confirm compliance with applicable laws and regulations. We also go beyond compliance and strive to create a culture of environmental sustainability throughout the organization. We work collaboratively across stakeholder groups and business units to identify ways to reduce our environmental impact, mitigate risks and increase efficiencies. Through these efforts, which are discussed in detail in our Corporate Responsibility Report published in July 2020, we increased our waste recycling and reduced our energy usage per floor area.

Product Quality and Patient Safety

Across our business, we strive to maintain an unwavering focus on product quality and safety. All Alkermes facilities are subject to routine regulatory inspections in respect of product quality and safety to confirm compliance with applicable laws and regulations. We have robust policies and procedures in place designed to promote safe and sustainable research, development, manufacture and commercialization of products, including a comprehensive quality management system that is designed to ensure that products we manufacture, store, test or distribute consistently meet applicable product specifications, safety and efficacy standards, “good practice” (i.e., GCP, GMP, GLP) quality guidelines and regulations and other regulatory requirements. We are also committed to ensuring the authenticity of our medicines and guarding against counterfeit products to safeguard patients and minimize risk in the marketplace for our products.

Expanded Access Program

We endeavor to make safe and effective medicines available to all appropriate patients. Prior to regulatory approval, participation in one of our clinical trials is the best way for patients to gain access to our investigational medicines. However, understanding that some patients facing serious or life-threatening conditions may not be able to participate in a clinical trial, we have established a program under which patients may be eligible to receive access to our investigational treatments outside the clinical trial context. Any requests for such early access must be made by a physician and are subject to a number of eligibility considerations. Additional details about this program can be found under the Research and Development section of our website at www.alkermes.com.

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Responsibility in Manufacturing and Supply Chain

We are committed to meeting our manufacturing objectives reliably and responsibly through the establishment and maintenance of a safe, sustainable, and ethical supply chain. Beyond our own facilities, we contract with a growing network of third-party manufacturers to formulate certain products and produce components of products or product packaging for clinical and commercial use. All service providers involved in the manufacture and packaging of our products are subject to inspection by the FDA or comparable agencies in other jurisdictions and we require that our contract manufacturers adhere to current Good Manufacturing Practices (“GMP”) in the manufacture of these products and components. All contract manufacturers and suppliers must undergo a pre-approval inspection by our quality personnel to assess their compliance with applicable standards and regulations prior to initiating work for Alkermes. Strategic supply chain partners are also subject to Alkermes EHSS standards and expectations.

Patient Engagement

We are inspired by the courage of individuals facing the unique challenges of living with serious mental illness, substance use disorder and cancer, and the perspectives of those affected by these conditions are paramount to our work. We work with these individuals and organizations that support them to better understand the complex system of care for these diseases, to integrate voices from the community into our business, and to achieve our common goal of improving outcomes for such patients and their caregivers. As part of these efforts, we also regularly engage with policymakers and leaders in the patient advocacy community to help inform our own policy and advocacy activities.

Social Responsibility and Community Impact

Beyond our employees, we are committed to giving back to the communities in which we live and work. We support research and advocacy efforts to raise awareness of patient needs and to increase access to medicines and other forms of treatment in support of patient health and well-being. Since 2017, we have proudly supported not-for-profit organizations and independent researchers working in the areas of substance use disorders and serious mental health through our ALKERMES INSPIRATION GRANTS® initiative, our ALKERMES PATHWAYS RESEARCH AWARDS® program and our investigator-sponsored studies program.

In 2020, the Company established a COVID-19 Relief Fund, a special edition of the ALKERMES INSPIRATION GRANTS program, and awarded grants to 10 nonprofit organizations to assist in their work to rapidly address pandemic-related needs for people living with addiction, serious mental illness or cancer.

Hundreds of our employees volunteer each year as part of our employee-founded volunteer programs. In 2020, we adapted our ALKERMES IN ACTION volunteer program to make it entirely virtual, and our employees dedicated more than 400 volunteer hours to local organizations focused on education, caring for veterans, and providing for children and families in need.

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Our Response to COVID-19

In response to the COVID-19 pandemic, our main priorities have been, and continue to be, to protect the safety and health of our employees and to help ensure that healthcare providers and patients have uninterrupted access to our marketed products for people living with addiction and serious mental illness. We have adapted our business practices in innovative ways so that we can continue to operate safely and meet our public health responsibilities, which have become even more pronounced during this challenging time.

•

Supporting Employees: Following the emergence of the pandemic, we quickly took a series of precautionary measures to protect and support our employees, including: adopted work from home and virtual engagement policies for those who can do their jobs remotely; reconfigured our workspaces and instituted new health, sanitization and safety protocols for those performing essential tasks on-site in our laboratories and manufacturing facilities; established virtual touchpoints through global employee town halls, employee surveys, and other communication channels to keep employees informed and engaged; and expanded access to our in-home childcare benefit. As the pandemic has continued to evolve, we have engaged in ongoing assessments and adaptions to our policies and practices, including: developing protocols for safe in-person interactions for our commercial sales force; establishing travel guidelines with associated testing and quarantine protocols; and encouraging ergonomic assessments and tools for those employees who continue to work remotely.

•

Supporting Patients: In these challenging and uncertain times, it is as important as ever that we support people living with opioid dependence, alcohol dependence and schizophrenia to help assure that they have access to the information, resources and medicines that may help them. In order to support patient access to our proprietary medicines in the face of closures and other changes in healthcare provider practices, we mobilized to expand our injection site network to include additional appropriate retail pharmacies and clinics where patients can receive injections of ARISTADA, ARISTADA INITIO® and VIVITROL.

•

Supporting Ongoing Research and Development: We interacted closely with the clinical trial sites for our ongoing studies to develop new approaches to support continuity of care for participating patients and identified additional ways to streamline study visits and enhance data collection to further reduce the burden on patients and the clinical trial sites during this time. We also leveraged these learnings to develop innovative ways to launch new clinical trials while COVID-19-related restrictions persist.

•

Supporting our Communities: Recognizing that the COVID-19 pandemic has introduced significant and critical challenges to the local communities in which we live and work, we expanded our established corporate giving programs to add financial support for local organizations, including food and care programs for children and the elderly, and donations of personal protective equipment and medical supplies to organizations that work with healthcare facilities in both the U.S. and Ireland. We also sponsored a virtual volunteer day for employees to engage in activities to support our local communities during the winter holiday season.

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PROPOSAL 2

NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(Ordinary resolution)

Our Compensation Discussion and Analysis, which begins on page 70 of this proxy statement, describes our executive compensation program and the compensation decisions that the Compensation Committee made with respect to the compensation of our named executive officers for 2020. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As required pursuant to Section 14A of the Exchange Act, our Board is asking that our shareholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, and related compensation tables and narrative discussion.”

Non-Binding, Advisory Vote. Our Board is asking that shareholders support this Proposal 2. This proposal is advisory and non-binding; as an ordinary resolution, approval of this proposal requires the affirmative vote of a majority of the votes cast by shareholders in person or by proxy. Although the vote you are being asked to cast is advisory, and therefore non-binding, we value the views of our shareholders and the Compensation Committee will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes will not have any effect on the results of those deliberations because they are not considered to be votes cast.

Say-on-Pay – 2019 Executive Compensation. In 2020, we submitted our 2019 executive compensation program to an advisory vote of our shareholders, and it received the support of approximately 70% of the votes cast at our 2020 annual general meeting of shareholders. We believe this improvement in level of support as compared to the lower level of support at our 2019 annual general meeting of shareholders is reflective of our shareholders’ acknowledgement of the meaningful changes that the Board and the Compensation Committee made to our executive compensation programs in 2019 and 2020. However, this level of shareholder support remained significantly lower than our historical levels of shareholder support for our say-on-pay proposals, including support of approximately 98% of the votes cast at our 2018 annual general meeting of shareholders, and average support of approximately 94% of the votes cast at our annual general meetings of shareholders from 2012 through 2017.

2020 Engagement and Responsiveness. Following the vote in 2020, we reached out to shareholders who collectively held over 75% of our outstanding shares to request engagement meetings, and held meetings with shareholders who collectively held over 65% of our outstanding shares. David Anstice, the Chair of our Compensation Committee and our Lead Independent Director, led the majority of these meetings, and feedback from these discussions was relayed to the Compensation Committee and the full Board, and discussed with management as appropriate. For information about our shareholder engagement and the Compensation Committee’s responsiveness to shareholder feedback related to executive compensation, see the section entitled “Shareholder Engagement and Board Responsiveness” beginning on page 71 of this proxy statement.

Enhancements to 2020 Executive Compensation Program. We made meaningful enhancements to our executive compensation program in 2020 to further align the interests of our CEO and other named executive officers with those of our shareholders. For additional information, see the section entitled “Executive Compensation—Compensation Discussion and Analysis” beginning on page 70 of this proxy statement.

The Board unanimously recommends that you vote FOR the advisory approval of our executive compensation.

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PROPOSAL 3

NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

AND ACCOUNTING FIRM AND BINDING AUTHORIZATION OF AUDIT AND RISK COMMITTEE

TO SET INDEPENDENT AUDITOR AND ACCOUNTING FIRM’S REMUNERATION

(Ordinary resolution)

PwC served as our independent auditor and accounting firm for 2020. The Audit and Risk Committee reviewed and discussed the performance of PwC as the Company’s independent auditor and accounting firm for 2020 and, following such review and discussion, has retained PwC to serve as the Company’s independent auditor and accounting firm for 2021. Although we are not required to submit the appointment of PwC for shareholder approval, as a matter of good corporate governance, the Board has determined, upon the recommendation of the Audit and Risk Committee, to submit the selection of PwC for ratification by the Company’s shareholders and to ask that the Company’s shareholders authorize the Audit and Risk Committee to set the independent auditor and accounting firm’s remuneration. Even if the selection of PwC is ratified, the Audit and Risk Committee, in its discretion, may still select a different independent auditor and independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Majority Voting Standard. The resolution in respect of the authorization component of this Proposal 3 is an ordinary resolution that requires the affirmative vote of the majority of the votes cast in person or by proxy (meaning the number of shares voted “FOR” this Proposal 3 must exceed the number of shares voted “AGAINST” this Proposal 3). Abstentions will have no effect on the outcome of this Proposal 3 because they are not considered to be votes cast. As we consider this proposal to be “routine” under NYSE Rules, we do not expect any broker non-votes on this Proposal 3.

A representative of PwC is expected to attend the Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The text of the resolution in respect of this Proposal 3 is as follows:

“RESOLVED, to ratify, on a non-binding, advisory basis, the appointment of PricewaterhouseCoopers LLP as the independent auditor and accounting firm of Alkermes plc and to authorize, in a binding vote, the Audit and Risk Committee to set such independent auditor and accounting firm’s remuneration.”

The Board unanimously recommends that you vote FOR the non-binding ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor and accounting firm and the binding authorization of the Audit and Risk Committee to set the independent auditor and accounting firm’s remuneration.

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PROPOSAL 4

APPROVAL OF

ALKERMES PLC 2018 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

(Ordinary resolution)

Overview

Our Board is requesting shareholder approval of the Alkermes plc 2018 Stock Option and Incentive Plan, as amended (the “2018 Plan”), as proposed to be further amended in accordance with this Proposal 4, to make the following material changes:

▪	to increase the number of ordinary shares authorized for issuance thereunder by 8,000,000 new ordinary shares (subject to adjustment for stock splits, stock dividends and similar events); and
▪

to increase the number of ordinary shares that may be awarded in the form of incentive stock options thereunder from 29,600,000 to 37,600,000 (subject to adjustment for stock splits, stock dividends and similar events).

The 2018 Plan, as proposed to be amended in accordance with this Proposal 4, is attached as Appendix A to this proxy statement and is incorporated herein by reference. For purposes of this Proposal 4, we refer to the 2018 Plan, as proposed to be amended in accordance with this Proposal 4, as the “Amended 2018 Plan.”

If this Proposal 4 is approved by our shareholders, the Amended 2018 Plan will become effective as of the date of the Annual Meeting. In the event that our shareholders do not approve this Proposal 4, the Amended 2018 Plan will not become effective and the 2018 Plan will continue to be effective in accordance with its terms.

Why do we believe our shareholders should approve the Amended 2018 Plan (including the increased number of shares authorized for issuance thereunder)?

1. We believe the size of our share reserve increase request is reasonable.

The size of our share reserve increase request for the Amended 2018 Plan is equal to 8,000,000 new ordinary shares (subject to adjustment for stock splits, stock dividends and similar events). We expect our request will provide us with sufficient ordinary shares to support approximately one year of equity awards at our current market value. Equity awards are key to attracting and retaining employees integral to the successful development of our clinical pipeline, the commercialization of our products and the accomplishment of transformative business transactions. Our compensation philosophy with respect to equity awards is to target around the 50th percentile by value of our comparable peer group, as determined using the Black-Scholes option pricing model and market prices for restricted stock unit awards, with the opportunity to increase or decrease the value of equity awards from the 50th percentile based upon performance. If our request is not approved, we do not expect to have sufficient ordinary shares to support our next round of annual equity awards at our current market value.

2. Equity awards are integral to our compensation program and to our success.

Equity awards, similar to those typically offered by our competitors, have been, and we believe will continue to be, an integral component of our overall compensation program, enabling us to attract qualified and skilled employees and directors, retain our existing employees, including our experienced management team, and provide incentives for our employees to exert maximum efforts for our success, ultimately contributing to an increase in shareholder value.

We have built, and continue to devote significant resources to further develop and enhance, a comprehensive cross-functional infrastructure designed to support product development from discovery through commercialization and lifecycle management. We are currently developing a pipeline of potential new proprietary products in the fields of neuroscience and oncology. We manufacture and commercialize

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VIVITROL for the treatment of alcohol dependence and opioid dependence, ARISTADA for the treatment of schizophrenia, and ARISTADA INITIO for initiation onto ARISTADA for the treatment of schizophrenia, and we are preparing for the potential launch of LYBALVI for the treatment of schizophrenia and bipolar I disorder, which, pending FDA approval, we intend to manufacture and commercialize. We also manufacture commercial products, incorporating our proprietary technologies under license, that are owned and commercialized by other biopharmaceutical companies and for which we receive manufacturing and/or royalty revenues.

We seek to attract, hire and retain qualified and highly skilled personnel with experience in areas such as R&D, including early discovery, translational medicine, formulation and clinical development capabilities; intellectual property prosecution, enforcement and defense; medical affairs; manufacturing operations; U.S. federal and state government affairs; sales and marketing; and market access, including managed markets, patient access services, and institutional sales. Competition for such personnel in our industry and the geographic regions in which we operate is intense, with numerous companies also developing, launching or marketing products, including products against which our products directly compete.

3. We manage our equity award use carefully.

We carefully and thoughtfully manage our equity award use, balancing attraction, retention and incentivization of our employees against dilution and burn rate considerations. As of the Record Date, our full dilution, which is calculated as (shares available for grant + shares subject to outstanding equity awards) / (shares outstanding + shares available for grant + shares subject to outstanding equity awards), is approximately 16.3%.

The following two tables provide certain additional information regarding our equity incentive program.

As of the Record Date
Total number of ordinary shares subject to outstanding stock options	19,290,637
Weighted-average exercise price of outstanding stock options	$33.42
Weighted-average remaining term of outstanding stock options	6.5 years
Total number of ordinary shares subject to outstanding full value awards(1)	8,199,707
Total number of ordinary shares available for grant under the 2018 Plan(2)	3,683,918
Total number of ordinary shares outstanding	160,197,676
Per-share closing price of ordinary shares as reported on Nasdaq	$20.05

(1)	A “full value award” is an award other than a stock option or stock appreciation right.
(2)	As of the Record Date, there were no ordinary shares available for grant under any of our equity incentive plans other than the 2018 Plan.

	As of December 31,
	2020	2019	2018
Adjusted Burn Rate (1)	6.79%	6.03%	3.63%
Unadjusted Burn Rate (2)	4.59%	4.23%	2.55%

(1)

Adjusted Burn Rate is calculated as: (shares subject to stock options granted + shares subject to time-vesting full value awards granted + shares subject to performance-vesting full value awards vested)/weighted average ordinary shares outstanding. For purposes of this calculation, shares subject to time-vesting full value awards granted and performance-vesting full value awards vested are increased by a 2.0x volatility multiplier for each of 2018-2020. However, the share reserve under the 2018 Plan is reduced by 1.8 ordinary shares for each ordinary share issued pursuant to a full value award.

(2)

Unadjusted Burn Rate is calculated as: (shares subject to stock options granted + shares subject to time-vesting full value awards granted + shares subject to performance-vesting full value awards vested)/weighted average ordinary shares outstanding.

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The following table sets forth our historic use of equity in 2020, 2019 and 2018:

	Year
	2020	2019	2018
Stock options granted	3,799,952	3,812,103	2,269,830
Time-vesting full value awards granted	3,494,759	2,826,092	1,367,710
Performance-vesting full value awards vested	—	1,614 (1)	311,913 (2)
Weighted average ordinary shares outstanding	158,802,915	157,051,071	155,111,945

(1)

Consists of performance-vesting restricted stock unit awards for which vesting was accelerated in 2019 pursuant to the terms of the applicable grants for certain of the Company’s former employees during the year.

(2)

Consists of 351 performance-vesting restricted stock unit awards for which vesting was accelerated in 2018 pursuant to the terms of the applicable grants for certain of the Company’s former employees during the year and 311,562 performance-vesting restricted stock unit awards that vested based on the Company’s achievement of one of the three performance criteria to which the performance-vesting restricted stock unit awards granted company-wide in February 2017 were subject.

Important Aspects of the Amended 2018 Plan Designed to Protect our Shareholders’ Interests

The Amended 2018 Plan contains certain provisions, including those set forth below, designed to protect our shareholders’ interests and reflect corporate governance best practices. The descriptions contained in this Proposal 4 of these provisions and of certain other features of the Amended 2018 Plan are intended to be summaries only and are qualified in their entirety by the full text of the Amended 2018 Plan attached hereto as Appendix A.

▪

Shareholder approval is required for additional shares.  The Amended 2018 Plan does not contain an annual “evergreen” provision. Thus, shareholder approval is required each time we desire to increase the share reserve, allowing our shareholders the ability to have a say on our equity compensation programs.

▪

Share counting provisions.  The share reserve under the Amended 2018 Plan is reduced by one ordinary share for each ordinary share issued pursuant to a stock option or stock appreciation right and by 1.8 ordinary shares for each ordinary share issued pursuant to a full value award. This helps to ensure that management and the Compensation Committee are using the share reserve effectively and with regard to the value of each type of equity award. The Amended 2018 Plan also prohibits liberal share recycling, which means that shares tendered or held back upon exercise of a stock option or stock appreciation right or settlement of an award to cover the exercise price or tax withholding for such option, right or award are not added back to the number of shares available for issuance under the Amended 2018 Plan.

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Flexibility in designing equity compensation scheme.  The Amended 2018 Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, cash-based awards and performance share awards. By providing this flexibility, we are positioned to quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

▪

No right to vote or receive dividends. Until shares are delivered in accordance with the Amended 2018 Plan, no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares to be issued in connection with equity awards.

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No option or SAR repricing.  The Amended 2018 Plan explicitly prohibits repricing options and stock appreciation rights in any manner without shareholder approval, including cancelling awards in exchange for cash or for another award under the Amended 2018 Plan.

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Minimum 1-year vesting requirement.  Under the Amended 2018 Plan, options and stock appreciation rights are not exercisable, and restricted stock awards and restricted stock unit awards do not vest, until at least one year from the grant date, and restricted stock awards and time-vesting restricted stock unit awards cannot fully vest until at least three years from the grant date.

ALKERMES PLC  2021 Proxy Statement 51

▪

Equity Clawback.  Equity awards granted to our named executive officers under the Amended 2018 Plan are subject to our Clawback Policy, as in effect from time to time. A current copy of the Clawback Policy can be found on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

Majority Voting Standard

The resolution in respect of this Proposal 4 is an ordinary resolution that requires the affirmative vote of the majority of the votes cast in person or by proxy (meaning the number of shares voted “FOR” this Proposal 4 must exceed the number of shares voted “AGAINST” this Proposal 4). Abstentions and broker non-votes will have no effect on the outcome of this Proposal 4 because they are not considered to be votes cast.

The text of the resolution in respect of this Proposal 4 is as follows:

“RESOLVED, that the Alkermes plc 2018 Stock Option and Incentive Plan, as amended, be APPROVED.”

The Board unanimously recommends that you vote FOR Approval of the Amended 2018 Plan.

ALKERMES PLC  2021 Proxy Statement 52

Principal Features of the Amended 2018 Plan

The material features of the Amended 2018 Plan are as set forth below:

▪

The Amended 2018 Plan will be administered by either the Compensation Committee or by a similar committee performing the functions of the Compensation Committee and which is comprised of not less than two independent, non-employee directors (in either case, the “Administrator”). The Administrator, in its discretion, may grant a variety of incentive awards based on our ordinary shares. The Administrator may delegate its authority and duties with respect to the granting of awards to a subcommittee of one or more members of the Board.

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The award of stock options (both incentive and non-qualified stock options), stock appreciation rights, restricted stock unit awards, restricted stock awards, cash-based awards and performance share awards is permitted.

▪

For purposes of determining the number of our ordinary shares available for issuance under the Amended 2018 Plan, (a) the grant of any full value award (i.e., an award other than a stock option or stock appreciation right) is deemed as an award of 1.8 ordinary shares for each such ordinary share actually subject to the award and shall be treated similarly if added back to the number of shares available for issuance when forfeited or canceled under the Amended 2018 Plan, (b) the grant of a stock option or stock appreciation right is deemed as an award of one ordinary share for each such ordinary share actually subject to the award and shall be treated similarly if added back to the number of shares available for issuance when forfeited or canceled under the Amended 2018 Plan, (c) any Prior Plans Returning Share (as defined in the Amended 2018 Plan and described below) subject to a full value award shall be added to the number of shares available for issuance as 1.8 ordinary shares, and (d) any Prior Plans Returning Share subject to a stock option or stock appreciation right shall be added to the number of shares available for issuance as one ordinary share. The term “Prior Plans Returning Share” generally means any ordinary share underlying any outstanding award granted under the Alkermes plc 2011 Stock Option and Incentive Plan, as amended (the “2011 Plan”) or the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan, as amended, in each case that, from and after May 20, 2020 (the date of the Company’s 2020 annual general meeting of shareholders), was or is forfeited, canceled, repurchased or otherwise terminated (other than by exercise).

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Our Board may at any time amend or discontinue the Amended 2018 Plan, and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the award holder’s consent. Additionally, no option or stock appreciation right may be repriced in any manner without shareholder approval. Amendments to the Amended 2018 Plan will be subject to approval by our shareholders to the extent required under the rules of any securities exchange or market system on which our ordinary shares are listed or any other applicable rules. Amendments shall also be subject to approval by our shareholders if and to the extent such approval is determined by the Administrator to be required by the Code in order to preserve the qualified status of incentive stock options.

The maximum number of ordinary shares that may be issued under the Amended 2018 Plan is equal to the sum of the following (subject to adjustment for stock splits, stock dividends and similar events): (i) 27,600,000 ordinary shares; (ii) 1,199,965 ordinary shares, which is the number of 2011 Plan Available Shares (as defined in the 2018 Amended Plan and described below); and (iii) the Prior Plans Returning Shares, as such shares become available from time to time. For purposes of this limitation, shares underlying any awards granted under the Amended 2018 Plan that are forfeited, canceled, repurchased or otherwise terminated (other than by exercise) will be added back to the number of shares available for issuance under the Amended 2018 Plan. Shares tendered or held back upon exercise of an option or stock appreciation right or settlement of an award to cover the exercise price or tax withholding for such option, right or award are not added back to the number of shares available for issuance under the Amended 2018 Plan. Shares purchased in the open market with proceeds from the exercise of options or stock appreciation rights will not be added to the number of shares available for issuance under the Amended 2018 Plan. In addition, in the event that a stock appreciation right is settled in shares, the gross number of shares subject to the stock appreciation right will be deducted from the number of shares available for issuance under the Amended 2018 Plan. The shares issued under the Amended 2018 Plan may be issued from treasury or otherwise.

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The term “2011 Plan Available Shares” generally means the number of ordinary shares that remained available for grant under the 2011 Plan as of May 20, 2020 (the date of the Company’s 2020 annual general meeting of shareholders), which ordinary shares ceased to be available for grant under the 2011 Plan (and became available for issuance pursuant to Awards under the 2018 Plan) as of such date.

Summary of the Amended 2018 Plan

Plan Administration.  The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended 2018 Plan. The Administrator may also determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Amended 2018 Plan, of any award and accelerate the exercisability or vesting of all or any portion of any award, except that within the minimum vesting periods described below, vesting may be accelerated only in the case of a grantee’s death, disability or retirement or upon a Sale Event (as defined in the Amended 2018 Plan). The Administrator may also delegate to a subcommittee comprised of one or more members of the Board all or part of the Administrator’s authority and duties with respect to the granting of awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price, if applicable, and the vesting criteria.

Eligibility and Limitations on Grants.  Persons eligible to participate in the Amended 2018 Plan will be those officers, employees, non-employee directors and consultants of the Company and its subsidiaries as selected from time to time by the Administrator. The intention in making awards to eligible persons under the Amended 2018 Plan will be to align the compensation of these individuals over a multi-year period directly with the interests of our shareholders and serve as a tool in the recruiting and retention of these individuals. As of the Record Date, we (including our subsidiaries) had approximately 2,230 employees (including officers), 11 non-employee directors, and approximately 600 consultants. The maximum number of ordinary shares that can be awarded in the form of incentive stock options under the Amended 2018 Plan will not exceed 37,600,000 shares (subject to adjustment for stock splits, stock dividends and similar events).

Stock Options and Stock Appreciation Rights. The Amended 2018 Plan permits the granting of (1) stock options intended to qualify as incentive stock options under Section 422 of the Code, (2) stock options that do not so qualify and (3) stock appreciation rights. Options granted under the Amended 2018 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Non-qualified options and stock appreciation rights may be granted to any persons eligible to receive incentive stock options and to non-employee directors and consultants. The exercise price of each option and stock appreciation right will be determined by the Administrator but will not be less than 100% of the fair market value of our ordinary shares on the date of grant; provided, however, that for any incentive stock option granted to an employee who, at the time of grant, owns or is deemed to own shares possessing more than 10% of our total combined voting power or that of any subsidiary (a “10% Owner”), such exercise price will not be less than 110% of the fair market value of our ordinary shares on the date of grant.

The term of each option and stock appreciation right will be fixed by the Administrator and will not exceed ten years from the date of grant; provided, however, that for any incentive stock option granted to a 10% Owner, such term will not exceed five years from the date of grant. Options and stock appreciation rights may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. The Administrator will determine at what time or times each option and stock appreciation right may be exercised. Options and stock appreciation rights may be made exercisable in installments, provided they shall not be exercisable for a period of at least one year from the date of grant. Options and stock appreciation rights may be exercised in whole or in part with written or electronic notice to the Company’s delegate. Upon exercise of non-qualified stock options, unless otherwise determined by the Administrator, the purchase price must be paid through a net reduction in the number of ordinary shares issuable upon such exercise, based on the fair market value of our ordinary shares on the date of exercise. Upon exercise of incentive stock options and those non-qualified options for which the Administrator elects not to utilize the above payment method, the option exercise price may be paid in full

ALKERMES PLC  2021 Proxy Statement 54

either in cash, by certified check, bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of ordinary shares that are beneficially owned by the optionee based on the fair market value of our ordinary shares on the date of exercise or, subject to applicable law, by delivery to the Company of an exercise notice together with irrevocable instructions to a broker to promptly deliver cash or a check payable to the Company for the purchase price. The appreciation distribution payable on the exercise of a stock appreciation right will be not greater than an amount equal to the excess of (i) the fair market value (on the date of exercise) of a number of shares equal to the number of share equivalents being exercised under the stock appreciation right, over (ii) the exercise price of such share equivalents. The appreciation distribution may be paid in ordinary shares, in cash, in any combination of the two or in any other form of consideration determined by the Administrator and set forth in the award agreement.

To qualify as incentive stock options, options must meet additional U.S. federal tax requirements, including a $100,000 limit on the value of our ordinary shares subject to incentive stock options that first become exercisable by a participant in any one calendar year.

Restricted Stock Unit Awards.  The Administrator may award stock units as restricted stock unit awards to participants. Restricted stock unit awards are ultimately payable in the form of ordinary shares and may be subject to such conditions and restrictions as the Administrator may determine, subject to a mandatory minimum period of one year from the date of grant before any such award vests. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. Awards with time-based restrictions are subject to a mandatory minimum period of three years from the date of grant before such award vests in its entirety, provided that after twelve months, the vesting of such award can occur incrementally over the three-year period. To the extent a restricted stock unit award is subject to Section 409A of the Code (“Section 409A”), it may contain such additional terms and conditions as the Administrator shall determine in order for such award to comply with the requirements of Section 409A.

The Administrator, in its sole discretion, may permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a restricted stock unit award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of phantom stock units (which may be fully vested) based on the fair market value of our ordinary shares on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred.

Restricted Stock.  The Administrator may award ordinary shares as restricted stock to participants, subject to such conditions and restrictions as the Administrator may determine, subject to a mandatory minimum period of one year from the date of grant before any such award vests. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. Awards with time-based restrictions are subject to a mandatory minimum period of three years from the date of grant before such award vests in its entirety, provided that after twelve months, the vesting of such award can occur incrementally over the three-year period.

Cash-Based Awards.  Each cash-based award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a cash-based award may be made in cash or in ordinary shares, as the Administrator determines. Except as may otherwise be provided by the Administrator, a grantee’s right in all cash-based awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its subsidiaries for any reason (including if a subsidiary ceases to be a subsidiary of the Company).

Performance Share Awards.  The Administrator may grant performance share awards independent of, or in connection with, the granting of other awards under the Amended 2018 Plan. The Administrator, in its sole discretion, determines whether and to whom performance share awards will be granted, the performance goals subject to the award, the period during which performance is to be measured, which will not be less than one year, and such other conditions as the Administrator shall determine. Upon the attainment of the performance goal, the grantee is entitled to receive ordinary shares.

ALKERMES PLC  2021 Proxy Statement 55

Performance-Based Awards.  The Administrator may grant performance-based awards under the Amended 2018 Plan (consisting of restricted stock awards, restricted stock unit awards, cash-based awards or performance share awards) that are payable upon the attainment of performance goals established by the Administrator. The Administrator will define the manner of calculating the performance criteria it selects to use for any performance goals, which may be expressed in terms of overall performance of the Company or the performance of a subsidiary, division, business unit, or an individual. The performance criteria that may be used to establish such performance goals are the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our ordinary shares, economic value-added, initiation or completion of clinical trials, results of clinical trials, drug development or commercialization milestones, collaboration milestones, operational measures including production capacity and capability, hiring and retention of key managers, expense management, capital raising transactions, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, gross or net profit levels, operating margins, earnings (loss) per ordinary share, sales or market shares, and any other measures of performance selected by the Administrator, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

The Administrator may adjust or modify the calculation of any performance goals to make adjustments deemed appropriate by the Administrator, including but not limited to, in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or its subsidiaries, or the financial statements of the Company or its subsidiaries, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Tax Withholding.  Participants in the Amended 2018 Plan are responsible for the payment of any U.S. federal, state or local taxes, and non-U.S. or other taxes that the Company is required by law to withhold upon any option or stock appreciation right exercise or vesting of other awards. The Company has the right to deduct any such taxes from any payment otherwise due to a grantee, including the right to reduce the number of ordinary shares otherwise required to be issued to the grantee in an amount that, on the date of issuance, would have a fair market value equal to all such taxes required to be withheld by the Company.

Change in Control Provisions.  Under the terms of the Amended 2018 Plan, the Administrator has the authority to determine the conditions under which any award under the Amended 2018 Plan will become exercisable in the event of a Sale Event at the time of grant of such award. Except to the extent the Administrator determines otherwise at the time of grant, the Amended 2018 Plan provides that all stock options and stock appreciation rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event; all other awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event; and all awards with conditions and restrictions relating to the attainment of performance goals may, in the Administrator’s discretion, become vested and nonforfeitable in connection with a Sale Event. In addition, in the event of a Sale Event in which the Company’s shareholders will receive cash consideration, the Company may make or provide for a cash payment to participants holding vested stock options or stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of any vested stock option or stock appreciation right.

Shareholder Rights.  Until shares are delivered in accordance with the Amended 2018 Plan, no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares to be issued in connection with equity awards, notwithstanding the exercise of a stock option or stock appreciation right or any other action by the grantee with respect to an equity award.

Amendments and Termination.  Our Board may at any time amend or discontinue the Amended 2018 Plan, and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the award holder’s consent. Amendments will be subject to approval by our shareholders to the extent such approval is required under the rules of any securities exchange or market system on which our ordinary shares are listed or any other applicable rules.

ALKERMES PLC  2021 Proxy Statement 56

Amendments shall also be subject to approval by our shareholders if and to the extent such approval is determined by the Administrator to be required by the Code in order to preserve the qualified status of incentive stock options. In addition, except in connection with a reorganization or other similar change in the capital shares of the Company or a merger or other transaction, without prior shareholder approval, the Administrator will not reduce the exercise price of an outstanding stock option or stock appreciation right, or effect a re-pricing of an outstanding stock option or stock appreciation right through cancellation or re-grants or through cancellation in exchange for cash or another award. Unless the Amended 2018 Plan is sooner terminated, awards of incentive stock options may be granted under the Amended 2018 Plan until March 29, 2028 (which is the tenth anniversary of the date the 2018 Plan was first approved by the Board).

Changes in Shares.  If, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the Company’s capital shares, the Company’s outstanding ordinary shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such ordinary shares or other securities, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of the Company, the Company’s outstanding ordinary shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator will make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Amended 2018 Plan, including the maximum number of shares that may be issued in the form of incentive stock options, (ii) the number and kind of shares or other securities subject to any then outstanding awards under the Amended 2018 Plan, (iii) the repurchase price, if any, per share subject to each outstanding restricted stock award, and (iv) the price for each share subject to any then outstanding option and stock appreciation right, without changing the aggregate exercise price with which such option or stock appreciation right remains exercisable. The Administrator will also make equitable or proportionate adjustments in the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event.

New Plan Benefits under the Amended 2018 Plan

Awards granted under the Amended 2018 Plan to our executive officers, directors and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2018 Plan, and our Board and Compensation Committee have not granted any awards under the Amended 2018 Plan subject to shareholder approval of this Proposal 4. Accordingly, the benefits or amounts that will be received by, or allocated to, the Company’s CEO, the Company’s three other named executive officers currently employed by the Company, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees (including all current officers who are not executive officers) as a group under the Amended 2018 Plan, are not determinable. Mr. Frates, who is also a named executive officer, terminated his employment with the Company in January 2021 and, therefore, is not eligible to receive any future awards under the Amended 2018 Plan.

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Plan Benefits under the 2018 Plan

The following table sets forth, for each of the individuals and various groups indicated, the total number of ordinary shares subject to awards that have been granted under the 2018 Plan as of the Record Date.

Number of Shares
Richard F. Pops	1,776,815
Chief Executive Officer and Chairman
James M. Frates	265,185
Former Senior Vice President, Chief Financial Officer
Craig C. Hopkinson, M.D.	676,606
Executive Vice President, Research and Development and Chief Medical Officer
David J. Gaffin	485,391
Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary
Michael J. Landine	381,112
Senior Vice President, Corporate Development and Chief Risk Officer
All current executive officers as a group	4,331,767
All current directors who are not executive officers as a group	416,680
Each nominee for election as a director
David A. Daglio, Jr.	46,277
Nancy L. Snyderman, M.D.	36,014
Frank Anders Wilson	36,014
Nancy J. Wysenski	36,014
Each associate of any executive officer, current director or director nominee	—
Each other person who received or is to receive 5% of awards
Richard F. Pops	1,776,815
All current employees (including all current officers who are not executive officers) as a group	10,442,290

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Amended 2018 Plan. It does not describe all U.S. federal tax consequences under the Amended 2018 Plan, U.S. state or local tax consequences or tax consequences outside of the U.S. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code (“Section 162(m)”) and the satisfaction of our tax reporting obligations.

Incentive Stock Options.  No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If ordinary shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to any deduction for U.S. federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

An incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply. If ordinary shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the ordinary shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (2) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares.

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Non-Qualified Options.  No taxable income is generally realized by the optionee upon the grant of a non-qualified option. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Stock Appreciation Rights.  Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying shares on the grant date, the participant will recognize ordinary income equal to the fair market value of the shares or cash received upon such exercise, and we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Other Awards.  We will generally be entitled to a tax deduction in connection with an award under the Amended 2018 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize that tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments

The vesting of any portion of a stock option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated award to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% U.S. federal excise tax on all or a portion of such payments (in addition to other taxes ordinarily payable).

Limitation on the Company’s Deductions

Under Section 162(m), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the Amended 2018 Plan will be subject to the deduction limit under Section 162(m) and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) pursuant to the transition relief provided by the Tax Cuts and Jobs Act of 2017. For more information regarding the deduction limit under Section 162(m), see the discussion in the section entitled “Additional Compensation Information—Tax and Accounting Considerations” on page 94 of this proxy statement.

A copy of the Amended 2018 Plan is attached as Appendix A to this proxy statement.

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PROPOSAL 5

APPROVAL OF

AMENDMENTS TO THE COMPANY’S ARTICLES OF ASSOCIATION

TO DECLASSIFY THE BOARD

(Special resolution)

The Board has approved, and is asking that our shareholders approve, certain amendments to our Articles of Association to declassify our Board over a three-year period. The complete text of the proposed amendments is attached to this proxy statement as Appendix B.

In accordance with our Articles of Association, our Board is currently divided into three classes of directors, with each class elected to serve staggered three-year terms. Our Board regularly reviews our governance structure, including the appropriateness of our classified board structure.

We have historically maintained a classified board structure because we believed that such a structure provided important continuity of knowledge and leadership and stability in executing our long-term value creation strategy, which is especially important in our industry given the extended timeline for drug discovery, clinical development, approval and commercialization. However, the Board recognizes the preferences of many of our shareholders for annual elections of directors and, following careful consideration of shareholder feedback received in 2020, the Board is recommending that shareholders vote to amend our Articles of Association to declassify our Board and provide for the annual election of directors.

If this Proposal 5 is approved by our shareholders, beginning with the Company’s 2022 annual general meeting of shareholders, each class of directors that is up for election will be eligible for election to a one-year term. Because the proposed amendments to our Articles of Association are not yet approved by our shareholders, approval of this Proposal 5 will not affect the term of any Class I director nominee who is elected pursuant to Proposal 1, as set forth on page 15 of this proxy statement, each of whom, upon election, will serve a three-year term expiring at the Company’s 2024 annual general meeting of shareholders. Approval of this Proposal 5 would not affect the unexpired terms of previously elected directors, such that the Class II and Class III directors who have been elected to three-year terms in prior years would complete those three-year terms, expiring at our annual general meetings of shareholders in 2022 and 2023, respectively. Accordingly, the Board would be fully declassified upon the expiration of the terms of the Class I directors at our annual general meeting of shareholders in 2024. If this Proposal 5 is not approved by our shareholders, the Board will remain classified in accordance with our current Articles of Association.

The foregoing description of the proposed amendments to our Articles of Association is only a summary and is qualified in its entirety by reference to the complete text of the proposed amendments, which is attached to this proxy statement as Appendix B. We urge you to read Appendix B in its entirety before casting your vote.

Voting Standard. Under Irish law, the resolution in respect of this Proposal 5 is a special resolution that requires the affirmative vote of the holders of at least 75% of the votes cast by shareholders in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of this Proposal 5 because they are not considered to be votes cast.

The text of the resolution in respect of this Proposal 5 is as follows:

“RESOLVED, as a special resolution, that the Articles of Association be and hereby are amended in the manner set forth in Appendix B of this proxy statement.”

The Board unanimously recommends that you vote FOR the amendments to the Company’s Articles of Association to declassify the Board.

ALKERMES PLC  2021 Proxy Statement 60

Report of the Audit and Risk Committee

No portion of this Report of the Audit and Risk Committee shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

As more fully described in its charter, the Audit and Risk Committee oversees the Company’s financial reporting process on behalf of the Board. Management has day-to-day responsibility for the Company’s financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. The Company’s independent auditor and accounting firm is responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discussing with the Audit and Risk Committee any issues they believe should be raised. The independent auditor and accounting firm is also responsible to the Audit and Risk Committee and the Board for testing the integrity of the financial accounting and reporting control systems, issuing a report on the Company’s internal control over financial reporting and such other matters as the Audit and Risk Committee and Board determine. In addition, the independent auditor and accounting firm performs audit-related and permissible non-audit services for the Company.

In the performance of its oversight function, the Audit and Risk Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company’s independent auditor and accounting firm, the audited consolidated financial statements of the Company for 2020 which are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The Audit and Risk Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit. The Audit and Risk Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examination, judgments as to the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, the substance and clarity of disclosures in the financial statements, and the Company’s disclosure control process and internal control over financial reporting.

The Audit and Risk Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit and Risk Committee discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from management and the Company, and received written disclosures and a letter from PricewaterhouseCoopers LLP to confirm its independence as required by applicable requirements of the PCAOB.

The Audit and Risk Committee also reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, which it made in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit and Risk Committee also reviewed and discussed with PricewaterhouseCoopers LLP the Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 related to PricewaterhouseCoopers LLP’s audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Audit and Risk Committee monitors the activity and performance of PricewaterhouseCoopers LLP. All services to be provided by PricewaterhouseCoopers LLP are pre-approved by the Audit and Risk Committee or where permitted, a delegate thereof. The Audit and Risk Committee’s evaluation of PricewaterhouseCoopers LLP included, among other things, consideration as to whether its provision of permissible non-audit services to the Company is compatible with maintaining its independence.

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In reliance on these reviews and discussions, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC, and the Board approved such inclusion.

Respectfully submitted by the Audit and Risk Committee,

Paul J. Mitchell (Chair)

Robert A. Breyer

Nancy L. Snyderman, M.D.

Frank Anders Wilson

For more information about the Audit and Risk Committee and its charter, please see the Corporate Governance page of the Investors section of our website at www.alkermes.com.

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Audit Fees

Aggregate Fees for 2020 and 2019

During 2020 and 2019, PwC provided various audit, audit-related, tax and other services to us. The Audit and Risk Committee understands the need for PwC to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of PwC, the Audit and Risk Committee has adopted policies and procedures which require it to review and pre-approve all audit and non-audit services performed by PwC. All of the services of PwC for 2020 and 2019 described below were pre-approved by the Audit and Risk Committee.

The aggregate fees of PwC for 2020 and 2019 were as follows:

	2020	2019
Audit fees(1)	$2,396,361	$2,262,083
Audit-related fees(2)	8,500	7,600
Tax fees(3)	472,066	639,153
All other fees(4)	2,756	2,700
Total	$2,879,683	$2,911,536

(1)

Consists of fees for services related to the audit of our annual consolidated financial statements, statutory audits and the review of our quarterly consolidated financial statements, including the review of our internal controls over financial reporting and other engagements related to the applicable year. Included in these amounts for 2020 and 2019 are expenses of $1,580 and $38,600, respectively.

(2)	Consists of assurance services related to employee benefit plan audits.
(3)

Consists of fees for tax compliance and tax advisory services, other than those related to the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements. Included in these amounts for 2020 and 2019 are expenses of $0 and $7,582, respectively.

(4)	Consists of fees for access to the PwC on-line accounting research database.

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Ownership of the Company’s Ordinary Shares

The following table and notes provide information about the beneficial ownership of our ordinary shares as of April 1, 2021 by:

•	each of the Company’s current directors and director nominees;
•	the Company’s Chief Executive Officer;
•	each of the Company’s four other named executive officers, as set forth in the Summary Compensation Table on page 97 of this proxy statement; and
•	all of the Company’s current directors and executive officers as a group.

According to SEC rules, the Company has included in the column “Number of Issued Ordinary Shares” all shares over which the person has sole or shared voting or investment power, and the Company has included in the column “Number of Ordinary Shares Issuable” all shares that the person has the right to acquire within 60 days after April 1, 2021 through the exercise of any stock option, vesting of any stock award or other right. All shares that a person has a right to acquire within 60 days of April 1, 2021 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (except to the extent authority is shared by spouses) to invest and vote the shares listed opposite the person’s name. The Company’s inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. The business address of each of the Company’s current non-employee directors and nominees is Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6. The business address of each of the Company’s current executive officers is 852 Winter Street, Waltham, MA 02451.

Ownership by Directors and Executive Officers

	Number of Issued Ordinary Shares	Number of Ordinary Shares Issuable(1)	Total	Percent(2)
David W. Anstice AO	68,381	204,523	272,904	*
Robert A. Breyer	7,156	199,923	207,079	*
Shane M. Cooke	84,872	461,432	546,304	*
David A. Daglio, Jr.	45,000	—	45,000	*
Wendy L. Dixon, Ph.D.	36,600	204,523	241,123	*
Richard B. Gaynor, M.D.	—	44,627	44,627	*
Brian P. McKeon	—	—	—	*
Paul J. Mitchell	15,000	204,523	219,523	*
Richard F. Pops	792,040	2,451,366	3,243,406	2.02%
Nancy L. Snyderman, M.D.	—	110,523	110,523	*
Frank Anders Wilson	—	44,627	44,627	*
Nancy J. Wysenski	11,242	195,773	207,015	*
James M. Frates	247,497	490,835	738,332	*
David J. Gaffin	74,597	315,647	390,244	*
Craig C. Hopkinson, M.D.	28,920	196,439	225,359	*
Michael J. Landine	216,781	593,038	809,819	*
All directors and executive officers as a group (18 persons)	1,502,108	5,907,082	7,409,190	4.63%

*	Represents less than 1% of the Company’s outstanding ordinary shares.

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(1)	Shares that can be acquired through stock options exercisable and restricted stock unit awards vesting by May 31, 2021, which is 60 days from April 1, 2021.
(2)	Applicable percentage of ownership as of April 1, 2021 is based upon 160,197,676 ordinary shares outstanding as of April 1, 2021.

Ownership by Principal Shareholders

The following table and notes provide information about the beneficial ownership of our ordinary shares as of April 1, 2021, or as of the date otherwise set forth below, by each shareholder known to us to be the beneficial owner of more than 5% of our ordinary shares.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, it is believed that each shareholder identified in the table possesses sole voting and investment power over all of our ordinary shares shown as beneficially owned by that shareholder. The percentages of beneficial ownership listed below are based on the most recent Schedule 13D and Schedule 13G filings made with the SEC as of April 1, 2021 and based on 160,197,676 of our ordinary shares outstanding as of April 1, 2021.

	Number of Ordinary Shares Beneficially Owned	Percent
T. Rowe Price Associates, Inc. (1)	23,576,902	14.72%
100 E. Pratt Street
Baltimore, MD 21202
Wellington Management Group LLP (2)	20,537,899	12.82%
280 Congress Street
Boston, MA 02210
The Vanguard Group (3)	15,436,476	9.64%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(4)	9,024,694	5.63%
55 East 52nd Street
New York, NY 10055

(1)

Based solely on a Schedule 13G/A filed February 16, 2021, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 8,830,634 ordinary shares of Alkermes and sole dispositive power over 23,576,902 ordinary shares of Alkermes. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, the ordinary shares of Alkermes. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the ordinary shares of Alkermes, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time.

(2)

Based solely on a Schedule 13G/A filed February 3, 2021 by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Holdings”), Wellington Investment Advisors Holdings LLP (“Wellington Advisors”) and Wellington Management Company LLP (“Wellington Company”). These shares are owned of record by clients of one or more of Wellington Company, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd, Wellington Management Australia Pty Ltd (collectively, the “Wellington Investment Advisors”) directly, or indirectly owned by Wellington Management. The clients of the Wellington Investment Advisors have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than 5% of this class of securities, except for Vanguard Health Care Fund. Wellington Advisors controls directly, or indirectly through Wellington Management Global Holdings Ltd., the Wellington Investment

ALKERMES PLC  2021 Proxy Statement 65

Advisors. Wellington Advisors is owned by Wellington Holdings and Wellington Holdings is owned by Wellington Management. Each of Wellington Management, Wellington Holdings and Wellington Advisors has shared voting power over 19,384,501 ordinary shares of Alkermes and shared dispositive power over 20,537,899 ordinary shares of Alkermes. Wellington Company has shared voting power over 18,925,401 ordinary shares of Alkermes and shared dispositive power over 18,943,043 ordinary shares of Alkermes.

(3)

Based solely on a Schedule 13G/A, filed February 10, 2021, The Vanguard Group, in its capacity as investment adviser, may be deemed to beneficially own 15,436,476 ordinary shares of Alkermes. The Vanguard Group has shared voting power over 106,501 ordinary shares of Alkermes, sole dispositive power over 15,204,111 ordinary shares of Alkermes and shared dispositive power over 232,365 ordinary shares of Alkermes.

(4)

Based solely on a Schedule 13G/A filed January 29, 2021, BlackRock, Inc., as a parent holding company or control person, beneficially owns 9,024,694 ordinary shares of Alkermes. BlackRock, Inc. has sole voting power over 8,463,301 ordinary shares of Alkermes and has sole dispositive power over 9,024,694 ordinary shares of Alkermes. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the ordinary shares of Alkermes. No one person’s interest in the ordinary shares of Alkermes is more than 5% of the total outstanding ordinary shares.

Disclosure of Shareholder Interests under the Companies Act

Under the Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares; or if as a result of a transaction a shareholder who was interested in more than 3% of our shares ceases to be so interested. When a shareholder is interested in more than 3% of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holdings through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). When the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder’s interest that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our shares it holds shall not be enforceable, either directly or indirectly. However, such person may apply to the Irish High Court to have the rights attaching to such shares reinstated.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of our ordinary shares, to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares. To the Company’s knowledge, all such reports were timely filed during 2020, except that, due to technical difficulties, one report on Form 4 for Mr. Anstice relating to three reportable transactions resulting from a broker-assisted cashless exercise of a stock option was inadvertently filed late.

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Executive Officers

The following table sets forth our executive officers, their ages and the position held by each such person as of April 15, 2021, and the biographical descriptions that follow set forth additional information regarding each executive officer, including such officer’s business experience that is most relevant to his current position(s). Each of our executive officers is employed by Alkermes, Inc., our U.S. operating subsidiary.

Name	Age	Position
Iain M. Brown	52	Senior Vice President, Chief Financial Officer
David J. Gaffin	49	Senior Vice President, Chief Legal Officer and Chief Compliance Officer*
Craig C. Hopkinson, M.D.	53	Executive Vice President, Research and Development and Chief Medical Officer
Blair C. Jackson	48	Executive Vice President, Chief Operating Officer
Michael J. Landine	67	Senior Vice President, Corporate Development and Chief Risk Officer
C. Todd Nichols	52	Senior Vice President, Chief Commercial Officer
Richard F. Pops	59	Chief Executive Officer and Chairman of the Board

*  Mr. Gaffin also serves as Secretary of the Company.

Information about the number of our ordinary shares beneficially owned by our executive officers, directly and indirectly, appears in the section entitled “Ownership of the Company’s Ordinary Shares” beginning on page 64 of this proxy statement.

Biographical Information

Richard F. Pops Chief Executive Officer and Chairman of the Board
Appointment to Current Position(s): September 2011

Experience: Prior to assuming his current positions, Mr. Pops served as Chief Executive Officer of Alkermes, Inc. from February 1991 to April 2007 and as Chief Executive Officer and President from September 2009 to September 2011. Mr. Pops currently serves on the boards of directors of Neurocrine Biosciences, Inc., a publicly-traded biotechnology company, BIO and PhRMA. He previously served on the boards of directors of Acceleron Pharma, Inc., a publicly-traded biotechnology company, from 2004 to December 2019, Epizyme, Inc., a publicly-traded biotechnology company, from 2008 to October 2020, and the National Health Council, a nonprofit organization, from 2016 to December 2019. Mr. Pops also previously served on the advisory board of Polaris Venture Partners and as a member of the Harvard Medical School Board of Fellows through June 2012.

Iain M. Brown Senior Vice President, Chief Financial Officer
Appointment to Current Position(s): January 2021

Experience: Prior to assuming his current position, Mr. Brown served as our Senior Vice President, Finance and Chief Accounting Officer from May 2016 to January 2021 and as Vice President, Finance and Chief Accounting Officer from May 2015 to May 2016. From September 16, 2011 to May 2015, Mr. Brown was our Vice President, Finance. From June 2006 to September 16, 2011, Mr. Brown served as Vice President, Finance of Alkermes, Inc. From March 2005 to June 2006, Mr. Brown served as Director of Finance of Alkermes, Inc. From July 2004 to March 2005, Mr. Brown served as Director of Financial Planning and Analysis of Alkermes, Inc. Mr. Brown joined Alkermes, Inc. in June 2003 as Associate Director of Financial Planning and Analysis. Prior to joining Alkermes, Inc., Mr. Brown was Vice President of Finance, North America at Serono, Inc.

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David J. Gaffin Senior Vice President, Chief Legal Officer and Chief Compliance Officer; Secretary of Alkermes plc
Appointment to Current Position(s): March 2018

Experience: Prior to assuming his current positions, Mr. Gaffin served as Senior Vice President and Chief Legal Officer of Alkermes, Inc. and Secretary of the Company from December 2017 to March 2018. Mr. Gaffin served as Senior Vice President and Chief Legal Officer of Alkermes, Inc. from May 2016 to December 2017. Mr. Gaffin served as Vice President, U.S. General Counsel of Alkermes, Inc., from January 2014 to May 2016. Mr. Gaffin served as Vice President, Deputy General Counsel of Alkermes, Inc. from October 2011 to January 2014, and prior to that in roles of increasing responsibility since joining Alkermes, Inc. in 2005. Prior to joining the company, Mr. Gaffin held the role of Assistant General Counsel at Biogen Inc., where he provided legal counsel on product-related matters and collaboration and licensing transactions.

Craig C. Hopkinson, M.D. Executive Vice President, Research and Development and Chief Medical Officer
Appointment to Current Position(s): January 2020

Experience: Prior to assuming his current positions, Dr. Hopkinson was our Chief Medical Officer, and Senior Vice President of Medicines Development and Medical Affairs of Alkermes, Inc. from February 2018 to January 2020, and Chief Medical Officer and Senior Vice President of Clinical Development and Medical Affairs of Alkermes, Inc. from May 2017 to February 2018. Prior to joining the Company, Dr. Hopkinson served as Senior Vice President of Clinical Development and Head of Global Medical Affairs at Vertex Pharmaceuticals Incorporated, a global biopharmaceutical company, from July 2014 until May 2017. Prior to that, Dr. Hopkinson held various executive management positions at Eisai Pharmaceuticals, including President Eisai Value Maximization Systems from January 2013 to July 2014 and President and Chief Medical Officer of the Frontier Product Creation Unit from October 2011 to December 2012. Dr. Hopkinson has extensive experience in research and development, medical affairs, and interactions with the FDA.

Blair C. Jackson Executive Vice President, Chief Operating Officer
Appointment to Current Position(s): January 2021

Experience: Prior to assuming his current position, Mr. Jackson served as Senior Vice President, Corporate Planning of Alkermes, Inc. from July 2018 to January 2021, responsible for our business development and alliance management, business planning, new product planning, data analytics and market research and corporate operations functions. From May 2016 to July 2018, Mr. Jackson served as Senior Vice President, Business Development of Alkermes, Inc. From 2006 to May 2016, Mr. Jackson served as Vice President, Business Development of Alkermes, Inc. Prior to that, Mr. Jackson held various scientific and corporate roles within Alkermes, Inc. since joining the company in 1999. Mr. Jackson is a member of the board of directors of Synchronicity Pharma, Inc., a private clinical-stage biopharmaceutical company.

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Michael J. Landine Senior Vice President, Corporate Development and Chief Risk Officer
Appointment to Current Position(s): March 2018

Experience: Prior to assuming his current positions, from September 2011 to March 2018, Mr. Landine served as Senior Vice President, Corporate Development of Alkermes, Inc. From May 2007 to September 16, 2011, Mr. Landine served as Senior Vice President, Corporate Development of Alkermes, Inc. From March 1999 until May 2007, Mr. Landine served as Vice President, Corporate Development of Alkermes, Inc. From March 1988 until June 1998, he was Chief Financial Officer and Treasurer of Alkermes, Inc. Mr. Landine was formerly a member of the board of directors of Kopin Corporation, a publicly traded manufacturer of components for electronic products, ECI Biotech, a privately held protein sensor company, and GTC Biotherapeutics, Inc., a publicly traded biotechnology company. Mr. Landine was previously a Certified Public Accountant.

C. Todd Nichols Senior Vice President, Chief Commercial Officer
Appointment to Current Position(s): May 2020

Experience: Prior to assuming his current position, Mr. Nichols served as Senior Vice President, Sales and Marketing of Alkermes, Inc. from May 2019 to May 2020. Prior to joining Alkermes, Inc., Mr. Nichols served as Vice President of Sales and Marketing, Inflammation and Immunology at Celgene Corporation, a global biopharmaceutical company, from 2018 to 2019 and as Vice President of Sales and Field Operations, Neurology and Hemophilia at Biogen, Inc., a global biopharmaceutical company, from 2014 to 2017. Prior to that, Mr. Nichols worked for Merck & Co., Inc. (“Merck”), serving as Vice President and Head of the US Vaccines Business Unit from 2011 to 2014 and as National Sales Leader, Specialty Commercial Operations-Women’s Health Care from 2009 to 2011. Prior to that, Mr. Nichols held a variety of positions at Schering-Plough Corporation (acquired by Merck in 2009), including Area Vice President, Sales and Regional Sales Director.

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Executive Compensation – Compensation Discussion and Analysis

This section discusses our executive compensation policies and arrangements as they relate to the following individuals to whom we refer as our “named executive officers” for 2020:

Named Executive Officer	Position
Richard F. Pops	Chief Executive Officer and Chairman of the Board
James M. Frates(1)	Former Senior Vice President, Chief Financial Officer
Craig C. Hopkinson, M.D.	Executive Vice President, Research and Development and Chief Medical Officer
David J. Gaffin	Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary
Michael J. Landine	Senior Vice President, Corporate Development and Chief Risk Officer
(1)	Mr. Frates terminated his employment with the Company in January 2021.

Executive Summary

Business Overview

We are a fully-integrated, global biopharmaceutical company that applies our scientific expertise and proprietary technologies to research, develop, manufacture and commercialize, both with partners and on our own, pharmaceutical products that are designed to address unmet medical needs of patients in major therapeutic areas.

We are currently developing a pipeline of potential new proprietary products in the fields of neuroscience and oncology. We manufacture and commercialize VIVITROL for the treatment of alcohol dependence and opioid dependence, ARISTADA for the treatment of schizophrenia, and ARISTADA INITIO for initiation onto ARISTADA for the treatment of schizophrenia, and we are preparing for the potential launch of LYBALVI for the treatment of schizophrenia and bipolar I disorder, which, pending FDA approval, we intend to manufacture and commercialize. We also manufacture commercial products, incorporating our proprietary technologies under license, that are owned and commercialized by other biopharmaceutical companies and for which we receive manufacturing and/or royalty revenues. Headquartered in Dublin, Ireland, we have an R&D center in Waltham, Massachusetts; an R&D and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio.

COVID-19 Impact and Response

The COVID-19 pandemic has profoundly impacted our employees, their families, the economies and communities in which we live and work, and the patients that our medicines are designed to serve. Following the emergence of the pandemic in early 2020, we quickly adapted our business practices to support employee health, safety and wellness, and to support uninterrupted supply of, and patient and provider access to, our development products for people enrolled in our clinical studies and our marketed products for people living with opioid dependence, alcohol dependence and schizophrenia. We adopted work from home and virtual engagement policies for employees who could do their jobs remotely, instituted new health and safety protocols for employees performing essential tasks in our manufacturing facilities, and expanded our injection site network to facilitate patient access to our marketed products. We also expanded our corporate giving programs to support nonprofit organizations focused on pandemic-related needs. For additional detail regarding actions that we took in response to the COVID-19 pandemic, see the section entitled “Our Response to COVID-19” beginning on page 46 of this proxy statement.

The COVID-19 pandemic significantly and negatively impacted healthcare providers, patients and caregivers involved in the treatment of opioid and alcohol dependence in the U.S. Many addiction treatment provider healthcare practices closed, access to detoxification services decreased, and social distancing and other restrictions decreased patients’ desire to seek care and ability to engage with healthcare providers. Initiation and continuation of treatment with VIVITROL (naltrexone for extended-release injectable suspension), our intramuscular injectable product for the treatment of opioid and alcohol dependence, require in-person interactions with healthcare providers. As a result, the severe disruptions caused by the pandemic significantly and negatively impacted VIVITROL sales in 2020.

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2020 Financial and Commercial Highlights

•

We achieved GAAP net loss of approximately $111 million and non-GAAP net income of approximately $69 million, reaching the high end of our non-GAAP net income guidance issued in February 2020, prior to the widespread implementation of restrictions related to COVID-19. See Appendix C for a reconciliation of this GAAP to non-GAAP financial measure.

•	We increased ARISTADA unit sales by approximately 27% year-over-year, and exceeded the high end of ARISTADA annual net sales guidance issued in February 2020 by approximately $6 million.
•	We announced a Value Enhancement Plan and long-term profitability targets that reflect our commitment to creating long-term value for our stakeholders.
•

We rapidly adapted our commercial model in response to the COVID-19 pandemic, expanding our network of injection site locations for patients using our products and implementing new digital technologies and ways of engaging with healthcare providers, both remotely and in-person, to support uninterrupted access to VIVITROL and ARISTADA for people living with addiction and schizophrenia.

2020 Pipeline Highlights

•

We had a successful Advisory Committee meeting for LYBALVI (olanzapine/samidorphan), our oral antipsychotic product candidate for schizophrenia and bipolar I disorder, with the FDA’s joint advisory committee voting that samidorphan meaningfully mitigated olanzapine-associated weight gain (16 yes, 1 no) and that the safety profile of LYBALVI had been adequately characterized (13 yes, 3 no, 1 abstention).

•

We significantly expanded our oncology clinical trial site network, activating more than 50 new sites in the ARTISTRY development program for nemvaleukin alfa, our product candidate in immuno-oncology, and advanced into phase 2 in our ARTISTRY-1 and ARTISTRY-2 studies.

•	We nominated a new candidate for development, ALKS 1140, a novel selective HDAC inhibitor candidate, with potential application in a number of neuropsychiatric indications.

2020 Corporate and ESG Highlights

•	We further strengthened our Board by appointing two new independent directors who bring investment management perspective and strong financial and operational expertise to the Board.
•

We expanded our diversity, inclusion and belonging efforts and launched three employee resource groups – Pride@Work, an LGBTQ+ and ally network; Mosaic, a multicultural network; and Women Inspired Network (WIN), a women’s network.

•	We published our 3rd Corporate Responsibility Report, in which we demonstrated significant waste, energy, carbon and water performance improvements.
•

We advanced our advocacy efforts on behalf of patients and secured new federal and state funding for use with medications for the treatment of alcohol dependence, opioid dependence and serious mental illness.

•

Through our COVID-19 Relief Fund, we awarded grants to 10 nonprofit organizations to assist in their work to address COVID-19-related needs for people living with addiction, serious mental illness or cancer.

Shareholder Engagement and Board Responsiveness

Our management team and our Board are committed to executive compensation practices that support the Company’s strategic objectives and align with the interests of our shareholders. We participate in investor conferences throughout the year and regularly engage with our shareholders through open dialogue and direct communication on a variety of topics of interest. In particular, since our say-on-pay vote in 2019, we have engaged in a multi-year effort to respond to shareholder concerns around our executive compensation program. The following highlights the key phases of those efforts.

Shareholder Outreach Prior to 2020 Annual General Meeting – Spring 2020. In 2020, during the period following the filing of our proxy statement until the date of our annual general meeting of shareholders in May 2020, we proactively engaged with a number of our larger institutional shareholders to seek support for

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proposals to be voted upon at our upcoming annual general meeting of shareholders, and discussed, among other topics of interest to them, the significant changes that our Compensation Committee made to our 2020 executive compensation program. Overall, these changes were very well received. While many of our shareholders commended the Board’s responsiveness to shareholder feedback and acknowledged that our 2020 executive compensation program had addressed their previously stated concerns, a few shareholders noted that the say-on-pay vote in 2020 was to be in respect of our 2019 executive compensation program (and not our 2020 executive compensation program) and, in that context, expressed concern with the performance component of our CEO’s 2019 equity award—which would vest on the achievement of a 50% increase of our share price for 30 consecutive days—given the lack of inclusion of a relative metric against which to assess such share price movement.

2020 Say-on-Pay Advisory Vote on 2019 Executive Compensation. Our shareholders are provided the opportunity, on an annual basis, to cast an advisory vote on our executive compensation program. The Compensation Committee takes the results of this vote into account when making determinations regarding the compensation of the Company’s named executive officers.

At our annual general meeting of shareholders held in May 2020, approximately 70% of the votes cast were voted in favor of our say-on-pay proposal in respect of our 2019 executive compensation, representing a significant improvement from our 2019 say-on-pay results, but not a full return to our desired level of support.

Shareholder Outreach After 2020 Say-on-Pay Advisory Vote – Summer/Fall 2020. In the summer and fall of 2020, we continued to conduct extensive “offseason” engagement activities to further understand our shareholders’ perspectives on our executive compensation program and corporate governance. We conducted outreach to holders of over 75% of our outstanding ordinary shares and held meetings with holders of over 65% of our outstanding ordinary shares and with ISS and Glass Lewis. David Anstice, our Lead Independent Director and Chair of our Compensation Committee, and members of management participated in these meetings. Feedback received during these meetings was then communicated to our Compensation Committee and to our full Board, and discussed with management as appropriate.

Board Responsiveness and Enhancements to Compensation

After careful consideration of the feedback received during our engagement efforts, and taking into account the evolving needs of our business, the Compensation Committee implemented the following changes to our executive compensation program to enhance its performance-based nature and alignment with the interests of our shareholders:

Shareholder Feedback	Actions We Took in Response

Incorporate multiple objective, performance-based elements, including relative total shareholder return (“TSR”), into the long-term incentive plan (“LTIP”) on a consistent basis

CEO’s 2019 performance-based award tied to single condition (increase in the Company’s share price) and lacks relative comparator against which to assess performance

Incorporate the Value Enhancement Plan into the 2021 LTIP

2020 LTIP. In February 2020, the Compensation Committee redesigned our LTIP and conditioned vesting of greater than 50% of the total target value of our CEO’s annual equity grant and, for the first time, 25% of the total target value of the annual equity grants to our other named executive officers, on the achievement of multiple measurable commercial and pipeline performance objectives over a three-year performance period, and added a relative TSR modifier over the three-year period which may increase or decrease the total number of vested shares underlying the awards by up to 25%. For additional detail, see the discussion in the section entitled “Responsiveness to Shareholder Feedback—2020 Long-Term Incentive Plan (LTIP)” on page 90 of this proxy statement.

2021 LTIP. In February 2021, the Compensation Committee continued to condition vesting of greater than 50% of the total target value of our CEO’s annual equity grant and 25% of the total target value of the annual equity grants to our other named executive officers on the achievement of multiple measurable financial, commercial and pipeline performance-based conditions over a three-year performance period and subject to a relative TSR modifier. Included as part of these performance conditions are the 2023 profitability targets (non-GAAP net income margin equal to 25% of the Company’s total revenues; EBITDA margin of 20% of the Company’s total revenues) that form part of the Company’s Value Enhancement Plan announced in December 2020. See Appendix C for information regarding these non-GAAP financial targets.

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Shareholder Feedback	Actions We Took in Response
Continue to revisit your peer group to ensure it reflects your company profile

Each year, the Compensation Committee reviews and revises our peer group, as needed, to reflect our then-current company profile. In September 2020, the Compensation Committee revised our peer group as a result of such review. In doing so, the Compensation Committee worked closely with our independent compensation consultant to identify additional companies that met one or more objective criteria relevant to our current profile. As part of this process, the Compensation Committee eliminated certain companies whose market capitalization was significantly higher than ours and added certain companies whose market capitalization was lower than ours. For additional detail on the changes made to our peer group, see the discussion in the section entitled “Peer Group Selection and Review Process” on page 78 of this proxy statement.

Develop an objective and measurable approach to the determination of short-term incentive plan (“STIP”) payouts

2020 STIP. In February 2020, the Compensation Committee incorporated into the Company’s 2020 STIP pre-defined objective metrics to assess the Company’s performance against its 2020 objectives, categorized the objectives by type (commercial, pipeline, and corporate social responsibility) and added percentage weightings to the corporate objectives by type to reflect their relative importance in contributing to the Company’s overall business strategy and shareholder value creation. For additional detail, see the discussion in the section entitled “Responsiveness to Shareholder Feedback—New STIP Design in 2020” on page 82 of this proxy statement.

2021 STIP. In February 2021, the Compensation Committee retained the same enhanced objectivity and weighting in its design of the Company’s 2021 STIP and added a specific corporate objective and related metrics to incentivize progress toward the achievement of the 2023 and 2024 profitability targets set forth in the Company’s Value Enhancement Plan.

Incorporate additional ESG goals into the STIP

2020 STIP. The Company’s 2020 STIP included corporate objectives related to ESG matters, with performance metrics related to human capital development, employee engagement and incorporation of ESG considerations into the operation of our business. For additional detail, see the discussion in the section entitled “Responsiveness to Shareholder Feedback— New STIP Design in 2020” on page 82 of this proxy statement.

2021 STIP. The Company’s 2021 STIP also includes corporate objectives related to ESG matters, with performance metrics related to human capital development, diversity and inclusion and our corporate responsibility and sustainability strategy.

Enhance disclosure around the Compensation Committee’s determination of STIP payouts

As reflected in this Compensation Discussion & Analysis, we enhanced our disclosure to more clearly indicate the manner in which our, and our named executive officers’, performance against our 2020 corporate objectives translated into STIP payouts for our named executive officers, including disclosure of the percentage weighting applied to each objective type (commercial, pipeline, and corporate social responsibility) of our STIP, and continued disclosure of individual performance considerations.

Stakeholders are welcome to reach out to our Investor Relations team at investor_relations@alkermes.com with any suggestions, comments or inquiries. Feedback on compensation matters will be reported to our Compensation Committee throughout the year. Shareholder proposals, nominations and other notifications required under the Companies Act or our Articles of Association should not be sent to this e-mail address, but rather should be delivered as set forth in this proxy statement, our Articles of Association and/or in the Companies Act, as applicable.

For information on actions taken by our Board in response to shareholder feedback on matters relating to corporate governance, see the section entitled “Recent Enhancements to Corporate Governance Practices” beginning on page 31 of this proxy statement. For information on actions taken by our management and Board to further strengthen our business, see the section entitled “2020 Corporate Objectives: Performance Assessment” beginning on page 83 of this proxy statement.

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Executive Compensation Program Highlights

Our executive compensation program is focused on attracting, retaining and motivating experienced and well-qualified executive officers to advance our critical business objectives and promote the creation of shareholder value over the long-term.

Strong Compensation Governance Attributes

Our policies and practices are designed to enhance governance of our executive compensation program and to further our compensation objectives. These policies and practices include:

Key Features of Our Executive Compensation Program
☑	Alignment of pay with performance	☑	No guaranteed bonuses or base salary increases
☑	Majority of executive compensation is “at-risk”	☑	No tax gross-ups on severance or change in control benefits for individuals hired after 2009
☑	Share ownership and holding guidelines	☑	No repricing of underwater stock options without prior shareholder approval
☑	Use of equity awards with performance-based vesting	☑	No excessive perquisites
☑	Minimum vesting requirements for equity awards	☑	Prohibition of hedging and pledging by executive officers and directors
☑	Clawback policy	☑	Annual advisory vote on executive compensation

Focus on Pay for Performance and Alignment of Executive Compensation Program with Business Strategy

We believe in a pay-for-performance approach to compensation that supports our business strategy and aligns the interests of our named executive officers with those of our shareholders and other stakeholders. The focus of our compensation program is on total direct compensation opportunity utilizing a balance of compensation elements—base salary, short-term cash incentive compensation and long-term equity incentive compensation.

Competitive Benchmarked Pay to Attract, Retain and Motivate Executive Officers

When making compensation decisions, the Compensation Committee uses data from comparable public companies within our industry with whom we compete for top talent. The Compensation Committee reviews and makes adjustments to the composition of our peer group at least annually to account for changes in both our business and the businesses of the companies in our peer group.

Revised 2020 Peer Group

In September 2019, in light of significant changes to our market capitalization during 2018 and 2019, and taking into account feedback received from our shareholder engagement efforts, the Compensation Committee approved a new peer group for its use in making executive compensation decisions for 2020.

Short-Term Cash Compensation: Pay for Performance

The Compensation Committee works with management to set annual performance objectives—including financial, operating, strategic and/or ESG-related—on which it believes our executive officers should focus during the year in order to achieve our short- and long-term business and strategic goals, and it monitors and reviews progress against these objectives during and after each year.

Objectivity and Transparency in Performance Metrics in 2020 and 2021

In response to shareholder feedback, the Compensation Committee has increasingly incorporated objective metrics and relative weightings into its assessment of Company performance against its annual corporate objectives, as set forth in the following table. For additional information, see the section entitled “Short-Term Incentive Plan (STIP) – Annual Cash Performance Pay” beginning on page 81 of this proxy statement.

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STIP Features	2018	2019	2020	2021
Pre-defined annual corporate objectives	✓	✓	✓	✓
Post-hoc application of objective metrics for assessment of corporate objectives		✓	✓	✓
Pre-defined objective metrics for assessment of corporate objectives			✓	✓
Pre-defined numerical weighting assigned to corporate objectives by type			✓	✓
Pre-defined numerical weighting assigned to Company vs. individual performance			✓	✓
Enhanced disclosure of individual performance assessments			✓	✓

Long-Term Equity Compensation: Equity Mix Aligned with Strategic Focus and Creation of Shareholder Value

The Compensation Committee annually considers the appropriate mix of equity awards and has historically balanced the use of performance-vesting equity awards with time-vesting equity awards, as appropriate, to motivate employees to focus on the Company’s ongoing and future activities, key drivers of business success and share price appreciation.

The Compensation Committee conditions compensation on the achievement of financial and operating metrics, such as the achievement of certain financial, commercial or development milestones, when it determines that such metrics fall primarily within the control of our executive management and when compensation can be structured around such metrics such that it neither encourages excessive risk-taking nor discourages innovative and important development activities aligned with our business strategy.

Performance Conditions Included in Equity Grants to all Named Executive Officers in 2020

In response to shareholder feedback, the Compensation Committee has increasingly utilized performance-vesting awards in the equity mix for the Company’s executives. In February 2020, the Compensation Committee incorporated commercial and pipeline performance conditions into greater than 50% of the total target value of our CEO’s annual equity grant and, for the first time, 25% of the total target value of the annual equity grant to each of our officers at senior vice president level and above (including our named executive officers), in the form of performance-vesting restricted stock unit awards (“PRSUs”) with a three-year performance period, and added to such awards a relative TSR modifier tied to share price performance over the three-year period. For additional details of these grants, see the section entitled “2020 Equity Incentive Mix –Increased Focus on Performance Conditions” on page 90 of this proxy statement.

In February 2021, the Compensation Committee maintained the same equity mix for the Company’s executives, conditioning greater than 50% and 25% of the total target value of the annual equity grant to our CEO and our other senior officers, respectively, on achievement of financial, commercial and pipeline objectives over a three-year performance period and subject to a relative TSR modifier.

LTIP Features	2018	2019	2020	2021
Performance-vesting equity awards for CEO		✓	✓	✓
Absolute share price-based performance condition		✓
Relative total shareholder return-based performance condition			✓	✓
Performance-vesting equity awards for named executive officers other than CEO			✓	✓

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CEO Pay for Performance Alignment

The Compensation Committee seeks to tie executive pay to Company performance, including share price performance, through its grant of long-term equity awards and through annual performance cash bonus award opportunities. The chart below shows alignment between the CEO’s target total direct compensation and our share price for the years 2018 through 2020. Target total direct compensation for each year is calculated using base salary, the actual annual bonus compensation paid and the aggregate grant date fair value of equity awards granted as reported in the Summary Compensation Table in accordance with FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”).

Significant Portion of “At-Risk” Compensation

A significant portion of the total direct compensation opportunity for each of our named executive officers is comprised of “at-risk” compensation in the form of cash performance pay opportunities and long-term equity awards tied to the achievement of pre-defined corporate objectives designed to drive value creation for our shareholders.

The following chart represents the breakdown of 2020 total direct compensation for our CEO and illustrates the predominance of long-term equity incentives, performance-based components, and compensation that is “at-risk” in our CEO’s pay. Included in the chart are: (i) annual base salary for 2020; (ii) annual bonus award paid for 2020; and (iii) the approved target value of equity awards granted in 2020.

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Detailed Discussion and Analysis

Executive Compensation Philosophy and Objectives

Our executive compensation program is focused on attracting, retaining and motivating experienced and well-qualified executive officers who will meaningfully contribute to achievement of our critical business objectives, including human capital development, research and product development, manufacturing, commercialization and operational efforts. We structure our executive compensation based on scope of job responsibility, external peer comparisons, individual performance, and our overall Company performance.

The Compensation Committee established our executive compensation program with the following objectives:

MARKET COMPETITIVENESS AND RETENTION	Attract and retain a highly skilled work force by providing a compensation package that is competitive with other employers who compete with us for talent
BALANCE OF SHORT- AND LONG-TERM INCENTIVES	Balance the short-term and long-term focus required for success in the biopharmaceutical industry
ALIGNMENT OF PAY AND PERFORMANCE	Structure an increasing proportion of an individual’s compensation as performance-based
ALIGNMENT WITH SHAREHOLDER INTERESTS

Provide an overall compensation package that rewards individual and Company performance against our corporate objectives as a means to promote the creation and retention of value for us and our shareholders

How Target Compensation is Determined for our Named Executive Officers

Role of the Compensation Committee

The Compensation Committee reviews, oversees and administers our compensation policies, plans and programs, and reviews and determines the compensation to be paid to our executive officers, including our named executive officers. To assist in this work, the Compensation Committee engaged the services of an independent compensation consultant, the role of which we discuss in greater detail in the following section. The Compensation Committee’s full set of roles and responsibilities are set forth in the Compensation Committee’s written charter adopted by the Board, which is available on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

Role of the Independent Compensation Consultant

A factor considered by the Compensation Committee in determining executive compensation is the high demand for well-qualified personnel in our industry. Given such demand, the Compensation Committee strives to maintain compensation levels that are competitive with the compensation of other executives in the industry. The Compensation Committee engaged Radford, an Aon Hewitt Company, as its independent compensation consultant (“Radford” or the “Compensation Consultant”) to review market data and various incentive programs and to provide assistance in establishing our cash and equity-based compensation targets and awards based, in large part, upon a peer group identification and assessment that Radford was retained to conduct, and upon an analysis of the retention value of equity awards. Radford took direction from, and provided reports to, our Senior Vice President of Human Resources and our Vice President of Compensation, Performance and Engagement, who acted on behalf, and at the direction, of the Compensation Committee. Radford did not provide us with any services other than the services requested by the Compensation Committee. The Compensation Committee considered whether the work of Radford as a compensation consultant has caused any conflict of interest and concluded that there was no conflict. The Compensation Committee, in its sole authority, has the right to hire or terminate outside compensation consultants. Radford was the only compensation consultant engaged by the Compensation Committee in 2020.

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Competitive Assessment of Compensation – Peer Companies and Market Data

We seek to attract and retain highly qualified executive officers in an extremely competitive market. The Compensation Committee believes that it is important, when making its compensation decisions, to be informed as to the current practices of comparable public companies with which we compete for top executive talent.

Market Data. At the direction of the Compensation Committee, the Compensation Consultant periodically conducts peer group analyses to enable the Compensation Committee to compare our executive compensation program as a whole, and also the pay of individual executives, to that of the companies in our peer group. The Compensation Consultant also includes data from a broader survey group of public commercial-stage biopharmaceutical companies within a relevant revenue range in each of its analyses. The Compensation Consultant collects such data from public SEC filings of such companies and the Radford Global Life Sciences Survey, and applies a proprietary methodology to the data to construct a benchmark for compensation comparison purposes.

Peer Group Selection and Review Process. The Compensation Committee reviews and makes adjustments to the composition of our peer group at least annually to account for changes in both our business and the businesses of the companies in our peer group.

As a fully-integrated, global biopharmaceutical company, we have built, and continue to devote significant resources to further develop and enhance, a comprehensive cross-functional organization designed to support product development from discovery through commercialization and lifecycle management. This investment includes, but is not limited to, investment in the following areas: R&D, including early discovery, translational medicine, formulation and clinical development capabilities; intellectual property prosecution, enforcement and defense; medical affairs; manufacturing operations; U.S. federal and state government affairs; sales and marketing; and market access, including managed markets, patient access services, and institutional sales.

There are a limited number of companies who are similar to us in terms of the diversity and complexity of our business. As such, the companies with which we compete directly for executive talent are not always similar to us in size, revenue or market capitalization. As a result, when developing the recommended lists of peer group companies to be used in connection with our compensation decisions for our named executive officers in 2020 and 2021, the Compensation Consultant considered a mix of quantitative and qualitative factors, including the factors listed in the following table.

Factor Considered	What We Look For
Similar industry	Biotechnology or pharmaceutical industry (GICS codes 352010 or 352020)
Commercial operations	Companies who market and sell commercial biopharmaceutical medicines
R&D expenditure as percentage of revenue	Significant investment in R&D to develop and advance products from discovery through to regulatory approval and commercialization
Revenue	Revenue of approximately 0.3 times to 3 times our then-projected revenue, resulting in a range of $350 million to $3 billion as of September 2019 and September 2020
Market capitalization

Market capitalization of approximately 0.3 times to 3 times our market value at the time; or, in times of particular share price volatility, companies with 30-day average market value between 0.3 and 3 times our average value for the same period, resulting in a lower market capitalization range of $1 billion to $9 billion as of September 2020 (as compared to a range of $1.2 billion to $11 billion as of September 2019)

Number of employees	Employee headcount of approximately 0.3 times to 3 times our then- current headcount, resulting in a range of 850 to 7,500 employees as of September 2019 and 2020
Geography / market competition	Companies with whom we compete directly for executive talent, including those in geographic proximity to our sites of operation
Companies that use Alkermes as a peer	Inclusion of Alkermes in a company’s peer group, as reported in its proxy statement from the prior year

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2020 and 2021 Peer Groups

When selecting our 2020 and 2021 peer groups, the Compensation Committee targeted a group of 10 to 20 peers. Since few companies align with us on all of the factors listed above, the Compensation Committee considered, and included in our peer groups, those companies meeting a majority of our qualitative and quantitative criteria, with a greater weight placed on companies with a similar business model to ours––namely, those that market and sell commercial biopharmaceutical products, generate substantial revenue from such commercial activities and invest significantly in R&D and manufacturing—and with less of a focus placed on market capitalization, as the Compensation Committee believes that revenue is a better indicator of the complexity of a company’s business model in our industry. In this context, the Compensation Committee excluded from our peer groups those biopharmaceutical companies with business models that are dissimilar to ours, such as those that focus on over-the-counter and generic pharmaceuticals, medical diagnostics or veterinary pharmaceuticals, as we do not compete for senior executive talent with these companies and including them within our peer group could disadvantage us in attracting and retaining leadership talent.

In light of significant changes to our market capitalization during 2018, 2019 and 2020, and taking into account feedback received from our shareholder engagement efforts, the Compensation Consultant recommended, and the Compensation Committee approved, the following refinements to our peer group to align with our evolving company profile:

Acadia Pharmaceuticals Inc.

Alexion Pharmaceuticals, Inc.

Alnylam Pharmaceuticals, Inc.

Biogen Inc.

BioMarin Pharmaceutical Inc.

Endo International plc

Incyte Corporation

Ionis Pharmaceuticals, Inc.

Jazz Pharmaceuticals plc

Nektar Therapeutics

Neurocrine Biosciences, Inc.

Regeneron Pharmaceuticals

Seagen Inc.**

United Therapeutics Corporation

Vertex Pharmaceuticals Incorporated

Removed: -Alnylam Pharmaceuticals, Inc. -Biogen Inc. -Regeneron Pharmaceuticals -Vertex Pharmaceuticals Incorporated Added: +Emergent BioSolutions Inc. +Exelixis, Inc. +Horizon Therapeutics plc

Acadia Pharmaceuticals Inc.

Alexion Pharmaceuticals, Inc.

BioMarin Pharmaceutical Inc.

Emergent BioSolutions Inc.

Endo International plc

Exelixis, Inc.

Horizon Therapeutics plc

Incyte Corporation

Ionis Pharmaceuticals, Inc.

Jazz Pharmaceuticals plc

Nektar Therapeutics

Neurocrine Biosciences, Inc.

Seagen Inc.

United Therapeutics Corporation

Removed: -Alexion Pharmaceuticals, Inc. -BioMarin Pharmaceutical Inc. Added: +bluebird bio, Inc. +Ironwood Pharmaceuticals, Inc. +Sage Therapeutics, Inc. +Sarepta Therapeutics, Inc.

Acadia Pharmaceuticals Inc.

bluebird bio, Inc.

Emergent BioSolutions Inc.

Endo International plc

Exelixis, Inc.

Horizon Therapeutics plc

Incyte Corporation

Ionis Pharmaceuticals, Inc.

Ironwood Pharmaceuticals, Inc.

Jazz Pharmaceuticals plc

Nektar Therapeutics

Neurocrine Biosciences, Inc.

Sage Therapeutics, Inc.

Sarepta Therapeutics, Inc.

Seagen Inc.

United Therapeutics Corporation

*All companies in our 2020 peer group included us in their self-selected peer groups, as disclosed in their respective 2020 proxy statements.

** Seagen Inc. was formerly known as Seattle Genetics, Inc.

Use of Peer Group Data

The Compensation Consultant uses our peer group data and other market data to prepare its executive compensation review for the Compensation Committee each year. The below table shows the timing of the Compensation Committee’s decision-making with respect to compensation for each of our named executive officers, in each instance utilizing the Compensation Consultant’s executive compensation review:

December	Set performance pay targets and performance pay ranges for the upcoming year
January	Review and adjust salaries for the current year Determine performance pay cash awards for the prior year
February	Determine target equity award values

The Compensation Committee generally targets around the 50th percentile for all elements of pay for our named executive officers; however, the comparative data provided by the Compensation Consultant is just one of many factors that the Compensation Committee takes into consideration in determining executive compensation, and the Compensation Committee increases or decreases the variable elements of pay from the 50th percentile based upon actual individual and company performance and a number of other considerations, as discussed in detail in this proxy statement.

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Executive Compensation Program Design and Key Elements

The Compensation Committee uses its judgment to establish a compensation opportunity for each named executive officer that is a mix of fixed, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve our executive compensation program goals and our corporate objectives. A significant portion of the target total direct compensation opportunity for our named executive officers is comprised of “at-risk” compensation in the form of cash performance pay opportunities and long-term equity awards in order to align the named executive officers’ incentives with the interests of our shareholders and our corporate goals.

The table below explains the key features and purpose of each element of our executive compensation program utilized by the Compensation Committee to structure overall compensation that can reward both short- and long-term performance of the individual and our Company and foster retention of high-performing executives. As set forth below, the Compensation Committee incorporated each of these elements into its compensation decisions for 2020.

Element	Key Features			Purpose
Base Salary	■	Fixed cash compensation to recognize the executive’s day-to-day responsibilities	■	Provides a fixed level of compensation that is competitive within our industry and geographic area of our site locations
	■	No amount is guaranteed
	■	Reviewed and adjusted annually after the conclusion of the previous year
Annual Cash Performance Pay (STIP)	■

Variable cash compensation awarded after the conclusion of the previous year based on Company performance against pre-determined corporate objectives and individual contributions to such performance during the prior year

■ ■

Aligns executive officers with business strategy and motivates them to achieve short-term corporate objectives

Enables us to reward executive officers who contribute to achievement of performance targets

	■	No guaranteed amount
	■	Determined annually
Restricted stock unit awards (or performance-vesting restricted stock unit awards)	■	Value and mix determined annually	■	Appropriately reward and retain key employees
	■	The number of shares underlying stock options is determined using an approved value and the Black-Scholes stock option pricing model
	■	The number of shares underlying stock awards is determined using an approved value and the then-current price of the Company’s ordinary shares	■	Align interests of executives with the Company’s long-term business strategy and creation of shareholder value
	■	Restricted stock unit awards, including performance-based awards, do not vest, and stock options do not become exercisable, until one year from the date of grant at the earliest
	■	No guaranteed amount	■	Provide executives with the opportunity to share in the future value they are responsible for creating
Time-Vesting
Stock Options	■	Time-vesting equity awards typically vest in equal annual installments over a four-year period
■

Restricted stock awards and restricted stock unit awards with a time-based restriction are required to have at least a three-year restriction period, although after twelve months, vesting can occur incrementally over such three-year period

			■	Performance-vesting equity awards align executive compensation with specific milestones expected to drive value for our shareholders
Performance-Vesting
	■	Performance-vesting equity awards that vest upon the achievement of key performance milestones

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Base Salary

In January 2020, the Compensation Committee reviewed and adjusted the base salaries of our executive officers. In determining such base salary adjustments, the Compensation Committee considered a number of factors, such as cost-of-living indices, market data for our peer group, achievement of our 2019 corporate objectives (as described in detail in our proxy statement filed in 2020), individual contributions to the achievement of our 2019 corporate objectives, the Compensation Committee’s competitive positioning philosophy and, for those executive officers other than Mr. Pops, the recommendation of Mr. Pops.

Based on this review, the Compensation Committee determined that, consistent with market practices, each named executive officer should receive an increase of approximately 3.5% in his base salary for 2020, with the exception of Dr. Hopkinson, for whom the Compensation Committee recommended an increase of 4.7% in acknowledgement of his January 2020 promotion to the position of Executive Vice President and increased responsibilities within the Company, and to approximate the median base salary of executives in similar positions at companies in our peer group. The following are the base salaries of each of our named executive officers for 2020:

Named Executive Officer	2019 Base Salary	2020 Base Salary	Approximate Percentage Increase
Richard F. Pops	$1,037,400	$1,073,712	3.5%
James M. Frates	$556,000	$575,460	3.5%
Craig C. Hopkinson, M.D.	$621,000	$650,000	4.7%
David J. Gaffin	$550,000	$569,250	3.5%
Michael J. Landine	$499,000	$516,465	3.5%

There were no other adjustments to the base salaries of our named executive officers during 2020.

Short-Term Incentive Plan (STIP) – Annual Cash Performance Pay

The Compensation Committee works with management to set annual performance objectives—including financial, operating, strategic and/or ESG-related—on which it believes our executive officers, including our named executive officers, should focus during the year in order to achieve our short-term business and strategic goals, which are an integral part of our long-term strategy. The Board and the Compensation Committee monitor and review progress against these objectives during and after the conclusion of each year. These annual corporate objectives form the basis of our reporting officer performance pay plan, our STIP that the Compensation Committee approves each year to incentivize our reporting officers to achieve the strongest possible performance against our corporate objectives.

Under the reporting officer performance pay plan, each executive officer is eligible to receive an annual cash performance pay award, the amount of which is determined by the Compensation Committee following the end of the performance period based on the Company’s performance against its corporate objectives and, for named executive officers other than the CEO, the contributions of each named executive officer to the achievement of our corporate objectives. For more detail, see the discussion in the section entitled “2020 Cash Performance Payouts” on page 89 of this proxy statement.

2020 Corporate Objectives

In December 2019, the Compensation Committee endorsed, and the Board subsequently approved, nine corporate objectives to measure the performance of our Company and our reporting officers (including our named executive officers) in 2020. The 2020 corporate objectives, set forth in the table beginning on page 83 of this proxy statement, were designed to focus our employees’ efforts around short-term activities that we believe are important to our business and to the creation of shareholder value, and include: sales and commercial goals; research, development and clinical goals; financial goals; manufacturing, supply and quality goals; regulatory goals; policy and patient advocacy goals; and organizational human capital development and sustainability goals. The Compensation Committee believes that the goals were challenging and that achieving them would require continued strong commercial, R&D and organizational performance, and a high level of effort and execution by our named executive officers.

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Responsiveness to Shareholder Feedback—New STIP Design in 2020

In response to shareholder feedback, the Compensation Committee made significant changes to our 2020 STIP design to further enhance the methodology utilized to assess overall Company performance and individual performance against the 2020 corporate objectives and to determine an overall cash performance award for each reporting officer, including our named executive officers. Specifically, the Compensation Committee:

•

pre-defined and approved objective quantitative and qualitative metrics to assess the Company’s performance in 2020 against each of the 2020 corporate objectives (see the table entitled “2020 Corporate Objectives: Performance Assessment” beginning on page 83 of this proxy statement);

•

categorized the 2020 corporate objectives into three “Goal Types” and assigned percentage weightings for each of the three Goal Types (Financial and Commercial; Pipeline; and Corporate Social Responsibility), reflecting the Compensation Committee’s assessment of each Goal Type’s relative importance in contributing to the Company’s overall business strategy and to shareholder value creation; and

2020 STIP
20%
45%
35%
Financial and Commercial
Pipeline
Corporate Social Responsibility

•

approved relative percentage weightings of corporate and individual performance for the CEO and for other executive officers, including our named executive officers, for use in the determination of their annual cash performance pay, as follows:

CEO	100% Company Performance
Other NEOs	75% Company Performance; 25% Individual Performance

2020 STIP - Cash Performance Targets and Pay Ranges

The Compensation Committee annually reviews and approves individual performance pay targets and performance pay ranges for each of our named executive officers, taking into consideration comparable competitive market data and targeting performance around the 50th percentile of such market data.

In December 2019, the Compensation Committee determined that the performance pay targets and performance pay ranges for the 2020 performance period should remain at the same levels as the targets and pay ranges for the 2019 performance period for all named executive officers, with the exception of Dr. Hopkinson for whom the Compensation Committee approved a performance pay target increase from 50% to 60%, and a corresponding increased performance pay range of 0 to 120%, in acknowledgement of his January 2020 promotion to the position of Executive Vice President and increased responsibilities within the Company. The approved target performance payouts and target performance pay ranges for each of our named executive officers for 2020 are set forth in the following table.

Named Executive Officer	2020 Target Performance Pay Range as % of Base Salary	2020 Target Performance Pay as % of Base Salary
Richard F. Pops	0% to 200%	100%
James M. Frates	0% to 100%	50%
Craig C. Hopkinson, M.D.	0% to 120%	60%
David J. Gaffin	0% to 100%	50%
Michael J. Landine	0% to 100%	50%

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2020 STIP - Company Performance Assessment

The Compensation Committee’s evaluation of our performance against the 2020 corporate objectives serves as the starting point for determining cash performance pay under our STIP. During 2020, management reported regularly to the Compensation Committee and the Board on the Company’s performance against its 2020 corporate objectives, which was negatively affected by the impact of the evolving COVID-19 pandemic.

Impacts of the COVID-19 Pandemic on the Business

The COVID-19 pandemic significantly and negatively impacted healthcare providers, patients and caregivers involved in the treatment of opioid and alcohol dependence in the U.S. Many addiction treatment provider healthcare practices closed, access to detoxification services decreased, and social distancing and other restrictions decreased patients’ desire to seek care and ability to engage with healthcare providers. Initiation and continuation of treatment with VIVITROL (naltrexone for extended-release injectable suspension), our intramuscular injectable product for the treatment of opioid and alcohol dependence, require in-person interactions with healthcare providers. The severe disruptions caused by the pandemic significantly and negatively impacted sales of VIVITROL in 2020.

No Changes to 2020 Corporate Objectives or Metrics Used to Assess Performance

Despite the impacts of the COVID-19 pandemic on the Company’s ability to achieve certain of its corporate objectives, as described in the table below, the Compensation Committee elected not to adjust the Company’s 2020 corporate objectives or the pre-determined metrics used to assess the Company’s performance against such objectives.

2020 Corporate Objectives: Performance Assessment

The following table provides details of the Compensation Committee’s assessment of the Company’s performance against each of the 2020 corporate objectives, as reviewed with the full Board:

Corporate Objective	Metrics Used to Assess Performance	Accomplishments	Assessment
Financial and Commercial Goals: 45% weighting
Achieve financial guidance for non-GAAP net income

Achievement of non-GAAP net income (NGNI)* of between $40-$70 million, as was set forth in the first issuance of financial guidance in February 2020 (which was established prior to the proliferation of COVID-19 and related restrictions)

✓+  Achieved this objective by achieving NGNI* of approximately $69 million, toward the high end of the NGNI range set forth in our first issuance of financial guidance in February 2020, despite the impact of COVID-19 on the business.

✓    This was achieved through responsive, dynamic and thoughtful management of the business and expenses in response to evolving COVID-19 challenges and impacts on our product revenues.

* See Appendix C for reconciliation of this U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measure.

Achieved

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Corporate Objective	Metrics Used to Assess Performance	Accomplishments	Assessment
Grow use of VIVITROL and ARISTADA among appropriate patients

▪     Achieve VIVITROL and ARISTADA annual net sales of $347 million and $227 million, respectively.

▪     Increase in:

(a) the number of prescribers writing prescriptions for VIVITROL and ARISTADA, as compared to 2019; and

(b) the number of prescriptions of VIVITROL and ARISTADA written by prescribers, as compared to 2019, in each case for clinically appropriate patients

✓   Achieved ARISTADA annual net sales of ~$241 million, exceeding the annual net sales goal by ~$14 million.

✓   Achieved units sold, patient-, and prescriber-based metrics for ARISTADA, each as compared to 2019:

✓   Increased unit sales of ARISTADA by ~27%.

✓   Increased the number of patients on ARISTADA by ~31%, as measured by months of therapy (MOT).

✓   Increased the number of prescribers writing ARISTADA prescriptions by ~14%.

✘   Did not achieve VIVITROL annual net sales goal.

✘   Overall, did not achieve units sold, patient- and prescriber-based metrics for VIVITROL, likely due to the impacts of COVID-19 on healthcare provider practices and patient access to addiction treatment services, each as compared to 2019:

✘    Units sales of VIVITROL decreased by ~9%.

✘    Number of patients on VIVITROL decreased by ~7%, as measured by MOT.

✓   Slight increase of ~3% in the number of accounts writing VIVITROL prescriptions.

Mitigating Factors

▪    The COVID-19 pandemic significantly impacted the addiction treatment infrastructure (including healthcare providers, patients and healthcare facilities), including large-scale disruption in the healthcare system for opioid and alcohol dependence treatment with VIVITROL, and net sales of VIVITROL were severely curtailed beginning in April 2020.

▪     Prior to the onset of the pandemic, VIVITROL was on track to meet its annual net sales goal, with net sales of ~$79 million in Q1 of 2020, exceeding the estimate of ~$77 million for the quarter.

▪    Our commercial team quickly shifted from in-person to virtual interactions, expanded the provider networks and locators for administration of our injectable medicines, and developed new digital technologies for engaging with healthcare providers, thereby significantly lessening the negative impact on VIVITROL annual net sales.

Did not achieve

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Corporate Objective	Metrics Used to Assess Performance	Accomplishments	Assessment
Execute cross-functional pre-launch plans for LYBALVI	▪ Execution of disease state education program ▪ Generation and submission of publications ▪ Completion of training material development ▪ Identification of potential 2021 hires

✓   Achieved the LYBALVI pre-launch metrics:

✓   Developed disease state educational website which had greater than 150,000 visits, and delivered more than 20 disease state symposiums, the majority of which were rapidly transitioned to be conducted virtually due to the COVID-19 pandemic.

✓   Doubled unaided product awareness.

✓   Created launch capabilities and training materials with flexibility to be used virtually and incorporated optionality into launch plan based on the FDA’s final approved labeling.

✓   Strong execution across scientific communications plan, medical field team readiness and health economics and outcomes research (“HEOR”) strategy, including HEOR and pivotal data manuscript publications, presentations to payers and presentations at scientific congresses.

✓   Developed 2021 hiring strategy, including diversity recruiting strategy, for launch expansion hires.

Achieved
Manufacture commercial products and clinical trial material to meet the Company’s goals of quality, quantity, reliability and efficiency

▪  Ensure clinical drug product is ready for distribution to clinical study site at time of scheduled dosing

▪  Meet commercial product demand from customers

▪  Meet LYBALVI commercial product needs at the time of FDA approval and launch

▪  No critical findings from regulatory authority (FDA, U.S. Environmental Protection Agency (“EPA”), U.S. Drug Enforcement Administration (“DEA”)) inspections and audits of the Company’s manufacturing facilities

✓   Clinical drug product was in inventory ready for distribution to clinical study sites at the time of scheduled patient dosing 98.6% of the time.

✓   Met customer demand for commercial product at a fulfilment rate of 99.9%.

✘   FDA requested additional information related to the manufacture of LYBALVI as part of a complete response letter (“CRL”) issued in respect of the LYBALVI new drug application (“NDA”).

✘   FDA, HPRA, DEA, EPA regulatory inspections with no critical findings; HPRA, the Irish Health Products Regulatory Authority, conducted a virtual GMP audit of our Athlone facility in July 2020 as part of its routine inspection program and identified deficiencies, which have since been successfully addressed.

Mitigating Factors

▪    Uncertainty in the ongoing operations and continued reliability of supply chain partners, including raw material vendors and downstream supply chain partners.

▪    Implementation of COVID-19 physical distancing and other protocols throughout manufacturing facilities and clinical and commercial supply chain.

Did not achieve
Pipeline Goals: 35% weighting
Execute the nemvaleukin alfa clinical development plans, including monotherapy and combination studies	Activation of at least 45 new clinical trial sites for nemvaleukin alfa ARTISTRY-1 and ARTISTRY-2 clinical studies

✓+  Exceeded this goal by activating more than 50 new clinical trial sites for nemvaleukin alfa ARTISTRY-1  and ARTISTRY-2 clinical studies in the face of enormous global disruptions to clinical trial research caused by the COVID-19 pandemic.

Exceeded

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Corporate Objective	Metrics Used to Assess Performance	Accomplishments	Assessment
Obtain FDA approval of the NDA for LYBALVI	Receipt of FDA approval of LYBALVI for the treatment of schizophrenia and the treatment of bipolar I disorder

✘   Did not achieve due to receipt of a CRL for LYBALVI in which FDA requested additional information related to the manufacture of LYBALVI as the basis for non-approval. The CRL did not raise any clinical or non-clinical issues.

Mitigating Factors

▪     COVID-19 negatively impacted FDA’s review of LYBALVI. FDA relied on remote records review instead of on-site Pre-Approval Inspection. We believe the remote records review hindered our ability to address FDA concerns in real-time as they arose and to understand any unresolved FDA concerns with the LYBALVI manufacturing process.

▪     Advisory Committee meeting for LYBALVI was successful, with the FDA’s joint advisory committee voting that samidorphan meaningfully mitigated olanzapine-associated weight gain (16 yes, 1 no) and that the safety profile of LYBALVI had been adequately characterized (13 yes, 3 no, 1 abstention).

Did not achieve
Nominate at least one new candidate for clinical development	Nomination of new candidate for clinical development pursuant to Alkermes’ nomination processes	✓ Achieved this objective by nominating ALKS 1140, the first candidate to emerge from our HDAC inhibitor platform, in December 2020.	Achieved
Corporate Social Responsibility Goals: 20% weighting
Engage with patient advocacy and public policy stakeholders to improve the treatment systems for severe mental illness and addiction

▪  Appropriately engage in concerted efforts to (a) maintain federal funding available for use with VIVITROL, and (b) secure new, and maintain existing, state appropriations for VIVITROL

▪  Advance policies to increase access to (i) VIVITROL for appropriate persons with alcohol dependence or opioid dependence, and (ii) ARISTADA for appropriate patients with schizophrenia, in each case in clinically indicated settings of care

✓+  Exceeded this objective. U.S. federal and state funding available for use with long-acting injectable (“LAI”) medications for the treatment of substance use disorders (“SUD”) and serious mental illness (“SMI”) increased significantly, even in the face of severe political disruptions, caused in part by the COVID-19 pandemic, the partisan U.S. political landscape and the November 2020 elections. In addition, Alkermes worked alone and in concert with other stakeholders to advance policies that promote increased access to LAI medications for the treatment of SUD and SMI.

✓    Federal Policy Highlights in 2020 included expansion of, and/or increased funding for, SUD and SMI treatment grant programs available for use with LAIs (including Comprehensive Opioid Recovery Centers, targeted capacity expansion grants and residential substance abuse programs), expansion of Veterans Administration’s training on alcohol use disorder (“AUD”) and the advancement of legislation relating to Medicaid coverage for our products.

✓    State Policy Highlights in 2020 included the existence of over 900 initiatives with funding available for use with SUD medication assisted therapy (“MAT”), including the expansion of MAT programs in a number of states, and legislation allowing for Medicaid coverage of pharmacist administration of LAIs in multiple states.

Exceeded

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Corporate Objective	Metrics Used to Assess Performance	Accomplishments	Assessment
Continue to adapt and strengthen the company’s organizational infrastructure and capabilities to meet the needs of the Company’s business while maintaining its corporate values

▪  Develop strong organizational talent, based on an annual assessment of talent at the Vice President level and higher, which will also be focused on ensuring succession plans for key roles. This assessment will be reviewed annually by the Nominating and Corporate Governance Committee

▪  Maintain positive ratings in respect of company culture and values, as assessed, in part, based on the results of an employee engagement survey in comparison to benchmark data from other  comparable life sciences companies

✓+  Conducted organizational talent review, including an assessment of talent in each function from a performance, leadership potential and retention perspective and detailed cross-functional discussions of organizational talent and succession planning.

✓   Discussed the organizational talent review methodology, results and next steps with the Nominating and Corporate Governance Committee.

✓   2020 company-wide employee engagement survey results demonstrated high performance in comparison to biotechnology industry benchmarks and improvement in employee engagement metrics relative to 2018 employee engagement survey, despite challenges in workplace environments due to the COVID-19 pandemic, including a significant portion of the workface working remotely.

Achieved

Continued integration of ESG considerations—including energy, carbon, water and waste reductions; EHSS excellence; human capital development; and community support and involvement—into the operation of the Company’s business, and publication of a 2020 Corporate Social Responsibility Report, or equivalent document, detailing such integration

✓   Published our third Corporate Responsibility Report in July 2020, highlighting our investment in, and engagement with, the communities in which we work, our health, safety and environmental accomplishments, and our employee wellness and career development activities, including actions taken in response to the COVID-19 pandemic.

✓   Expanded our diversity and inclusion efforts:

✓   Our Diversity, Inclusion & Belonging Steering Committee spearheaded company-wide diversity education and training, sponsored recognition events and developed an approach to incorporate diversity considerations when recruiting candidates for open positions. This Committee also organized opportunities for discussion and outreach in response to social justice movements, including Black Lives Matter protests in 2020.

✓  Launched our first three employee resource groups—Pride@Work, Mosaic Network and Women Inspired Network (WIN)—voluntary, employee-led groups based on shared identities and/or interests with a common purpose of supporting and enhancing the inclusiveness of our company culture, building community, providing opportunities for professional development and networking, and having a positive impact on the business.

✓   Responded rapidly to the COVID-19 pandemic to protect the health and safety of our employees and ensure healthcare providers and patients had uninterrupted access to our medicines.

✓   Implemented a comprehensive crisis response strategy, creating a Core Crisis Management Team and sub-teams comprised of persons from across the company, to address the various risks and challenges that the pandemic presented, and continues to present, to the company’s business, employees, and stakeholders.

Exceeded

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Company Performance Payout Percentage

The Compensation Committee considered the range of accomplishments (three objectives were not met, four were achieved and three were exceeded), and the weightings of the three goal types, and determined an overall Company performance assessment of ‘ACHIEVED’.

Company performance serves as a significant factor, together with individual performance for named executive officers other than the CEO, in the Compensation Committee’s determination of individual cash performance payouts for our named executive officers. The Compensation Committee determined the Company performance assessment of ‘ACHIEVED’ to correspond to a payout of approximately 85% of target performance pay (the “Company Performance Payout Percentage”). For named executive officers other than the CEO, this Company Performance Payout Percentage was subject to upward or downward adjustment based on the executive officer’s individual performance.

Increased Company Performance Payout Percentage for Non-Executive Employees

For our non-executive employees, the Company Performance Payout Percentage is used as one factor in determining overall cash performance pay for each employee, subject to upward or downward adjustment based on each such employee’s individual performance. In recognition of the significant efforts of our non-executive employees to mitigate the impacts of the COVID-19 pandemic on the business, including those highlighted in the chart above, and the contribution of these efforts to the overall performance of the Company during 2020, the Compensation Committee approved an increase to the Company Performance Payout Percentage for use in determining the cash performance pay for all non-executive employees.

2020 Individual Performance Assessments

Each named executive officer was responsible for contributing to the achievement of the Company’s 2020 corporate objectives, individually and as part of the leadership team, and to overall management and success of the business.

Individual Performance for Named Executive Officers other than Mr. Pops

In January 2021, Mr. Pops presented to the Compensation Committee, and the Compensation Committee considered, an assessment of the individual performance during 2020 of each of the named executive officers (other than Mr. Pops) still employed by the Company at such time, including an assessment of each named executive officer’s overall leadership of his respective organization and the contributions of each named executive officer to the business and the achievement of the Company’s corporate objectives. Specifically, the Compensation Committee considered the following contributions:

NEO	Individual Performance Contributions
Craig C. Hopkinson, M.D.

✓    Strong overall leadership of our research and development, clinical development, medical affairs and regulatory organizations

✓+   Contributed significantly to the achievement of our pipeline corporate objectives in 2020, including:

–    Significant expansion and advancement of the nemvaleukin alfa development program, despite the broad impacts of the COVID-19 pandemic on global clinical research activities, including initiation of more than 50 new sites, increased patient enrollment across the ARTISTRY-1 and ARTISTRY-2 clinical trials and advancement of each of ARTISTRY-1 and ARTISTRY-2 into their phase 2 expansion stages; and

–    Nomination of ALKS 1140, a new drug candidate with potential application in neuropsychiatric disorders

✓   Supported activities related to the LYBALVI NDA, including execution of a successful FDA advisory committee meeting, acceptance for publication of pivotal data manuscripts and prompt resubmission to the FDA of the NDA and supplemental information following receipt of a CRL and subsequent records requests related to the manufacturing of LYBALVI

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NEO	Individual Performance Contributions
David J. Gaffin

✓    Strong overall leadership of our legal-IP and compliance organizations

✓+   Contributed significantly to the achievement of our financial, commercial, pipeline and corporate social responsibility corporate objectives in 2020, including:

–    Management of VIVITROL paragraph IV litigation and other legal proceedings;

–    Legal assistance to address complete response letter and supplemental records requests related to the NDA for LYBALVI;

–    Support of, and analysis relating to, our advancement of legislation relating to Medicaid coverage for our products;

–    Involvement in the development of the Company’s strategic Value Enhancement Plan and related communications; and

–    Co-executive sponsor of Mosaic, our newly formed multicultural employee resource group

✓    Led extensive shareholder engagement outreach and preparedness efforts and collaborated with the Compensation Committee and Nominating and Corporate Governance Committee to formulate and communicate substantive actions in response to shareholder feedback received, including:

–    Re-design of the Company’s short-term and long-term incentive compensation plans;

–    Updates to the Company’s corporate governance practices and policies; and

–    Board refreshment efforts and new director onboarding activities

Michael J. Landine

✓    Strong overall leadership of our corporate development, information technology and public affairs organizations

✓    Contributed to the achievement of certain of our financial objectives in 2020 despite the significant impact of the COVID-19 pandemic on our topline, including integral involvement in achieving enterprise-wide expense savings to budget, resulting in the Company’s reaching the high end of its pre-pandemic full year 2020 guidance for non-GAAP net income

✓    Involved in strategic development of the Company’s Value Enhancement Plan

Based on this information, the Compensation Committee determined the cash performance payout for each of Dr. Hopkinson and Mr. Gaffin should be slightly higher than the Company Performance Payout Percentage and maintained the cash performance payout for Mr. Landine at the same level as the Company Performance Payout Percentage.

2020 Cash Performance Payouts

In January 2021, the Compensation Committee—considering overall 2020 Company performance against the 2020 corporate objectives (and the corresponding Company Performance Payout Percentage), the individual performance of each of our named executive officers (other than Mr. Pops), the target cash performance pay and cash performance pay range set by the Compensation Committee in December 2019 for each executive officer, data from the Compensation Consultant regarding cash performance pay for executive officers of our peer group companies, comparable market data for experienced executive officers in the biopharmaceutical industry and the recommendations of Mr. Pops with respect to cash performance pay amounts for each named executive officer (other than Mr. Pops)—approved the following 2020 STIP cash performance payout amounts for each of our named executive officers still employed by the Company at such time:

Named Executive Officer	2020 Performance Payout Amount	2020 Target Performance Pay as a % of Base Salary	2020 Actual Performance Pay as a % of Base Salary	2020 Actual Performance Pay as a % of Target Performance Pay
Richard F. Pops	$912,655	100%	85%	85%
James M. Frates*	—	50%	—	—
Craig C. Hopkinson, M.D.	$351,000	60%	54%	90%
David J. Gaffin	$256,163	50%	45%	90%
Michael J. Landine	$219,498	50%	43%	85%

*Mr. Frates terminated his employment with the Company in January 2021 and was therefore not eligible to receive a performance payout for 2020.

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Long-Term Equity Incentives

We utilize long-term equity awards to align executive compensation and performance, incentivize the advancement of our critical business objectives, promote the creation of shareholder value over the long-term, and reward and retain key employees. Consistent with this approach, a significant portion of our named executive officers’ annual compensation is in the form of long-term equity awards.

2020 Equity Incentive Mix – Increased Focus on Performance Conditions

The Compensation Committee annually considers the appropriate mix of equity awards for our named executive officers and incorporates performance-based equity awards when it determines that such awards would not promote excessive risk taking that could adversely impact the Company or its research, development or commercialization of pharmaceutical products.

Responsiveness to Shareholder Feedback – 2020 Long-Term Incentive Plan (LTIP)

In its design of the 2020 LTIP, the Compensation Committee considered feedback from shareholders and proxy advisory firms with respect to long-term equity incentive plan design, the Company’s prior year performance (including our share price performance), ongoing and future strategic focus, and market practices with respect to equity mix. In February 2020, the Compensation Committee approved significant changes to our LTIP for 2020 to further align pay and performance, including the incorporation of performance-vesting restricted stock unit awards tied to a broad spectrum of strategically important Company activities and the grant of such awards to all of our employees that hold positions at senior vice president level and above. Specifically, the Compensation Committee:

•

for the first time, broadened the mix of equity in the annual grant to our named executives officers to include PRSUs that vest based on the achievement of specified commercial and development goals over a three-year performance period, and that are subject to a TSR modifier tied to relative share price performance (as compared to the Nasdaq Biotechnology Index) over the three-year performance period; this TSR modifier may increase or decrease the total number of vested shares underlying the PRSUs by up to 25%;

•

continued to apply performance conditions to greater than 50% of the total target value of our CEO’s 2020 annual equity grant (in the form of the PRSUs discussed above), with his remaining target equity award value consisting of time-vesting stock options that vest over four years in annual installments commencing on the first anniversary of the February 2020 grant date; and

•

for the first time, added performance conditions to 25% of the total target value of the 2020 annual equity grant to each of our named executive officers other than the CEO (in the form of the PRSUs discussed above), with their remaining 75% in target equity award value consisting of a mix of time-vesting stock options and time-vesting restricted stock unit awards, all of which vest over four years in annual installments commencing on the first anniversary of the February 2020 grant date.

* Percentages listed in graphic are approximate.

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2020 PRSU Design

The below chart shows the design of the 2020 PRSUs granted in February 2020 to each of our employees that hold positions at senior vice president level and above.

How Sizes of Awards Were Determined in 2020

Determination of Target Aggregate Values

The Compensation Committee grants all awards to our named executive officers based on an aggregate target dollar value for each award. In February 2020, in determining the target aggregate dollar value of the equity awards to be granted to each of our named executive officers for 2020, the Compensation Committee took into consideration comparable peer group equity award value data provided by the Compensation Consultant (see “2020 and 2021 Peer Groups” on page 79 of this proxy statement for a discussion of our revised peer group) and targeted the 50th percentile of such peer group for the CEO and the 50th to 75th percentile of such peer group for the other named executive officers based on the criticality of the executive’s skill set and expected future contributions, the overall equity position of each executive and the retentive value of such overall equity position given our significant share price decline. The Compensation Committee also took into account the importance of retaining a consistent and cohesive management team to continue to execute on the Company’s medium- and long-term business strategy and to create shareholder value.

For named executive officers other than Mr. Pops, the Compensation Committee also considered Mr. Pops’ recommendations with respect to equity award values based on his assessment of the criticality of each named executive officer’s skill set and expected future contributions to achievement of the Company’s long-term objectives.

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Conversion into Share Amounts

The Compensation Committee converts the target aggregate dollar value of each award into a number of ordinary shares using per share value based on the closing price of our ordinary shares on the Nasdaq Global Select Market on the date of grant and, for awards of stock options, the Black-Scholes valuation model. Based upon the factors and methodology discussed above, the Compensation Committee granted the following awards to each of our named executive officers for 2020:

Named Executive Officer	Time-Vesting Stock Options	Time-Vesting Restricted Stock Unit Awards	Performance-Vesting Restricted Stock Unit Awards
Richard F. Pops	358,466	—	217,817
James M. Frates	102,337	24,474	24,474
Craig C. Hopkinson, M.D.	168,856	40,382	40,382
David J. Gaffin	117,688	28,145	28,145
Michael J. Landine	89,545	21,415	21,415

The equity awards granted to our named executive officers in 2020 are subject to early vesting in certain instances as described in the 2018 Plan and below in the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 105 of this proxy statement.

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Additional Compensation Information

Share Ownership and Holding Guidelines

Our Board members and “officers” (as such term is defined in Section 16a-1(f) of the Exchange Act) are subject to our minimum share ownership and holding guidelines (our “Share Ownership and Holding Guidelines”). These guidelines are designed to align the interests of our Board members and officers with those of our shareholders by ensuring that our Board members and officers have a meaningful financial stake in our long-term success. These guidelines establish minimum required levels of share ownership value by position as set forth below:

Position	Required Share Ownership Value
CEO	6.0 times base salary
Board Members*	3.0 times annual Board member cash retainer
Other Officers*	1.0 times base salary

* First measurement date is the date that is at least five (5) full years from the date of election to the Board or appointment as an officer, as applicable.

For purposes of determining the value of shares owned by a Board member or officer under our Share Ownership and Holding Guidelines, we include the value of all shares directly or beneficially owned by such Board member or reporting officer and the amount by which the market value of any vested but unexercised stock option held by such individual exceeds the strike price of such stock option. We assess compliance with these guidelines annually and use the closing share price on the first business day of each year in our determination.

Our Share Ownership and Holding Guidelines require that each named executive officer retain 50% of the ordinary shares that he or she acquires upon the vesting of restricted stock unit awards and/or the exercise of stock options (net of tax liability and any amounts used to pay exercise price, as applicable) until such named executive officer meets our required levels of share ownership value.

Compliance with the Share Ownership and Holding Guidelines is monitored by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has determined that Mr. Pops and all directors and reporting officers subject to the guidelines are in compliance with the applicable share ownership and holding guidelines. A current copy of our Share Ownership and Holding Guidelines can be found on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

Clawback Policy

Our named executive officers are subject to our Clawback Policy, under which, in the event that the Board determines that (a) a named executive officer engaged in fraud or intentional misconduct that requires a material restatement of our financial results, and (b) such fraud or intentional misconduct resulted in an incorrect determination that an incentive compensation performance goal had been achieved, then (c) the Board may take appropriate action to recoup from such named executive officer any equity incentive compensation that the Board determines had been paid to such named executive officer as a result of such incorrect determination during the three-year period preceding the filing of such material restatement of our financial results. A current copy of our Clawback Policy can be found on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

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Retirement Benefits

The terms of our 401(k) Savings Plan (“401k Plan”) provide for broad-based participation by our executive officers and employees resident in the U.S. Under the 401k Plan, all of our U.S. employees are eligible to receive matching contributions from us. Our matching contribution for the 401k Plan for 2020 was as follows: dollar for dollar on each participant’s eligible compensation up to a maximum of 5% of such compensation, subject to applicable U.S. federal limits.

Other Benefits

Executive officers are eligible to participate in our medical, dental and life insurance employee benefit plans on the same terms as all other employees. We may also provide relocation expense reimbursement, which is negotiated on an individual basis with employees, including executive officers, in a manner consistent with our internal guidelines.

Executive officers are also entitled to certain benefits upon death or disability. Under our flexible benefits program, our executive officers receive long-term disability coverage that will pay up to 65% of their base salary, up to a monthly maximum of $27,500, during disability, and, in cases of catastrophic disability, a supplemental amount based on their base salary. Also, under our flexible benefits program, we provide life insurance coverage for all of our eligible U.S. employees, including the named executive officers, equal to two times base salary, with a maximum of $500,000 in coverage paid by us. In addition, all U.S. employees, including the named executive officers, are eligible to participate in optional supplemental life insurance up to a maximum of $500,000.

Post-Termination Compensation and Benefits

We have a program in place under which each of our executive officers receives severance benefits if such executive officer is terminated without “cause” (as defined in each executive officer’s employment agreement with the Company) or resigns for “good reason” (e.g., a material diminution in his or her responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which such executive officer must perform his or her employment), subject to signing a general release of claims. Additionally, each named executive officer receives severance benefits if, within a period of time following a corporate transaction or a change in control, such executive officer is terminated without “cause” or resigns for “good reason.” The terms of, and the amounts payable under, these arrangements are described in more detail below under “Potential Payments upon Termination or Change in Control.” We provide these severance arrangements because we believe that, in a competitive market for talent, severance arrangements are necessary to attract and retain high quality executives. In addition, the change in control benefit allows and incentivizes executives to maintain their focus on our business during a period when they otherwise might be distracted.

Tax and Accounting Considerations

Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.

Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its shareholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

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Under ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis in accordance with ASC 718.

Equity Grant Timing

Annual employee equity grants, including grants to executive officers, are made after the announcement of the Company’s year-end results and after the Company’s window to trade in Company securities has reopened (generally 48 hours after the announcement of such results). New hire equity grants are typically granted on the first Wednesday following the first Monday (or the first business day thereafter if such day is a holiday for which Nasdaq is closed) of each month. For information about non-employee director equity compensation, see the discussion in the section entitled “Non-Employee Director Compensation Program—Equity Compensation” on page 40 of this proxy statement. For additional information about our equity compensation plans, see the section entitled “Equity Compensation Plan Information” on page 110 of this proxy statement.

Risk Assessment Concerning Compensation Practices and Policies

The Compensation Committee, at the direction of the Board, reviewed our 2020 compensation policies and practices and concluded that these policies and practices, as structured, are not reasonably likely to have a material adverse effect on the Company.

Specifically, our compensation programs contain many features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

✓	a balance of fixed cash compensation and variable cash and equity compensation, with variable compensation tied both to short- and long-term objectives and the long-term value of our share price;
✓	Compensation Committee discretion in determining incentive program payouts and equity awards;
✓	limits on payouts under our annual performance incentive plans;
✓	share ownership and holding guidelines applicable to our directors and executive officers;
✓	application of a clawback policy and the anti-hedging and anti-pledging provisions in our Insider Trading Policy; and
✓	mandatory training on our policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

The Compensation Committee also asked the Compensation Consultant to do a specific risk assessment of the Company’s 2020 cash and equity incentive plans and the Compensation Consultant determined there to be a low risk level under each of the factors assessed.

ALKERMES PLC  2021 Proxy Statement 95

Report of the Compensation Committee

No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The Compensation Committee of the Board, which is comprised solely of (i) independent directors within the meaning of applicable Nasdaq Rules, (ii) outside directors within the meaning of Section 162 of the Code, and (iii) non-employee directors within the meaning of Rule 16b-3 under the Exchange Act, has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement for 2020. In reliance on the reviews and discussions referred to above, the Compensation Committee has approved the Compensation Discussion and Analysis, and the Board has approved the Compensation Discussion and Analysis for inclusion in this proxy statement.

Respectfully submitted by the Compensation Committee,

David W. Anstice AO (Chair)

Richard B. Gaynor, M.D.

Paul J. Mitchell

Nancy J. Wysenski

For more information about the Compensation Committee and its charter, please see the Corporate Governance page of the Investors section of our website at www.alkermes.com.

ALKERMES PLC  2021 Proxy Statement 96

Executive Compensation Tables

Summary Compensation Table

The following table presents and summarizes the compensation paid to, or earned by, our named executive officers for 2020, 2019 and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(2)	(f)(3)	(g)(4)	(h)	(i)(5)	(j)
Richard F. Pops	2020	1,073,712	—	2,551,714	3,489,121	912,655	—	14,500	8,041,702
Chairman and Chief Executive Officer	2019	1,037,400	—	4,221,072	8,384,675	980,000	—	14,000	14,637,147
	2018	1,002,316	—	4,876,350	10,010,722	1,152,664	—	13,750	17,055,802
James M. Frates(1)	2020	575,460	—	786,717	996,096	—	—	14,500	2,372,772
Former Senior Vice President, Chief Financial Officer	2019	556,000	—	758,881	1,475,360	278,000	—	14,000	3,082,241
	2018	536,732	—	908,010	1,849,438	309,000	—	13,750	3,616,930
Craig C. Hopkinson, M.D.	2020	650,000	—	1,298,079	1,643,556	351,000	—	14,500	3,957,135
Executive Vice President, Research and	2019	621,000	—	895,675	1,737,537	388,125	—	14,000	3,656,337
Development and Chief Medical Officer	2018	600,000	—	908,010	1,849,438	420,000	—	13,750	3,791,198
David J. Gaffin	2020	569,250	—	904,709	1,145,513	256,163	—	14,500	2,890,136
Senior Vice President, Chief Legal Officer,	2019	550,000	—	895,675	1,737,537	343,750	—	14,000	3,540,962
Chief Compliance Officer and Secretary	2018	500,000	—	908,010	1,849,438	325,000	—	13,750	3,596,198
Michael J. Landine	2020	516,465	—	688,373	871,585	219,498	—	14,500	2,310,421
Senior Vice President, Corporate Development and Chief Risk Officer	2019	499,000	—	758,881	1,475,360	249,500	—	14,000	2,996,741

ALKERMES PLC  2021 Proxy Statement 97

Notes to Summary Compensation Table

(1)	Mr. Frates terminated his employment with the Company in January 2021.
(2)

The amounts in column (e) reflect the aggregate grant date fair value of stock awards granted during 2020, 2019 and 2018, as indicated, computed in accordance with ASC 718. The weighted average grant date fair values of stock awards granted during these years are included in footnote 14 “Share-Based Compensation” to our consolidated financial statements for the year ended December 31, 2020 included in our Annual Report.

Included in the stock awards granted to the named executive officers in 2020 are PRSUs that, in order to vest, require achievement of certain commercial and pipeline performance conditions over a three-year performance period and are subject to a TSR modifier at the end of the performance period. For additional detail, see the discussion in the section entitled “Long-Term Equity Incentives” beginning on page 90 of this proxy statement. The grant date fair value of these performance-vesting restricted stock unit awards was determined in accordance with ASC 718 based upon the then-probable outcome of the performance conditions underlying such awards and, because of the market condition component of the awards, was computed using a Monte Carlo simulation. Assuming on the date of grant that the highest level of performance would be achieved, the fair value of such PRSUs calculated in accordance with ASC 718 was $9,568,973, $1,075,173, $1,774,032, $1,236,445 and $940,788 for Messrs. Pops and Frates, Dr. Hopkinson and Messrs. Gaffin and Landine, respectively.

(3)

The amounts in column (f) reflect the aggregate grant date fair value of option awards granted during 2020, 2019 and 2018, as indicated, computed in accordance with ASC 718. The assumptions used in the calculation of the fair value of option awards granted by us during these periods are included in footnote 2 “Summary of Significant Accounting Policies” to our consolidated financial statements for the year ended December 31, 2020 included in our Annual Report under the heading “Share-Based Compensation”. For additional details regarding the equity granted to our named executive officers in 2020, see the discussion in the section entitled “Long-Term Equity Incentives” beginning on page 90 of this proxy statement. Included in the option awards granted to Mr. Pops during 2019 are (i) 382,200 time- and performance-vesting stock options that, in order to vest, require a greater than 50% increase in the Company’s share price from their grant date value for 30 consecutive trading days and, once that performance condition is met, remain subject to time-based vesting in equal annual installments over four years commencing on the first anniversary of the grant date, which had a grant date fair value computed using a Monte Carlo simulation model in accordance with ASC 718 of $6,414,272 and (ii) 121,000 time-vesting stock options that vest in equal annual installments over four years commencing on the first anniversary of the grant date, which had a grant date fair value computed using a Black-Scholes model in accordance with ASC 718 of $1,970,403.

(4)

The amounts in column (g) reflect the cash awards paid to our named executive officers for services performed during 2020, 2019 and 2018, as indicated, pursuant to the Alkermes plc Affiliated Company 2020 Reporting Officer Performance Pay Plan (the “2020 Performance Pay Plan”), the Alkermes plc Affiliated Company Fiscal Year 2019 Reporting Officer Performance Pay Plan and the Alkermes plc Affiliated Company Fiscal Year 2018 Reporting Officer Performance Pay Plan, respectively. The cash award amounts paid to our named executive officers for services in 2020 as compared to their target cash awards for 2020 reflect 85% of target for Messrs. Pops and Landine and 90% of target for Dr. Hopkinson and Mr. Gaffin. Mr. Frates terminated his employment with the Company in January 2021 and was therefore not eligible to receive a performance payout for 2020.

(5)	The amounts in column (i) reflect the Company’s match on contributions made by the named executive officers to our 401k Plan.

ALKERMES PLC  2021 Proxy Statement 98

2020 Grants of Plan-Based Awards Table

The following table presents information on all grants of plan-based awards made in 2020 to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)
(a)	(b)	(c)	(d)(1)	(e)(1)	(f)	(g)(2)	(h)(2)	(i)(3)	(j)(4)	(k)	(l)(5)
Richard F. Pops	2/20/2020	—	—	—	—	—	—	—	358,466	20.43	3,489,121
	2/20/2020	—	—	—	—	217,817	408,407	—	—	—	2,551,714
	N/A	—	1,073,712	2,147,424	—	—	—	—	—	—	—
James M. Frates	2/20/2020	—	—	—	—	—	—	24,474	—	—	500,004
	2/20/2020	—	—	—	—	—	—	—	102,337	20.43	996,096
	2/20/2020	—	—	—	—	24,474	45,889	—	—	—	286,713
	N/A	—	287,730	575,460	—	—	—	—	—	—	—
Craig C. Hopkinson, M.D.	2/20/2020	—	—	—	—	—	—	40,382	—	—	825,004
	2/20/2020	—	—	—	—	—	—	—	168,856	20.43	1,643,556
	2/20/2020	—	—	—	—	40,382	75,716	—	—	—	473,075
	N/A	—	390,000	780,000	—	—	—	—	—	—	—
David J. Gaffin	2/20/2020	—	—	—	—	—	—	28,145	—	—	575,002
	2/20/2020	—	—	—	—	—	—	—	117,688	20.43	1,145,513
	2/20/2020	—	—	—	—	28,145	52,772	—	—	—	329,707
	N/A	—	284,625	569,250	—	—	—	—	—	—	—
Michael J. Landine	2/20/2020	—	—	—	—	—	—	21,415	—	—	437,508
	2/20/2020	—	—	—	—	—	—	—	89,545	20.43	871,585
	2/20/2020	—	—	—	—	21,415	40,153	—	—	—	250,865
	N/A	—	258,233	516,465	—	—	—	—	—	—	—

Notes to 2020 Grants of Plan-Based Awards Table

(1)

Represents the target and maximum amounts that could have been earned by each named executive officer under the 2020 Performance Pay Plan for the performance period of January 1, 2020 to December 31, 2020. The cash performance pay range for Mr. Pops was 0% to 200% of base salary with a target cash performance pay of 100% of base salary in effect at the time of award. The cash performance pay range for Dr. Hopkinson was 0% to 120% of base salary with a target cash performance pay of 60% of base salary in effect at the time of award. The cash performance pay range for Messrs. Frates, Gaffin and Landine was 0% to 100% of base salary with a target cash performance pay of 50% of base salary in effect at the time of award. There are no other applicable estimated future payouts under non-equity incentive plan awards for our named executive officers under the 2020 Performance Pay Plan. For more information about the 2020 Performance Pay Plan, see the discussion in the section entitled “Short-Term Incentive Plan (STIP)—Annual Cash Performance Pay” beginning on page 81 of this proxy

ALKERMES PLC  2021 Proxy Statement 99

statement, and see the Summary Compensation Table on page 97 of this proxy statement for the actual cash performance payment amounts paid to our named executive officers for performance during 2020.
(2)

Represents the target and maximum payouts for PRSUs granted in 2020 under the 2018 Plan that, in order to vest, require achievement of certain commercial and pipeline performance conditions over a three-year performance period and are subject to a TSR modifier at the end of the performance period. For additional detail, see the discussion in the section entitled “Long-Term Equity Incentives” beginning on page 90 of this proxy statement. No dividend equivalents are paid on unvested restricted stock unit awards.

(3)

Represents time-vesting restricted stock unit awards granted under the 2018 Plan, which vest in four equal annual installments commencing on the first anniversary of the grant date. No dividend equivalents are paid on unvested restricted stock unit awards.

(4)

Represents time-vesting stock options granted under the 2018 Plan, which vest in four equal annual installments commencing on the first anniversary of the grant date. Certain of the stock options qualify as incentive stock options under Section 422 of the Code.

(5)

Represents the estimated grant date fair value of stock options and restricted stock unit awards granted to the named executive officers during 2020 computed in accordance with ASC 718. Assumptions used in the calculation of the fair value of option awards granted by us during 2020 are included in footnote 2 “Summary of Significant Accounting Policies” to our consolidated financial statements for the year ended December 31, 2020 included in our Annual Report under the heading “Share-Based Compensation”. There can be no assurance that the stock options will be exercised (in which case no value will be realized by the optionee) or that the value realized upon exercise or settlement of a restricted stock unit award will equal the grant date fair value.

Narrative Disclosure to Summary Compensation Table and 2020 Grants of Plan-Based Awards Table

Employment Agreements.  Each of our named executive officers has entered into a written employment agreement with us that provides for payment of base salary, eligibility for cash incentive compensation, participation in incentive compensation plans and employee benefit programs and potential severance benefits. For additional information regarding the base salaries, annual cash performance and long-term equity opportunities for our named executive officers, please see the section entitled “Executive Compensation—Compensation Discussion and Analysis” beginning on page 70 of this proxy statement. For additional information regarding severance benefits provided under the employment agreements, please see the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 105 of this proxy statement.

Base Salaries. For information regarding 2020 base salaries for our named executive officers, please see the section entitled “Base Salary” on page 81 of this proxy statement.

Annual Cash Performance Pay Awards. Under our reporting officer performance pay plans, our named executive officers are eligible to receive an annual cash performance pay award based on the Company’s performance against its corporate objectives and, for named executive officers other than the CEO, the contributions of each named executive officer to the achievement of our corporate objectives. For additional information regarding 2020 annual cash performance pay for our named executive officers, see the section entitled “Short-Term Incentive Plan (STIP) – Annual Cash Performance Pay” beginning on page 81 of this proxy statement.

Equity Awards. Our 2018 Plan provides for the grant of stock options and stock awards to our eligible named executive officers, employees, non-employee directors and consultants. In 2020, we granted to our named executive officers time-vesting stock options, time-vesting restricted stock unit awards and performance-vesting restricted stock unit awards that, in order to vest, require achievement of certain commercial and pipeline performance conditions that are in line with our long-term business strategy. For additional information regarding our 2018 Plan, see Proposal 4 beginning on page 49 of this proxy statement and the summaries that follow, and for additional information regarding the equity awards granted to our named executive officers in 2020, see the 2020 Grants of Plan-Based Awards table and related footnotes above and the section entitled “Long-Term Equity Incentives” beginning on page 90 of this proxy statement.

ALKERMES PLC  2021 Proxy Statement 100

No Option or SAR Repricing. Our 2018 Plan explicitly prohibits repricing of options and stock appreciation rights in any manner without shareholder approval, including cancelling awards in exchange for cash or another award under the 2018 Plan, and we did not engage in any repricings or other modifications to any of our named executive officer equity awards during the year ended December 31, 2020.

Other Compensatory Arrangements. Please see the section entitled “Additional Compensation Information” beginning on page 93 of this proxy statement for a description of other compensatory arrangements and policies applicable to our named executive officers, including our Share Ownership and Holding Guidelines, our Clawback Policy and our retirement and other benefits.

ALKERMES PLC  2021 Proxy Statement 101

Outstanding Equity Awards at 2020 Year End

The following table presents the outstanding equity awards held by each of our named executive officers as of December 31, 2020:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)	(d)		(e)	(f)(2)	(g)(3)		(h)(9)	(i)		(j)(9)
Richard F. Pops	—	—	—		—	—	8,750	(4)	174,563	—		—
	—	—	—		—	—	36,250	(5)	723,188	—		—
	—	—	—		—	—	97,200	(6)	1,939,140	—		—
	—	—	—		—	—	—		—	217,817	(10)	4,345,449
	400,000	—	—		18.105	5/20/2021	—		—	—		—
	450,000	—	—		16.55	5/21/2022	—		—	—		—
	300,000	—	—		33.72	5/28/2023	—		—	—		—
	230,000	—	—		47.16	3/3/2024	—		—	—		—
	200,000	—	—		71.23	2/26/2025	—		—	—		—
	300,000	—	—		32.27	2/28/2026	—		—	—		—
	150,000	50,000	—		54.57	2/17/2027	—		—	—		—
	147,500	147,500	—		67.26	2/16/2028	—		—	—		—
	30,250	90,750	382,200	(11)	32.57	2/21/2029	—		—	—		—
	—	358,466	—		20.43	2/20/2030	—		—	—		—
James M. Frates	—	—	—		—	—	3,000	(4)	59,850	—		—
	—	—	—		—	—	6,750	(5)	134,663	—		—
	—	—	—		—	—	17,475	(6)	348,626	—		—
	—	—	—		—	—	24,474	(7)	488,256	—		—
	—	—	—		—	—	—		—	24,474	(10)	488,256
	94,477	—	—		18.105	5/20/2021	—		—	—		—
	68,958	—	—		16.55	5/21/2022	—		—	—		—
	70,000	—	—		33.72	5/28/2023	—		—	—		—
	50,000	—	—		47.16	3/3/2024	—		—	—		—
	44,000	—	—		71.23	2/26/2025	—		—	—		—
	76,000	—	—		32.27	2/28/2026	—		—	—		—
	37,500	12,500	—		54.57	2/17/2027	—		—	—		—
	27,250	27,250	—		67.26	2/16/2028	—		—	—		—
	22,650	67,950	—		32.57	2/21/2029	—		—	—		—
	—	102,337	—		20.43	2/20/2030	—		—	—		—

ALKERMES PLC  2021 Proxy Statement 102

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)(3)		(h)(9)	(i)		(j)(9)
Craig C. Hopkinson, M.D.	—	—	—	—	—	1,250	(8)	24,938	—		—
	—	—	—	—	—	6,750	(5)	134,663	—		—
	—	—	—	—	—	20,625	(6)	411,469	—		—
	—	—	—	—	—	40,382	(7)	805,621	—		—
	—	—	—	—	—	—		—	40,382	(10)	805,621
	60,000	20,000	—	59.57	6/7/2027	—		—	—		—
	27,250	27,250	—	67.26	2/16/2028	—		—	—		—
	26,675	80,025	—	32.57	2/21/2029	—		—	—		—
	—	168,856	—	20.43	2/20/2030	—		—	—		—
David J. Gaffin	—	—	—	—	—	2,500	(4)	49,875	—		—
	—	—	—	—	—	6,750	(5)	134,663	—		—
	—	—	—	—	—	20,625	(6)	411,469	—		—
	—	—	—	—	—	28,145	(7)	561,493	—		—
	—	—	—	—	—	—		—	28,145	(10)	561,493
	2,250	—	—	18.105	5/20/2021			—	—		—
	41,000	—	—	16.55	5/21/2022	—		—	—		—
	30,000	—	—	33.72	5/28/2023	—		—	—		—
	25,000	—	—	47.16	3/3/2024	—		—	—		—
	17,750	—	—	71.23	2/26/2025	—		—	—		—
	36,000	—	—	32.27	2/28/2026	—		—	—		—
	30,000	10,000	—	54.57	2/17/2027	—		—	—		—
	27,250	27,250	—	67.26	2/16/2028	—		—	—		—
	26,675	80,025	—	32.57	2/21/2029	—		—	—		—
	—	117,688	—	20.43	2/20/2030	—		—	—		—
Michael J. Landine	—	—	—	—	—	3,000	(4)	59,850	—		—
	—	—	—	—	—	6,750	(5)	134,663	—		—
	—	—	—	—	—	17,475	(6)	348,626	—		—
	—	—	—	—	—	21,415	(7)	427,229	—		—
	—	—	—	—	—	—		—	21,415	(10)	427,229
	94,477	—	—	18.105	5/20/2021	—		—	—		—
	100,000	—	—	16.55	5/21/2022	—		—	—		—
	70,000	—	—	33.72	5/28/2023	—		—	—		—
	50,000	—	—	47.16	3/3/2024	—		—	—		—
	44,000	—	—	71.23	2/26/2025	—		—	—		—
	76,000	—	—	32.27	2/28/2026	—		—	—		—
	37,500	12,500	—	54.57	2/17/2027	—		—	—		—
	27,250	27,250	—	67.26	2/16/2028	—		—	—		—
	22,650	67,950	—	32.57	2/21/2029	—		—	—		—
	—	89,545	—	20.43	2/20/2030	—		—	—		—

ALKERMES PLC  2021 Proxy Statement 103

Notes to Outstanding Equity Awards Table

(1)

The grant date of all stock options is ten years prior to the option expiration date (column (f)). With the exception of the amounts in column (d), all stock options vest in four equal annual installments, commencing on the first anniversary of the grant date. Stock options granted in 2017 and 2018 were granted under the 2011 Plan. Stock options granted in 2019 and 2020 were granted under the 2018 Plan.

(2)	Stock options expire ten years from the grant date.
(3)

Time-vesting restricted stock unit awards vest in four equal annual installments, commencing on the first anniversary of the grant date. No dividend equivalents are paid on restricted stock unit awards. In the event that an individual’s employment or other service relationship with us is terminated for any reason, except in the event of death or permanent disability or a Sale Event (as defined in the stock plan under which the award was granted), time-vesting restricted stock unit awards are forfeited on the date of termination.

(4)	Time-vesting restricted stock unit awards granted on February 17, 2017 under the 2011 Plan.
(5)	Time-vesting restricted stock unit awards granted on February 16, 2018 under the 2011 Plan.
(6)	Time-vesting restricted stock unit awards granted on February 21, 2019 under the 2018 Plan.
(7)	Time-vesting restricted stock unit awards granted on February 20, 2020 under the 2018 Plan.
(8)	Time-vesting restricted stock unit award granted on June 7, 2017 under the 2011 Plan.
(9)	Market value is based on the closing price of our ordinary shares on December 31, 2020 as reported by Nasdaq, which was $19.95.
(10)

Performance-vesting restricted stock unit awards granted on February 20, 2020 under the 2018 Plan that, in order to vest, require achievement of certain commercial and pipeline performance conditions over a three-year performance period ending on December 31, 2022 and that are subject to a TSR modifier at the end of the performance period. For additional detail, see the discussion in the section entitled “Long-Term Equity Incentives” beginning on page 90 of this proxy statement. As of December 31, 2020, none of the performance criteria underlying these performance-vesting restricted stock unit awards have been achieved. No dividend equivalents are paid on restricted stock unit awards. In the event that an individual’s employment or other service relationship with us is terminated for any reason, except in the event of death or permanent disability or a Sale Event (as defined in the stock plan under which the award was granted), performance-vesting restricted stock unit awards are forfeited on the date of termination.

(11)

Performance- and time-vesting stock options granted under the 2018 Plan that, in order to vest, require the achievement of a greater than 50% increase in the Company’s share price from their grant date value for 30 consecutive trading days, and once that performance condition is met, remain subject to time-based vesting in four equal annual installments commencing on the first anniversary of the grant date.

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2020 Option Exercises and Stock Vested

The following table presents information regarding option exercises and vesting of restricted stock unit awards for each named executive officer during 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Richard F. Pops	325,000	893,287	76,775	1,498,045
James M. Frates	21,983	69,246	16,700	324,962
Craig C. Hopkinson, M.D.	—	—	11,500	220,611
David J. Gaffin	3,000	28,500	15,000	290,439
Michael J. Landine	98,523	234,463	16,700	324,962

2020 Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

2020 Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans or defined contribution plans maintained by us.

Potential Payments upon Termination or Change in Control

If, during the term of a named executive officer’s employment agreement with us, we terminate such named executive officer’s employment without “cause” or such named executive officer terminates his employment for “good reason” (e.g., a material diminution in his responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he must perform his employment) and such named executive officer thereafter signs a general release of claims, we will provide severance, as follows: to Mr. Pops, over a twenty-four-month period, we will pay an amount equal to two times the sum of (i) his current base salary, plus (ii) the average of his annual cash incentive compensation received for the two immediately preceding years, and will provide for continued participation in our health benefit plans during such twenty-four-month period; and to Messrs. Gaffin, Landine and Dr. Hopkinson (and prior to his termination of employment, Mr. Frates), over a twelve-month period, we will pay an amount equal to the sum of (i) his current base salary plus (ii) the average of his annual cash incentive compensation received for the two immediately preceding years, and will provide for continued participation in our health benefit plans during such twelve-month period. Mr. Frates terminated his employment with the Company in January 2021. Mr. Frates did not receive any severance payments or benefits in connection with his termination.

Under the employment agreements with our named executive officers, in the event of a change in control, each named executive officer would be entitled to continue his employment with us for a period of two years following the change in control. If, during this two-year period, the employment of such named executive officer is terminated without “cause” or if such named executive officer terminates his employment for “good reason,” such executive officer shall be paid a pro-rata amount of his annual cash incentive compensation (based upon the average of such executive officer’s annual cash incentive compensation for the prior two years) for the year in which the termination occurs. Additionally, he will receive a lump sum payment equal to: for Mr. Pops two times; and for Messrs. Gaffin, Landine and Dr. Hopkinson (and prior to his termination of employment, Mr. Frates), one and one-half times, the sum of his then-base salary (or the base salary in effect at the time of the change in control, if higher) plus an amount equal to the average of his annual cash incentive compensation received for the two immediately preceding years. Messrs. Pops, Gaffin, Landine and Dr. Hopkinson will also be entitled to continued participation in our health benefit plans: for Mr. Pops, for a

ALKERMES PLC  2021 Proxy Statement 105

period of two years following the date of termination; and for Messrs. Gaffin, Landine and Dr. Hopkinson, for a period of eighteen months following the date of termination. These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if such executive officer is terminated without “cause” or if such executive officer terminates his employment for good reason, provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during the period of employment of the named executive officer. Messrs. Pops and Landine (and prior to his termination of employment, Mr. Frates) are also entitled to a “gross-up payment” equal to the excise tax imposed upon the severance payments made in the event of a change in control, if any payment or benefit to the executive, whether pursuant to the employment agreement or otherwise, is considered an “excess parachute payment” and subject to an excise tax under the Code. In 2009, we discontinued providing such gross-up payments to newly hired employees. On this basis, Mr. Gaffin and Dr. Hopkinson are not entitled to a gross-up payment in the event of a change in control.

Under the terms of our 2018 Plan, the Administrator has the authority to determine the conditions under which any award under such plan will become exercisable in the event of a change in control (referred to as a Sale Event in the 2018 Plan) at the time of grant of such award. Upon a change in control, all then-outstanding stock options become vested and exercisable, all then-outstanding time-vesting stock awards become vested, and all then-outstanding performance-vesting restricted stock unit awards may become vested and nonforfeitable in the Administrator’s discretion.

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Potential Post-Termination Payments

The following table summarizes the potential payments to our named executive officers under various termination events. The table assumes that the triggering event occurred on December 31, 2020, the last business day of 2020, and the calculations use the closing price of our ordinary shares on December 31, 2020 as reported by Nasdaq, which was $19.95 per share.

Name and Payment Elements	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Not Following a Change in Control	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control
Richard F. Pops
Cash Compensation:
Severance	$4,280,088	$5,346,420
Equity Awards:
Stock Options and awards (1)	—	7,182,339
Benefits:
Health and Dental Insurance	45,180	45,180
Total	$4,325,268	$12,573,939

James M. Frates
Cash Compensation:
Severance	$868,960	$1,596,940
Equity Awards:
Stock Options and awards (1)	—	1,519,651
Benefits:
Health and Dental Insurance	22,673	34,009
Total	$891,633	$3,150,600

Craig C. Hopkinson, M.D.
Cash Compensation:
Severance	$1,054,063	$1,985,156
Equity Awards:
Stock Options and awards (1)	—	2,182,311
Benefits:
Health and Dental Insurance	22,590	33,885
Total	$1,076,653	$4,201,352

David J. Gaffin
Cash Compensation:
Severance	$903,625	$1,689,813
Equity Awards:
Stock Options and awards (1)	—	1,718,992
Benefits:
Health and Dental Insurance	22,590	33,885
Total	$926,215	$3,442,690

Michael J. Landine
Cash Compensation:
Severance	$779,715	$1,432,823
Equity Awards:
Stock Options and awards (1)	—	1,397,597
Benefits:
Health and Dental Insurance	15,378	23,067
Total	$795,093	$2,853,487

Notes to Post-Termination Payments Table

(1)

This amount represents the value of unvested time-vesting restricted stock unit awards and the unvested portion of the target grant amount of performance-vesting restricted stock unit awards, in each case valued at $19.95 per share. At December 31, 2020, there were no outstanding unvested stock options that had an exercise price less than $19.95 per share.

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Pay Ratio

For 2020, the annual total compensation for our CEO, including the value of employer paid health care benefits, as discussed below, was $8,064,292 and for our median employee was $176,703 (also including the value of employer paid health care benefits), resulting in a pay ratio of approximately 46 to 1.

The annual total compensation for our CEO in this pay ratio disclosure differs from the annual total compensation amounts reflected in the Summary Compensation Table (on page 97 of this proxy statement) because we included the value of employer paid health care benefits (estimated for our CEO and eligible dependents at $22,590) in order to produce a more representative disclosure of our employees’ compensation. We also added the value of employer paid health care benefits to the median compensated employee’s compensation for purposes of this pay ratio disclosure. The annual total compensation for our median compensated employee does not represent an average of the compensation paid to our employees, but rather it is the compensation paid to the particular employee identified as our median employee.

We identified the median employee for 2020 by (i) aggregating for each applicable employee (A) base salary as of October 1, 2020 (or wages multiplied by annual work schedule, for hourly employees), (B) the target bonus for 2020 and (C) the estimated fair value of any equity awards granted during 2020, and (ii) ranking this annual compensation measure for our employees from lowest to highest.

This calculation was performed for 2,243 individuals, excluding our CEO, who were employed by us on October 1, 2020, whether employed on a full-time or part-time basis. In order to present a more accurate representation of comparative annual compensation, we annualized compensation for any permanent employees that were only employed for part of 2020, and converted amounts paid in a currency other than U.S. dollars to U.S. dollars based on the average year-to-date exchange rate on October 1, 2020. No employees located in jurisdictions outside of the U.S. were excluded from the calculation under the regulation’s de minimis exemption.

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “Rule”). In light of the numerous different methodologies, assumptions, adjustments and estimates that companies may apply in compliance with the Rule, this information should not be used as a basis for comparison between different companies.

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Certain Relationships and Related Person Transactions

Policies and Procedures Concerning Related Person Transactions

The Audit and Risk Committee, pursuant to its written charter adopted by the Board, a current copy of which can be found on the Corporate Governance page of the Investors section of our website at www.alkermes.com, is responsible for reviewing all transactions with related persons, including transactions that would be required to be disclosed in this proxy statement in accordance with SEC rules.

At the end of each calendar quarter, we ask all of our directors and executive officers to disclose a list of their “related parties”; this practice is not pursuant to a written policy or procedure. Related parties are defined as any public, private, for profit, or non-profit company or organization of which they or their immediate family is an officer, director or 10% or greater shareholder. All reported “related parties” are sent to our Finance department, which checks them against transactions of the Company in that prior quarter. At each Audit and Risk Committee meeting held to review our quarterly financial results, any transactions between a reported related party and the Company are reported to the Audit and Risk Committee for its review and, if deemed appropriate by the Audit and Risk Committee in its sole discretion, approval.

In addition, under our Code of Business Conduct and Ethics, each of our directors, officers and employees is required to promptly disclose any matter that he or she believes might raise doubt regarding his or her ability to act objectively and in the Company’s best interest and, in certain circumstances, receive approval for such matters, as described in our Code of Business Conduct and Ethics. Under our Articles of Association and in accordance with the Companies Act, each of our directors is required to declare to the Board any interest that he or she has, whether direct or indirect, in any contract, transaction or arrangement or any proposed contract, transaction or arrangement with the Company.

Since January 1, 2020, we have not engaged in any transactions, nor are any such transactions currently proposed, in which we were a participant and the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest.

ALKERMES PLC  2021 Proxy Statement 109

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 about:

•	the number of ordinary shares subject to issuance upon exercise of outstanding options and vesting of outstanding restricted stock units under equity compensation plans adopted by us;
•	the weighted-average exercise price of outstanding options under equity compensation plans adopted by us; and
•	the number of ordinary shares available for future issuance under our 2018 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	16,112,189	$36.27	13,852,922
Equity compensation plans not approved by security holders	—	—	—
(1)

This excludes 5,555,262 ordinary shares issued as time-vesting restricted stock unit awards and 498,984 ordinary shares issued as performance-vesting restricted stock unit awards, all of which are subject to forfeiture until such awards vest in full.

(2)

Represents the weighted-average exercise price of our outstanding stock options under our equity compensation plans. This does not include outstanding restricted stock unit awards under our equity compensation plans as such awards do not have an exercise price.

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Other Information

Other Business

The Board does not intend to present at the Annual Meeting any business other than that set forth in this proxy statement. If any other matter is presented at the Annual Meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board did not know a reasonable time before this solicitation would be presented, and if permitted as a matter of Irish law, the persons identified as the named proxies in the accompanying proxy card will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

Independent Auditor and Accounting Firm

PwC, our independent auditor and accounting firm, audited the consolidated financial statements of the Company for 2020. Representatives of PwC are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Shareholder Proposals for the Company’s 2022 Annual General Meeting of Shareholders

In accordance with the rules established by the SEC, our shareholders may submit proposals on matters appropriate for shareholder action at meetings in accordance with Rule 14a-8 under the Exchange Act. For such proposals (other than those relating to the nomination of directors) to be included in our proxy materials relating to our 2022 annual general meeting of shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than January 10, 2022. However, if the date of our 2022 annual general meeting of shareholders is changed such that it is more than 30 days from the first anniversary of the Annual Meeting, then the deadline will be a reasonable time prior to the time that we begin to print and mail proxy materials for our 2022 annual general meeting of shareholders. Such proposals should be delivered to the attention of our Secretary at the Company’s registered office at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary. In addition to the requirements as to form and substance established by the SEC, shareholder proposals must be a proper subject for shareholder action under Irish law and our Articles of Association to be included in our proxy materials.

Expenses and Solicitation

The costs of proxy solicitation, including expenses relating to the preparation and mailing of this proxy statement, will be borne by Alkermes. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies at an estimated cost of approximately $15,000. Alkermes will reimburse brokers, banks and other nominees for their reasonable out-of-pocket costs incurred in connection with forwarding the proxy materials for the Annual Meeting to beneficial owners. Proxies may also be solicited by our directors and certain of our officers and employees, whether in person, by mail, by telephone or by email or other electronic means. Our directors, officers and employees will not receive any additional compensation for such solicitation efforts.

Presentation of Irish Statutory Financial Statements

The Company’s Irish statutory financial statements for the year ended December 31, 2020, including the reports of the directors and the independent auditor and accounting firm thereon, will be presented at the Annual Meeting in accordance with the requirements of the Companies Act. The Company’s Irish statutory financial statements will be approved by the Board. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company’s Irish statutory financial statements, including the related reports thereon, are available on the Annual Reports page of the Investors section of our website at www.alkermes.com. Shareholders may also request a printed copy of such statements and reports free of charge, by writing to the Company’s Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary.

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Registered and Principal Executive Offices

The registered and principal executive offices of Alkermes plc are located at Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6. The telephone number there is +353 1 772‑8000.

United States Securities and Exchange Commission Reports

Copies of our Annual Report, as filed with the SEC on February 11, 2021, are available to shareholders free of charge through the Investors section of our website at www.alkermes.com or by writing to Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary.

Delivery of Documents to Shareholders Sharing an Address

In order to reduce printing and postage costs, only one copy of our proxy materials will be mailed to multiple shareholders sharing an address unless the Company receives contrary instructions from one or more of the shareholders sharing such address. The Company will deliver promptly a separate copy of such documents to any shareholder who writes or calls the Company at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary, +353 1 772‑8000. If you or your household is receiving multiple copies of such documents and you wish instead to request delivery of only a single copy in the future, you may send a written request to Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary.

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APPENDIX A

ALKERMES plc

2018 Stock Option and Incentive Plan, as amended

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Alkermes plc 2018 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and consultants of Alkermes plc, an Irish public limited company (the “Company”), and its Subsidiaries upon whose judgment, initiative and efforts the Company and its Subsidiaries largely depend for the successful conduct of their business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer alignment of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company's and its Subsidiaries' behalf and strengthening their desire to remain with the Company and its Subsidiaries.

The following terms shall be defined as set forth below:

“2008 Plan” means the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan, as amended.

“2011 Plan” means the Alkermes plc 2011 Stock Option and Incentive Plan, as amended.

“2011 Plan Available Shares” means the Shares that remained available for grant under the 2011 Plan as of the 2020 Annual Meeting (which Shares, as of the 2020 Annual Meeting, ceased to be available for grant under the 2011 Plan and became available for issuance pursuant to Awards under this Plan).

“2020 Annual Meeting” means the 2020 Annual General Meeting of Shareholders of the Company.

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Cash-Based Awards and Performance Share Awards.

“Award Certificate” means a written or electronic certificate setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Companies Act” means the Irish Companies Act 2014, all enactments which are to be read as one, or construed or read together as one with the Irish Companies Act 2014 and every statutory modification or reenactment thereof for the time being in force.

ALKERMES PLC  2021 Proxy Statement  Appendix A-1

“Disability” means, with respect to a grantee, the inability of such grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances. For clarity, any reference to “disability” or “permanent disability” in any Award Certificate shall mean “Disability,” as defined herein.

“Effective Date” means the date set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Shares on any given date for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means the fair market value of the Shares determined in good faith by the Administrator; provided, however, that if the Shares are admitted to quotation on the Nasdaq Global Select Market (“Nasdaq”) or another national securities exchange, the determination shall be made by reference to the closing price reported by Nasdaq or such other exchange for such date. If the market is closed on such date, the determination shall be made by reference to the last date preceding such date for which the market is open.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option" or “Stock Option” means any option to purchase Shares granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Cash-Based Award granted pursuant to Section 10.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or a Subsidiary) that will be used to establish Performance Goals are the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Shares, economic value-added, initiation or completion of clinical trials, results of clinical trials, drug development or commercialization milestones, collaboration milestones, operational measures including production capacity and capability, hiring and retention of key managers, expense management, capital raising transactions, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, shareholder returns, gross or net profit levels, operating margins, earnings (loss) per Share, sales or market shares, and any other measures of performance selected by the Administrator, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Cash-Based Award. Each such period shall not be less than 12 months.

“Performance Goals” means the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

ALKERMES PLC  2021 Proxy Statement  Appendix A-2

“Performance Share Award” means an Award entitling the recipient to acquire Shares upon the attainment of specified Performance Goals.

“Prior Plans Returning Shares” means any Shares underlying any outstanding awards granted under the 2011 Plan or the 2008 Plan, in each case that are forfeited, canceled, repurchased or otherwise terminated (other than by exercise) from and after the 2020 Annual Meeting (which Shares, as and when they become Prior Plans Returning Shares, shall become available for issuance pursuant to Awards under this Plan, notwithstanding anything to the contrary in the terms of the 2011 Plan or the 2008 Plan).

“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Unit Award” means an Award of phantom stock units to a grantee.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding Shares are converted into or exchanged for securities of the successor entity and the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale of all of the Shares to an unrelated person or entity.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per Share pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Share” or “Shares” means the ordinary shares, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means a right to receive the appreciation on Shares granted pursuant to Section 5.

“Subsidiary” means any corporation or other entity in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of shares of the Company or any subsidiary corporation of the Company, within the meaning of Section 424 of the Code.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)Administration of Plan.    The Plan shall be administered by the Administrator.

(b)Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)to select the individuals to whom Awards may from time to time be granted;

(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Cash-Based Awards and Performance Share Awards, or any combination of the foregoing, granted to any one or more grantees;

(iii)to determine the number of Shares to be covered by any Award;

ALKERMES PLC  2021 Proxy Statement  Appendix A-3

(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written (or electronic) instruments evidencing the Awards;

(v)subject to the provisions of Sections 5(a)(iii), 6(d) and 7(a), to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options or Stock Appreciation Rights may be exercised; and

(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written and electronic instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company, Subsidiaries and Plan grantees.

(c)Delegation of Authority to Grant Awards.    Subject to applicable law, the Administrator, in its discretion, may delegate to a subcommittee comprised of one or more members of the Board all or part of the Administrator's authority and duties with respect to the granting of Awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of the Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price, in the case of Stock Options and Stock Appreciation Rights, and the vesting criteria for the Award. The Administrator may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

(d)Award Certificates.    Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e)Indemnification.    Subject to Section 235 of the Companies Act, neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company's articles or bylaws or any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f)Foreign Award Recipients.    Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

ALKERMES PLC  2021 Proxy Statement  Appendix A-4

SECTION 3.	SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)Shares Issuable.    The maximum number of Shares reserved and available for issuance under the Plan shall be equal to the sum of: (i) 27,600,000 Shares; (ii) 1,199,965 Shares, which is the number of 2011 Plan Available Shares; and (iii) the Prior Plans Returning Shares, as such Shares become available from time to time. For purposes of this limitation, the Shares underlying any Awards that are forfeited, canceled, repurchased or otherwise terminated (other than by exercise) shall be added back to the number of Shares available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or Stock Appreciation Right or settlement of an Award to cover the exercise price or tax withholding shall not be added back to the number of Shares available for issuance under the Plan. In addition, upon net exercise of Options, the gross number of Shares exercised shall be deducted from the total number of Shares available for issuance under the Plan. Shares purchased in the open market with proceeds from the exercise of Options and Stock Appreciation Rights shall not be added to the number of Shares available for issuance under the Plan. In the event that a Stock Appreciation Right is settled in Shares, the gross number of Shares subject to the Stock Appreciation Right shall be deducted from the total number of Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 37,600,000 Shares may be issued in the form of Incentive Stock Options. The Shares issued under the Plan may be issued from treasury or otherwise.

(b)Effect of Awards.    The grant of any full value Award (i.e., an Award other than an Option or Stock Appreciation Right) shall be deemed, for purposes of determining the number of Shares available for issuance under Section 3(a), as an Award of 1.8 Shares for each such Share actually subject to the Award and shall be treated similarly if added back to the number of Shares available for issuance when forfeited, canceled, repurchased or otherwise terminated as provided in Section 3(a). Any Prior Plans Returning Share subject to a full value award (i.e., an award other than a stock option or stock appreciation right with respect to which the exercise price is at least 100% of the fair market value of the shares subject to such stock option or stock appreciation right on the date of grant) shall be added to the number of Shares available for issuance under Section 3(a) as 1.8 Shares. The grant of an Option or Stock Appreciation Right shall be deemed, for purposes of determining the number of Shares available for issuance under Section 3(a), as an Award for one Share for each such Share actually subject to the Award and shall be treated similarly if added back to the number of Shares available for issuance when forfeited, canceled, repurchased or otherwise terminated as provided in Section 3(a). Any Prior Plans Returning Share subject to a stock option or stock appreciation right with respect to which the exercise price is at least 100% of the fair market value of the shares subject to such stock option or stock appreciation right on the date of grant shall be added to the number of Shares available for issuance under Section 3(a) as one Share.

(c)Changes in Shares.    Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the Company's capital shares, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of Shares reserved for issuance under the Plan, including the maximum number of Shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of Shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per Share subject to each outstanding Restricted Stock Award, and (iv) the price for each Share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Shares subject to the Stock Option or Stock Appreciation Right) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of Shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional Shares.

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(d)Mergers and Other Transactions.    Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award documentation, in the case of and subject to the consummation of a Sale Event, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event and all other Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator's discretion. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, the Company shall make or provide for a cash payment to the grantees holding Options or Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of Shares subject to outstanding Options or Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options or Stock Appreciation Rights.

(e)Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors or consultants of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the Share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Any Stock Option or Stock Appreciation Right granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

(a)Grant of Stock Options and Stock Appreciation Rights.    The Administrator in its discretion may grant Stock Options and Stock Appreciation Rights to eligible employees, Non-Employee Directors, and consultants of the Company or any Subsidiary. Stock Options and Stock Appreciation Rights granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. If the Administrator so determines, Stock Options and Stock Appreciation Rights may be granted in lieu of cash compensation at the grantee's election, subject to such terms and conditions as the Administrator may establish. Each Stock Appreciation Right will be denominated in Share equivalents.

(i)Exercise Price.    The exercise price per Share covered by a Stock Option or Stock Appreciation Right granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant.

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In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price per Share of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii)Term and Termination.    The term of each Stock Option and Stock Appreciation Right shall be fixed by the Administrator, but no Stock Option or Stock Appreciation Right shall be exercisable more than ten years after the date the Stock Option or Stock Appreciation Right is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant. Unless otherwise determined by the Administrator on or after the date of grant, if a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company), the portion of each Stock Option and Stock Appreciation Right held by the grantee that is not then exercisable shall be immediately forfeited. Unless otherwise determined by the Administrator on or after the date of grant, the grantee may exercise the exercisable portion of his Stock Options and Stock Appreciation Rights until the earlier of three months after such date of termination or the expiration of the stated term of such Stock Option or Stock Appreciation Right.

(iii)Exercisability; Rights of a Shareholder.    Stock Options and Stock Appreciation Rights shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date, provided they shall not be exercisable for a period of not less than one year from the date of grant. A grantee shall have the rights of a shareholder only as to Shares acquired upon the exercise of a Stock Option or Stock Appreciation Right and not as to unexercised Stock Options or Stock Appreciation Rights. The Administrator may accelerate vesting during the minimum vesting period only in the case of a grantee's death, Disability or retirement or upon a Sale Event, and otherwise may accelerate the vesting of all or any portion of any Stock Option or Stock Appreciation Right at any time.

(iv)Method of Exercise for Stock Options.    Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company's delegate, specifying the number of Shares to be purchased. In the case of a Stock Option that is not an Incentive Stock Option, unless otherwise determined by the Administrator on or after the date of grant, payment of the purchase price must be made by reduction in the number of Shares issuable upon such exercise, based, in each case, on the Fair Market Value of the Shares on the date of exercise. If the Administrator determines not to use the above payment method or in the case of the exercise of Incentive Stock Options, then payment of the purchase price may be made by one or more of the following methods:

(A)In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B)Subject to the consent of the Administrator and on the basis of such form of surrender agreement as the Administrator may specify, through the delivery (or attestation to the ownership) of Shares owned by the optionee. Such surrendered Shares shall be valued at Fair Market Value on the exercise date; or

(C)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the Shares to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such Shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws

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(including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested Shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(v)Method of Exercise for Stock Appreciation Rights and Payment upon Exercise.    Stock Appreciation Rights may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company's delegate, specifying the number of Shares to be exercised. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of exercise of the Stock Appreciation Right) of a number of Shares equal to the number of Share equivalents in which the grantee is vested under the Stock Appreciation Right, and with respect to which the grantee is exercising the Stock Appreciation Right on such date, over (B) the aggregate exercise price of the number of Share equivalents with respect to which the grantee is exercising the Stock Appreciation Right on such date. The appreciation distribution may be paid in Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Administrator and contained in the Stock Appreciation Right Award Certificate.

(vi)Annual Limit on Incentive Stock Options.    To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options granted under the Plan and any other plan of the Company or its subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	RESTRICTED STOCK AWARDS

(a)Nature of Restricted Stock Awards.    The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each Restricted Stock Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)Rights as a Shareholder.    Upon the grant of a Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Shares subject to the Restricted Stock Award and receipt of dividends (if any), subject to such conditions contained in the Restricted Stock Award Certificate. Unless the Administrator shall otherwise determine, (i) uncertificated Shares subject to the Restricted Stock Award shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Shares are vested as provided in Section 6(d) below, and (ii) certificated Shares subject to the Restricted Stock Award shall remain in the possession of the Company until such Shares are vested as provided in Section 6(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe. Notwithstanding anything herein to the contrary, any dividends paid by the Company during the vesting period of any Restricted Stock Award shall accrue and shall not be paid until the Shares subject to the Restricted Stock Award have vested and if any such Shares are forfeited, the grantee shall have no rights to any such accrued dividends.

(c)Restrictions.    Shares subject to a Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. If a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company), any Shares subject to a Restricted Stock Award that have not vested at the time of termination shall automatically, without any requirement of notice to such grantee from, or other action by or on behalf of, the Company or its Subsidiaries, be deemed to have been reacquired by the Company at its original purchase

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price (if any) from such grantee or such grantee's legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Shares subject to a Restricted Stock Award that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)Vesting of Restricted Stock Awards.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock Award and the Company's right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, the restriction period with respect to Restricted Stock Awards shall not be less than one year, and in the event any such Restricted Stock Award granted to employees shall have a time-based restriction, the total restriction period with respect to such Restricted Stock Award shall not be less than three years; provided, however, that after twelve months, any Restricted Stock Award with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be subject to the Restricted Stock Award and shall be deemed “vested”. Except as may otherwise be provided by the Administrator pursuant to the authority reserved in this Section 6, a grantee's rights in any Shares subject to a Restricted Stock Award that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Company and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company) and such Shares shall be subject to the provisions of Section 6(c) above. The Administrator may accelerate vesting during the minimum vesting period only in the case of a grantee's death, Disability or retirement or upon a Sale Event, and otherwise may accelerate the vesting of all or any portion of any Restricted Stock Award at any time.

SECTION 7.	RESTRICTED STOCK UNIT AWARDS

(a)Nature of Restricted Stock Unit Awards.    The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each Restricted Stock Unit Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, the restriction period with respect to such Restricted Stock Unit Awards shall not be less than one year, and in the event any such Restricted Stock Unit Award granted to employees shall have a time-based restriction, the total restriction period with respect to such Restricted Stock Unit Award shall not be less than three years; provided, however, that after twelve months, any Restricted Stock Unit Award with a time-based restriction may become vested incrementally over such three-year period. At the end of the restriction period, the Restricted Stock Unit Award, to the extent vested, shall be settled in the form of Shares. To the extent that a Restricted Stock Unit Award is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A. The Administrator may accelerate vesting during the minimum vesting period only in the case of a grantee's death, Disability or retirement or upon a Sale Event, and otherwise may accelerate the vesting of all or any portion of any Restricted Stock Unit Award at any time.

(b)Election to Receive Restricted Stock Unit Awards in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Restricted Stock Unit Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of phantom stock units (which may be fully vested) based on the Fair Market Value of the Shares on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

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(c)Rights as a Shareholder.    A grantee shall have the rights as a shareholder only as to Shares acquired by the grantee upon settlement of a Restricted Stock Unit Award; provided, however, that the grantee may be credited with dividend equivalent rights with respect to the phantom stock units underlying his Restricted Stock Unit Award, subject to such terms and conditions as the Administrator may determine; provided that no payment of any such dividend equivalents shall be made unless and until such Restricted Stock Unit Award has vested, and if such Restricted Stock Unit Award is forfeited, the grantee shall have no right to such dividend equivalents.

(d)Termination.    Except as may otherwise be provided by the Administrator pursuant to the authority reserved in Section 7(a), a grantee's right in all Restricted Stock Unit Awards that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company).

SECTION 8.	CASH-BASED AWARDS

Grant of Cash-Based Awards.    The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Administrator determines. Except as may otherwise be provided by the Administrator pursuant to the authority reserved in this Section 8, a grantee's right in all Cash-Based Awards that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company).

SECTION 9.	PERFORMANCE SHARE AWARDS

(a)Nature of Performance Share Awards.    The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the Performance Cycles (which, as defined above, shall not be less than 12 months), and such other limitations and conditions as the Administrator shall determine.

(b)Rights as a Shareholder.    A grantee receiving a Performance Share Award shall have the rights of a shareholder only as to Shares actually received by the grantee under the Plan and not with respect to Shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive Shares under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).

(c)Termination.    Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award Certificate is issued, a grantee's rights in all Performance Share Awards shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company).

SECTION 10.	PERFORMANCE-BASED AWARDS

(a)Performance-Based Awards.    Any grantee who is selected by the Administrator may be granted one or more Performance-Based Awards payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator (which, for clarification, shall not be less than 12 months). The Administrator shall define the manner of calculating the Performance Criteria it selects to use for any Performance Cycle (which, as defined above, shall not be less than 12 months). Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company or the performance of a Subsidiary,

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division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle to make adjustments deemed appropriate by the Administrator, including but not limited to, in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or its Subsidiaries, or the financial statements of the Company or its Subsidiaries, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Each Performance-Based Award shall comply with the provisions set forth below.

(b)Grant of Performance-Based Awards.    With respect to each Performance-Based Award granted to a grantee, the Administrator shall select the Performance Criteria for such grant and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different grantees.

(c)Payment of Performance-Based Awards.    Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each grantee's Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a grantee if, in its sole judgment, such reduction or elimination is appropriate.

SECTION 11.	TRANSFERABILITY OF AWARDS

(a)Transferability.    Except as provided in Section 11(b) below, during a grantee's lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee's legal representative or guardian in the event of the grantee's incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)Administrator Action.    Notwithstanding Section 11(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options and Stock Appreciation Rights to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and the applicable Award.

(c)Family Member.    For purposes of Section 11(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

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(d)Designation of Beneficiary.    Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.

SECTION 12.	TAX WITHHOLDING

(a)Payment by Grantee.    Each grantee shall pay to the Company or its Subsidiaries, or make arrangements satisfactory to the Administrator regarding payment of, any U.S. federal, state or local taxes, and non-U.S. or other taxes of any kind required by law to be withheld by the Company or its Subsidiaries with respect to any Award. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company's obligation to deliver evidence of book entry (or share certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)Payment in Shares.    In connection with its obligations to withhold any U.S. federal, state or local taxes, and non-U.S. or other taxes from amounts paid to grantees, the Company or its Subsidiaries may make any arrangements that are consistent with the Plan as it may deem appropriate. Without limitation of the preceding sentence, the Company shall have the right to reduce the number of Shares otherwise required to be issued to a grantee (or other recipient) in an amount that would have a Fair Market Value on the date of such issuance equal to all such taxes as shall be required to be withheld by the Company or its Subsidiaries pursuant to any statute or other governmental regulation or ruling and paid to any U.S. federal, state or local, or non-U.S. taxing authority.

SECTION 13.	SECTION 409A AWARDS.

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee's separation from service, or (ii) the grantee's death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 14.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;

(b)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company or its Subsidiaries, as the case may be, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing; or

(c)	the transfer in status from one eligibility category under Section 4 hereof to another category.
SECTION 15.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. Except as provided in Section 3(c) or 3(d), without prior shareholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock

ALKERMES PLC  2021 Proxy Statement  Appendix A-12

Appreciation Rights, or effect repricing through cancellation and re-grants or cancellation in exchange for cash or another Award. To the extent required under the rules of any securities exchange or market system on which the Shares are listed or any other applicable rules, or to the extent approval by shareholders is determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the shareholders of the Company entitled to vote at a meeting of shareholders. Nothing in this Section 15 shall limit the Administrator's authority to take any action permitted pursuant to Section 3(d).

SECTION 16.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17.	GENERAL PROVISIONS

(a)No Distribution.    The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof.

(b)Delivery of Share Certificates.    Share certificates to grantees under the Plan shall be deemed delivered for all purposes when the Company or a share transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee's last known address on file with the Company. Uncertificated Shares shall be deemed delivered for all purposes when the Company or a share transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee's last known address on file with the Company or any Subsidiary, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed, quoted or traded. All share certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with any U.S. federal, state or local or non-U.S. jurisdiction, securities or other laws, rules and quotation system on which the Shares are listed, quoted or traded. The Administrator may place legends on any share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)Shareholder Rights.    Until Shares are deemed delivered in accordance with Section 17(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to Shares to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or Stock Appreciation Right or any other action by the grantee with respect to an Award; provided further that, to the extent the terms of any Award provide for the accrual of dividends, in no event shall any such dividends be paid until such Award has vested.

(d)Other Compensation Arrangements; No Employment Rights.    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation plans or arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption

ALKERMES PLC  2021 Proxy Statement  Appendix A-13

of the Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)Trading Policy Restrictions.    Option and Stock Appreciation Right exercises and other Awards under the Plan shall be subject to the Company's insider trading policies and procedures, as in effect from time to time.

(f)Forfeiture of Awards.    The Awards granted hereunder to the executive officers of the Company are subject to the clawback policy of the Company in effect from time to time.

(g)Section 82 and Section 1043 of the Companies Act.    The Company and any Subsidiary incorporated in Ireland may do all such things as are contemplated by the Plan except to the extent that they are prohibited by Section 82 and Section 1043 of the Companies Act. Nothing in this Section 17(g) shall prohibit anything which may be done as contemplated by the Plan by a Subsidiary which is incorporated outside of Ireland.

SECTION 18.	EFFECTIVE DATE OF PLAN

The Plan was approved by the Board on March 29, 2018. The Plan became effective upon approval by the holders of a majority of the votes cast at the 2018 Annual General Meeting of Shareholders of the Company. No grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date that the Plan was approved by the Board.

SECTION 19.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

SECTION 20.	DISPUTE RESOLUTION

All disputes and differences arising out of the Plan or otherwise in connection therewith may be referred by the Company to arbitration pursuant to the procedures set forth in the applicable grant agreement of any grantee so affected.

ALKERMES PLC  2021 Proxy Statement  Appendix A-14

APPENDIX B

PROPOSED AMENDMENTS TO

ALKERMES PLC ARTICLES OF ASSOCIATION

The proposed amendments to the Alkermes plc Articles of Association set forth below are shown in comparison to the current Alkermes plc Articles of Association as of the date of this proxy statement.

Article 149 shall be amended as follows:

APPOINTMENT OF DIRECTORS

149.

~~The~~ Until the close of the 2024 annual general meeting, the Directors shall be divided into three classes, designated Class I, Class II and Class III. ~~Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board. The initial division of the Board~~ Any allocation of the Directors into such classes shall be made by the decision of the affirmative vote of a majority of the ~~Directors~~Board then in office. The term of the ~~initial~~ Class I directors shall terminate on the date of the ~~2012~~ 2024 annual general meeting; the term of the ~~initial~~Class II directors shall terminate on the date of the ~~2013~~2022 annual general meeting; and the term of the ~~initial~~ Class III directors shall terminate on the date of the ~~2014~~2023 annual general meeting.  At each annual general meeting ~~of Members~~ , beginning in ~~2012, successors to the class of directors~~2022, each Director whose term expires at that annual general meeting shall be ~~elected~~eligible for re-election for a ~~three-year~~one-year term. Save as otherwise permitted in these Articles, Directors will be elected by way of Ordinary Resolution of the Company in general meeting. ~~If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible.~~ In no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the close of the annual general meeting for the year in which her or his term expires and until her or his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Any vacancy on the Board, including a vacancy that results from an increase in the number of Directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy~~. Subject~~ and, subject to the terms of any one or more classes or series of preferred shares~~,~~ (if any ~~casual vacancy~~), shall only be filled by decision of a majority of the Board then in office~~, provided that a quorum is present. Any~~. Until the 2024 annual general meeting, any Director ~~of any class elected~~appointed to fill a vacancy ~~resulting from an increase in the number of Directors of such class~~ shall hold office for ~~a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have~~ the same remaining term as that of ~~her predecessor~~the class that she has been designated in accordance with these Articles. After the 2024 annual general meeting, any Director appointed to fill a vacancy shall hold office until the next annual general meeting. A Director retiring from the Board at a general meeting shall retain office until the close or adjournment of ~~the~~such meeting.

ALKERMES PLC  2021 Proxy Statement  Appendix B-1

APPENDIX C

GAAP TO NON-GAAP RECONCILIATION

This proxy statement includes information about non-GAAP net income, a financial measure that is not prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”). This non-GAAP measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies.

Non-GAAP net income adjusts for certain one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; certain other one-time or non-cash items; and the income tax effect of these reconciling items.

The Company’s management and board of directors utilize this non-GAAP financial measure to evaluate the Company’s performance. The Company provides this non-GAAP measure of the Company’s performance to investors because management believes that this non-GAAP financial measure, when viewed with the Company’s results under GAAP and the accompanying reconciliations, is useful in identifying underlying trends in ongoing operations. However, non-GAAP net income is not a measure of financial performance under GAAP and, accordingly, should not be considered as an alternative to GAAP measures as an indicator of operating performance. Further, non-GAAP net income should not be considered a measure of the Company’s liquidity.

A reconciliation of GAAP net loss to non-GAAP net income, as provided in this proxy statement is as follows:

Condensed Consolidated Statements of Operations - GAAP	Year Ended
(In thousands)	December 31, 2020
Net Loss — GAAP	$(110,861)
Adjustments:
Share-based compensation expense	90,161
Depreciation expense	42,402
Amortization expense	39,452
Income tax effect related to reconciling items	10,092
Non-cash net interest expense	666
Change in the fair value of contingent consideration	(3,945)
Acquisition of IPR&D	674
Non-GAAP Net Income	$68,641

NON-GAAP FINANCIAL TARGETS

This proxy statement includes information about certain non-GAAP financial targets, including non-GAAP net income margin (non-GAAP net income/total revenues) and EBITDA margin (EBITDA/total revenues). These non-GAAP financial measures are not prepared in accordance with GAAP, are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. Non-GAAP net income adjusts for certain one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; certain other one-time or non-cash items; and the income tax effect of these reconciling items. EBITDA is calculated as earnings before interest, taxation, depreciation and amortization.

ALKERMES PLC  2021 Proxy Statement  Appendix C-1

C/O MEDIANT, P.O. BOX 8016, CARY, NC 27512-9903 Alkermes plc 2021 Annual General Meeting of Shareholders (the “Annual General Meeting”) For shareholders as of March 19, 2021 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/ALKS • Cast your vote online. • Have your control number (noted below) ready. • Follow the instructions to record your vote. PHONE Call 1‐866‐813‐1445 • Use any touch‐tone telephone, 24 hours a day, 7 days a week. • Have your control number (noted below) ready. • Follow the recorded instructions. MAIL • Complete, sign and date your Proxy Card. • Fold and return your Proxy Card form and mail using the postage‐paid envelope provided. CONTROL NUMBER <— Please fold here — Do not separate TIME: Monday, June 14, 2021 2:00 PM, Irish Standard Time PLACE: Alkermes plc, located at Connaught House 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6 This proxy is being solicited on behalf of the Board of Directors of Alkermes plc (the “Board”) The undersigned hereby appoints Christopher McLaughlin, Carol McNelis, Richie Paul and Thomas Riordan (collectively, the “Named Proxies”), or each or any of them, as the true and lawful proxies of the undersigned, each with full power of substitution and revocation, and authorizes them to vote all the shares of Alkermes plc (the “Company”) which the undersigned is entitled to vote at the Annual General Meeting and any adjournment thereof upon the matters specified in this proxy card (this “Proxy Card”) and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. If the undersigned wishes to appoint as proxy any person other than the Named Proxies, the undersigned should contact the Company Secretary. WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED OR, IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD RECOMMENDATIONS SET FORTH IN THIS PROXY CARD. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your voting instructions by marking the appropriate boxes for each proposal (on the reverse side) but you need not mark any box if you wish to vote in accordance with the Board’s recommendations. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this Proxy Card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE A Proxy Card submitted by mail must be received by the Company by 4:59 AM, Irish Standard Time, on June 13, 2021 (11:59 PM, United States Eastern Daylight Time, on June 12, 2021). Internet and telephone voting is available until 4:59 AM, Irish Standard Time, on June 13, 2021 (11:59 PM, United States Eastern Daylight Time, on June 12, 2021). Copyright © 2021 Mediant Communications Inc. All Rights Reserved

X Alkermes plc 2021 Annual General Meeting of Shareholders Please make your marks like this: Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2, 3, 4 AND 5. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. A proxy is required to vote in accordance with any instructions provided. Completion of a proxy card will not preclude a shareholder from attending and voting at the meeting in person. PROPOSAL YOUR VOTE 1. To elect as Class I directors: BOARD OF DIRECTORS RECOMMENDS FOR AGAINST ABSTAIN 1.01 David A. Daglio, Jr. FOR 1.02 Nancy L. Snyderman, M.D. FOR 1.03 Frank Anders Wilson FOR 1.04 Nancy J. Wysenski FOR 2. To approve, in a non-binding, advisory vote, the compensation of the Company's named executive officers. 3. To ratify, in a non-binding vote, the appointment of PricewaterhouseCoopers LLP as the independent auditor and accounting firm of the Company and to authorize, in a binding vote, the Audit and Risk Committee of the Board to set the independent auditor and accounting firm's remuneration. FOR AGAINST ABSTAIN FOR FOR 4. To approve the Alkermes plc 2018 Stock Option and Incentive Plan, as amended. FOR 5. To approve certain amendments to the Company's Articles of Association that would serve to declassify the Board. FOR Special COVID-19 Notice: The Company intends to hold the Annual General Meeting in person at the Company’s offices at the address set forth on this Proxy Card. However, the Company is monitoring guidance issued by the Irish Health Service Executive (“HSE”), the Irish government, the U.S. Centers for Disease Control and Prevention and the World Health Organization and has implemented, and will continue to implement, the measures advised by the HSE to minimize the spread of COVID-19, including in respect of the Annual General Meeting. The Company advises that any person who is experiencing, or has been in recent contact with any person experiencing, any COVID-19 symptoms should not attend the meeting in person. In the event that it is necessary to make alternative arrangements with respect to the date, location or format of the Annual General Meeting, the Company will announce details of the alternative arrangements as promptly as practicable on the Investor Events page of the Investors section of its website at www.alkermes.com and will file details of such alternative arrangements with the U.S. Securities and Exchange Commission as additional proxy materials. Please monitor the Investors section of the Company’s website regularly, as circumstances may change on short notice. Check here if you plan to attend the meeting in person. Authorized Signatures ‐ Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on this Proxy Card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing. Signature (and Title if applicable) Date Signature (if held jointly) Date